Exhibit 4.1

AMENDMENT NO. 1, dated as of October 25, 2024 (this “Amendment”), to the Note Purchase Agreement, dated as of August 7, 2024 (as amended, supplemented, amended and restated or otherwise modified from time to time prior to the date hereof, the “Note Purchase Agreement”), among Vacasa Holdings LLC, a Delaware limited liability company (“Holdings”), V-Revolver Sub LLC, a Delaware limited liability company (the “Borrower”), Vacasa, Inc., a Delaware corporation (“Parent”), the Purchasers from time to time party thereto, and Acquiom Agency Services LLC, in its capacities as administrative agent (the “Administrative Agent”) and collateral agent (the “Collateral Agent”).
RECITALS
WHEREAS, in accordance with Section 7.10 of the Note Purchase Agreement, the Borrower has requested, and the Purchasers party hereto, constituting the Required Purchasers party to the Note Purchase Agreement, have agreed, to amend the Note Purchase Agreement as set forth in Section 1.02 below.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:
ARTICLE I

Amendment.
SECTION 1.01    Defined Terms. Capitalized terms used herein (including in the recitals hereto) and not otherwise defined herein shall have the meanings assigned to such terms in the Amended Note Purchase Agreement (as defined below). The rules of construction specified in Sections 1.2 through 1.10 of the Note Purchase Agreement also apply to this Amendment.
SECTION 1.02    Amendment of Note Purchase Agreement. Effective as of the First Amendment Effective Date (as defined below):
(a)The Note Purchase Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the conformed copy of the Note Purchase Agreement attached as Exhibit A hereto (the “Amended Note Purchase Agreement”).
(b)Schedule 1 hereto is hereby added as Schedule 5.2(e) to the Amended Note Purchase Agreement.
SECTION 1.03    Amendment Effectiveness. Section 1.02 of this Amendment shall become effective as of the first date (the “First Amendment Effective Date”) on which the following conditions have been satisfied or waived by the Required Purchasers:
(a)The Purchasers (or its counsel) shall have received from (i) the Borrower, (ii) the Required Purchasers and (iii) the Administrative Agent either (x) counterparts of this Amendment signed on behalf of such parties or (y) written evidence satisfactory to the Purchasers (which may include facsimile or other electronic transmissions of signed signature pages) that such parties have signed counterparts of this Amendment.
(b)    The Administrative Agent and the Purchasers shall have received, or substantially simultaneously with the effectiveness of this Amendment shall have received, in immediately available funds, all fees and other amounts due and payable on or prior to the First Amendment Effective Date, including, to the extent invoiced at least one (1) Business Day prior to the First Amendment Effective Date (except as otherwise reasonably agreed by the Borrower), the reasonable fees, charges and disbursements of counsel for the Purchasers and of counsel for the Administrative Agent.

(c)    On the First Amendment Effective Date, immediately prior to and immediately after giving effect to this Amendment, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) all of the representations and warranties of each Note Party set forth in this Amendment and the other Note Documents shall be true and correct in all material respects on and as of the First Amendment Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects (giving effect to any such qualifications) on the First Amendment Effective Date or on such earlier date, as the case may be.
(d)    The Purchasers shall have received a certificate of a Responsible Officer of the Borrower, dated the First Amendment Effective Date, certifying as to compliance with clause (c) above.
(e)    Each Note Party shall have entered into the First Amendment Reaffirmation Agreement.
SECTION 1.04    Post-Closing Covenant. Within ten (10) Business Days after the First Amendment Effective Date (or such later date as the Administrative Agent (acting at the direction of the Required Purchasers) may agree in its reasonable discretion), the Purchasers (or its counsel) shall have received updated and signed incumbency certificates of the Responsible Officers of Parent and each Note Party executing the Note Documents to which it is a party.
ARTICLE II
Miscellaneous
SECTION 2.01    Representations and Warranties.
(a)To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to each of the Purchasers, including the Administrative Agent that, as of the First Amendment Effective Date and after giving effect to the transactions and amendments to occur on the First Amendment Effective Date, this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes, and the Note Purchase Agreement, as amended hereby on the First Amendment Effective Date, will constitute, its legal, valid and binding obligation, enforceable against each of the Note Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)The representations and warranties of each Note Party set forth in the Note Documents are, after giving effect to this Amendment on such date, true and correct in all material respects on and as of the First Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects (giving effect to any such qualifications) on the First Amendment Effective Date or on such earlier date, as the case may be.
(c)After giving effect to this Amendment and the transactions contemplated hereby on the relevant date, no Default or Event of Default has occurred and is continuing on the First Amendment Effective Date.

SECTION 2.02    Effect of Amendment.
(a)Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of, the Purchasers or the Agents under the Note Purchase Agreement or any other Note Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Note Purchase Agreement or any other Note Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  The parties hereto acknowledge and agree that the amendment of the Note Purchase Agreement pursuant to this Amendment and all other Note Documents amended and/or executed and delivered in connection herewith shall not constitute a novation of the Note Purchase Agreement and the other Note Documents as in effect prior to the First Amendment Effective Date. Nothing herein shall be deemed to establish a precedent for purposes of interpreting the provisions of the Note Purchase Agreement or entitle any Note Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Note Purchase Agreement or any other Note Document in similar or different circumstances.  This Amendment shall apply to and be effective only with respect to the provisions of the Note Purchase Agreement and the other Note Documents specifically referred to herein.
(b)    On and after the First Amendment Effective Date, each reference in the Amended Note Purchase Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Note Purchase Agreement, “thereunder”, “thereof”, “therein” or words of like import in any other Note Document, shall be deemed a reference to the Amended Note Purchase Agreement. This Amendment shall constitute a “Note Document” for all purposes of the Note Purchase Agreement and the other Note Documents.
SECTION 2.03    Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York. The provisions of Section 7.4 of the Note Purchase Agreement shall apply to this Amendment to the same extent as if fully set forth herein.
SECTION 2.04    Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent and each Purchaser for their reasonable out of pocket expenses in connection with this Amendment and the transactions contemplated hereby, including the reasonable fees, charges and disbursements of (a) Dechert LLP, counsel for the Purchasers and (b) Holland & Knight LLP, counsel for the Administrative Agent.
SECTION 2.05    Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts in accordance with Section 7.8 of the Note Purchase Agreement, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Amendment by facsimile transmission or other electronic imaging means shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include Electronic Signatures.
SECTION 2.06    Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their officers as of the date first above written.

BORROWER:
V-REVOLVER SUB LLC
By: /s/ Bruce Schuman
Name: Bruce Schuman
Title: President
HOLDINGS:
VACASA HOLDINGS LLC
By: /s/ Bruce Schuman
Name: Bruce Schuman
Title: Chief Financial Officer

[Signature Page to Amendment No. 1 to Note Purchase Agreement ]

REQUIRED PURCHASERS:
DK VCSA LENDER LLC

By: Madave Management LLC, its Manager

By: /s/ Joshua D. Morris
Name: Joshua D. Morris
Title: Manager

[Signature Page to Amendment No. 1 to Note Purchase Agreement ]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:
ACQUIOM AGENCY SERVICES LLC

By: /s/ Karyn Kesselring
Name: Karyn Kesselring
Title: Director

[Signature Page to Amendment No. 1 to Note Purchase Agreement ]

Exhibit A

Amended Note Purchase Agreement

[See attached.]

~~Proposed Execution Version~~
NOTE PURCHASE AGREEMENT

dated as of

August 7, 2024
as amended by Amendment No. 1, dated as of October 25, 2024
among

VACASA, INC.,
as Parent,

VACASA HOLDINGS LLC,
as Holdings,

V-REVOLVER SUB LLC,
as Borrower
The Purchasers party hereto

and

ACQUIOM AGENCY SERVICES LLC,

as Administrative Agent and Collateral Agent

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS    1
Section 1.1    General Definitions    1
Section 1.2    Terms Generally    ~~39~~40
Section 1.3    Times of Day; Timing of Performance    ~~39~~40
Section 1.4    Records; Register.    ~~39~~40
Section 1.5    Accounting Terms; GAAP; Certain Calculations.    ~~40~~41
Section 1.6    Certain Calculations and Tests.    ~~41~~42
Section 1.7    Effectuation of Transactions    ~~41~~42
Section 1.8    Currency Translation; Rates    ~~41~~42
Section 1.9    Limited Condition Transactions    ~~42~~43
Section 1.10    Compliance with Certain Sections    ~~43~~44
ARTICLE 2 AGREEMENT FOR THE PURCHASE OF THE NOTES    ~~43~~44
Section 2.1    Use of Proceeds    ~~43~~44
Section 2.2    Purchase    ~~43~~44
Section 2.3    Payment.    ~~43~~45
Section 2.4    Payments    ~~44~~45
Section 2.5    Taxes.    ~~44~~45
Section 2.6    Fee and Costs    ~~47~~48
Section 2.7    Interest    ~~47~~48
Section 2.8    Interest on Late Payments    ~~47~~48
Section 2.9    Additional Notes    ~~47~~48
Section 2.10    Optional Redemption.    ~~48~~49
ARTICLE 3 REPRESENTATIONS AND WARRANTIES    ~~49~~51
Section 3.1    Representations and Warranties of the Borrower, Holdings and Parent    ~~49~~51
Section 3.2    Parent, Holdings and Borrower Acknowledgment    ~~54~~56
Section 3.3    Representations and Warranties of the Purchasers    ~~54~~56
ARTICLE 4 CONDITIONS OF PURCHASE OF THE NOTES.    ~~56~~58
Section 4.1    Conditions to the Purchase of the Notes    ~~56~~58
Section 4.2    Each Note. :    ~~58~~59
ARTICLE 5 PARTICULAR COVENANTS AND EVENTS OF DEFAULT    ~~58~~60
Section 5.1    Affirmative Covenants    ~~58~~60
Section 5.2    Negative Covenants    ~~70~~71
Section 5.3    Major Transaction    ~~89~~91
Section 5.4    General Acceleration Provision upon Events of Default    ~~89~~91
Section 5.5    Right to Cure    ~~93~~95
Section 5.6    Other Remedies.    ~~94~~96
Section 5.7    Rights and Remedies Cumulative    ~~94~~96
Section 5.8    Application of Proceeds    ~~94~~96
ARTICLE 6    ~~95~~97
THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT    ~~95~~97
ARTICLE 7 . MISCELLANEOUS    ~~103~~105
Section 7.1    Notices    ~~103~~105
Section 7.2    Waiver of Notice    ~~105~~106
Section 7.3    Reimbursement of Legal and Other Expenses    ~~105~~106
-i-

TABLE OF CONTENTS
(continued)
Page

Section 7.4    Governing Law    ~~105~~106
Section 7.5    Successors and Assigns    ~~105~~107
Section 7.6    Entire Agreement    ~~106~~108
Section 7.7    Severability    ~~106~~108
Section 7.8    Counterparts    ~~106~~108
Section 7.9    Survival..    ~~106~~108
Section 7.10    Amendments; No Waiver.    ~~107~~108
Section 7.11    Indemnity.    ~~109~~111
Section 7.12    No Usury    ~~110~~112
Section 7.13    Several Obligations    ~~110~~112
Section 7.14    Further Assurances    ~~110~~112
Section 7.15    Release of Collateral    ~~110~~112
Section 7.16    Confidentiality    ~~111~~113
-ii-

NOTE PURCHASE AGREEMENT
NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of August 7, 2024 among Vacasa Holdings LLC, a Delaware limited liability company (“Holdings”), V-Revolver Sub LLC, a Delaware limited liability company (the “Borrower”), Vacasa, Inc., a Delaware corporation (“Parent”), the Purchasers from time to time party thereto, and Acquiom Agency Services LLC, in its capacities as administrative agent (the “Administrative Agent”) and collateral agent (the “Collateral Agent”).
W I T N E S S E T H:
WHEREAS, the Borrower wishes to sell to the Purchasers convertible notes in the original principal amount of up to fifty million dollars ($50,000,000) for the purposes described in Section 2.1 on the terms set forth herein;
WHEREAS, on the Funding Date, Purchasers will purchase thirty million dollars ($30,000,000) of original principal amount of the convertible notes from the Borrower;
    WHEREAS, after the Funding Date, Purchasers may purchase up to forty-five million dollars ($45,000,000) of original principal amount of Additional Notes (as defined herein) from the Borrower;

WHEREAS, the notes will be convertible into shares of Parent’s Class A Common Stock, par value $.00001 per share (the “Common Stock”), on the terms and subject to the conditions set forth in the Notes; and
WHEREAS, in connection with the transactions contemplated by this Agreement, each of Silver Lake, Riverwood and Level Equity Management (each, a “Major Shareholder”) have executed a voting agreement (each, a “Voting Agreement”) pursuant to which each such Major Shareholder has agreed, with respect to all voting securities of Parent that such Major Shareholder beneficially owns as of the date of such Voting Agreement and thereafter, to vote in favor of the Shareholder Approval (as defined in Section 5.1(v) below).
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.1General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:
“Accounting Changes” has the meaning assigned to such term in Section 1.5(d).
“Acquired EBITDA” means, with respect to any ~~Pro Forma~~Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such ~~Pro Forma~~Acquired Entity or Business (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such ~~Pro Forma~~Acquired Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such ~~Pro Forma~~Acquired Entity or Business.
“Acquired Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”
“Acquisition Transaction” means any Investment by the Borrower or any Subsidiary in a Person if (a) as a result of such Investment, (i) such Person becomes a Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets (or all or substantially all the assets constituting a business unit, division, product line or line of
1

business) to, or is liquidated into, the Borrower or a Subsidiary and (b) after giving effect to such Investment, the Borrower is in compliance with Section 5.1(m) and, in each case, any Investment held by such Person.
“Additional Notes” has the meaning assigned to such term in Section 2.9(c).
“Administrative Agent” means Acquiom Agency Services LLC (or any of its designated branch offices or affiliates), in its capacity as administrative agent hereunder and under the other Note Documents, and its successors in such capacity as provided in Article 6.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.
“Agent” means either the Administrative Agent or the Collateral Agent, as the context requires, and any successors and assigns in such capacity, and “Agents” means two or more of them.
“Agent Fee Letter” means that certain Agent Fee Letter, dated as of August 7, 2024, by and between SRS Acquiom and the Borrower.
“Agreement” has the meaning provided in the preamble hereto.
“Agreement Date” means the date of this Agreement.
“Applicable Indebtedness” has the meaning assigned to such term in the definition of “Weighted Average Life to Maturity.”
“Applicable Premium” has the meaning assigned to such term in Section 2.10(a).
“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”
“Approved Foreign Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”
“Asset Sale Prepayment Event” means any sale, transfer or other Disposition to a third party of any positive contribution margin generating non-Transition Markets asset.
“Audited Financial Statements” means the audited consolidated balance sheets of Parent and its consolidated subsidiaries as at the end of, and related statements of income and cash flows of Parent and its consolidated subsidiaries for, the fiscal years ended December 31, 2022 and December 31, 2023.
“Available Amount” means, on any date of determination, a cumulative amount equal to (without duplication):
(a)    the greater of $40,000,000 (less any utilization of the corresponding amount under the Revolving Credit Agreement from and after the Revolving Credit Agreement Effective Date) and 6.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis, plus
(b)    the greater of (1) an amount equal to 50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the fiscal quarter of the Borrower commencing immediately before the Revolving Credit Agreement Effective Date to the end of the most recent Test Period (which amount under this clause (1) shall not be less than zero for such period), and (2) an amount equal to the sum of (x) 100% of cumulative Consolidated EBITDA for each fiscal quarter of the Borrower commencing with the first fiscal quarter of the Borrower commencing immediately before the Revolving Credit Agreement Effective Date through the most recent Test Period then last ended minus (y) 1.5x cumulative Fixed Charges for the same period (which amount under this clause (2) shall not be less than zero for such period), plus
(c)    returns, profits, distributions and similar amounts received in cash or Permitted Investments and the Fair Market Value of any in-kind amounts received by the Borrower or any Subsidiary on Investments made using the Available Amount (not to exceed the amount of such Investments).
“Available Cash” means, as of any date of determination, (x) the aggregate amount of cash and Permitted Investments of the Borrower or any Subsidiary as of such date (~~x~~y) less (i) funds payable to homeowners and (ii) payables in connection with hospitality and sales taxes plus (~~y~~z) solely to the ~~extend~~extent deducted pursuant to clause (~~x~~y), cash or Permitted Investments that appear (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or such Subsidiary which such appearance is related to any restriction in favor of the Collateral Agent.
“Available Equity Amount” means a cumulative amount equal to (without duplication):
(a)    capital contributions received by the Borrower after the Revolving Credit Agreement Effective Date in cash or Permitted Investments (other than in respect of any Disqualified Equity Interest) and the Fair Market Value of any in-kind contributions after the Revolving Credit Agreement Effective Date, plus
(b)    the net cash proceeds received by the Borrower or any Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Revolving Credit Agreement Effective Date and which have been exchanged or converted into Qualified Equity Interests, plus
(c)    returns, profits, distributions and similar amounts received in cash or Permitted Investments and the Fair Market Value of any in-kind amounts received by the Borrower and the Subsidiaries on Investments made using the Available Equity Amount (not to exceed the amount of such Investments);
provided that the Available Equity Amount shall not include any Cure Amount, any amounts used to incur Indebtedness pursuant to Section 5.2(a)(xxiv), any amounts used to make Restricted Payments pursuant to Section 5.2(h)(A)(vi)(c) or any amounts used to make Investments pursuant to Section 5.2(d)(xvii).
“Available RP Capacity Amount” means the amount of Restricted Payments and Restricted Debt Payments that may be made at the time of determination pursuant to Sections 5.2(h)(A)(vi), (viii) and (xii) and Section 5.2(h)(B)(iv) (in each case without duplication), minus the sum of the amount of the Available RP Capacity Amount utilized by the Borrower or any Subsidiary ~~to~~ (a) to make Investments pursuant to Section 5.2(d)(xiv) and/or (b) incur Indebtedness pursuant to Section 5.2(a)(xxix)(A) of this Agreement as in effect immediately prior to the First Amendment Effective Date.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.
“Borrower” has the meaning assigned to such term in the introductory paragraph hereto.

“Borrower Materials” has the meaning assigned to such term in Section 5.1(a).
“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City.
“Capital Lease Obligation” means an obligation that is a Capitalized Lease; and the amount of Indebtedness represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP (for the avoidance of doubt, subject to Section 1.5(g)). It is understood and agreed that Capital Lease Obligations shall be deemed not to include Non-Finance Lease Obligations for purposes of the Note Documents.
“Capitalized Leases” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (for the avoidance of doubt, subject to Section 1.5(g)), is or is required to be accounted for as a capital lease or finance lease on the balance sheet of that Person.
“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and its Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and its Subsidiaries.
“Cash Management Obligations” means obligations of Holdings, the Borrower or any Subsidiary in respect of (a) any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (b) netting services, employee credit or purchase card programs and similar arrangements, (c) letters of credit and (d) other services related, ancillary or complementary to the foregoing (including Cash Management Services (as defined in the Revolving Credit Agreement)).
“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any loss of or damage to any equipment, fixed assets or real property (including any improvements thereon) of the Borrower or any Subsidiary to replace or repair such equipment, fixed assets or real property.
“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Change in Control” means (a) the failure of Holdings, directly or indirectly through wholly-owned subsidiaries that are Guarantors (including, for the avoidance of doubt, through wholly-owned subsidiaries that are subsidiaries of the Borrower), to own all of the Equity Interests in the Borrower or (b) the acquisition of beneficial ownership by any Person or group, other than the Permitted Holders (or any holding company parent of Holdings owned directly or indirectly by the Permitted Holders), of Equity Interests representing 40% or more of the aggregate votes entitled to vote for the election of directors of Holdings having a majority of the aggregate votes on the Board of Directors of Holdings and the aggregate number of votes for the election of such directors of the Equity Interests beneficially owned by such Person or group is greater than the aggregate number of votes for the election of such directors represented by the Equity Interests beneficially owned by the Permitted Holders, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) directors of Holdings having a majority of the aggregate votes on the Board of Directors of Holdings.
For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Revolving Credit Agreement Effective Date, (ii) the phrase Person or group is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (iii) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests of Holdings directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of clause (b) of this definition, (iv) a Person or group shall not be deemed to beneficially own Equity Interests to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (v) a Person or group (other than Permitted Holders) will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the election of directors of such Person’s parent having a majority of the aggregate votes on the Board of Directors of such Person’s parent.
“Chilean IP" means the Intellectual Property owned or held by Vacasa Chile SpA as of the First Amendment Effective Date and described on Schedule 5.2(e).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.
“Collateral Agent” means the Administrative Agent.
“Collateral Agreement” means the Collateral Agreement, dated as of the date hereof, among Holdings, the Borrower, the other guarantors party thereto and the Collateral Agent, as Collateral Agent.
“Collateral and Guarantee Requirement” means, at any time, the requirement that:
(a)    the Purchasers shall have received from (x) Holdings, the Borrower and each Domestic Subsidiary (other than an Excluded Subsidiary) existing on the Funding Date a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person and (y) any Person that becomes a Note Party after the Funding Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person;
(b)    the Purchasers shall have received from any Person that becomes a Note Party after the Funding Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case together with the documents of the type referred to in Section 4.1(c) and, to the extent reasonably requested by the Collateral Agent (acting at the direction of the Required Purchasers), opinions of the type referred to in Section 4.1(b);
(c)    all outstanding Equity Interests of the Borrower and the Subsidiaries (other than any Equity Interests constituting Excluded Assets) owned by or on behalf of any Note Party shall have been pledged pursuant to the Collateral Agreement (and, subject to ~~the Revolving/Note~~any applicable First Lien Intercreditor Agreement, the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);
(d)    if any Indebtedness for borrowed money of Holdings, the Borrower or any Subsidiary in a principal amount of $10,000,000 or more is owing by such obligor to any Note Party and such Indebtedness is evidenced by a promissory note, such promissory note shall have been pledged pursuant to the Collateral Agreement (and subject to ~~the Revolving/Note~~any applicable First Lien Intercreditor Agreement and, to the extent required by the Collateral Agreement, the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank); and

(e)    all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and reasonably requested by the Collateral Agent (acting at the direction of the Required Purchasers) to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded by the Purchasers (or its designee) and delivered to the Collateral Agent.
Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Note Document to the contrary, but without affecting the rights and benefits afforded to the Collateral Agent and the Secured Parties under any bailee or similar provision of any Intercreditor Agreement, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Note Parties or the provision of Guarantees by any Subsidiary, if, and for so long as and to the extent that the Purchasers and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets or providing such Guarantees (taking into account any adverse Tax consequences to Holdings or its Subsidiaries or their owners (including the imposition of withholding or other material Taxes)), shall be excessive in relation to the benefits to be obtained by the Purchasers therefrom, (b) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents, (c) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements (other than certificated securities), (d) no perfection actions shall be required with respect to Vehicles and other assets subject to certificates of title, (e) no perfection actions shall be required with respect to commercial tort claims with a value less than $10,000,000 individually, and other than the filing of UCC financing statements no perfection shall be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $10,000,000 individually, (f) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction)~~,~~; provided that, notwithstanding the foregoing or anything to the contrary herein or in any Security Document, if any Foreign Subsidiary becomes a Subsidiary Note Party pursuant to the definition of “Subsidiary Note Party,” it is acknowledged and agreed that necessary or reasonable modifications to (i) the collateral security documentation (including the execution and delivery of foreign security documentation) to be provided by such Foreign Subsidiary and (ii) the foregoing and following exclusions and limitations and the definition of “Excluded Assets” (and similar exclusions and limitations set forth herein or in any other Security Document), as they apply to the Equity Interests or other assets of any such Foreign Subsidiary, shall be negotiated in good faith by the Borrower and the Collateral Agent (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements), (h) no Note Party shall be required to deliver or obtain any landlord lien waivers, estoppel certificates or collateral access agreements or letters, (i) no Note Party shall be required to deliver or obtain a mortgage in respect of fee-owned or leased real property, (j) no actions shall be required to enter into any source code escrow arrangement or register any Intellectual Property and (k) in no event shall the Collateral include any Excluded Assets; provided that, notwithstanding anything to the contrary herein or in any Security Document, to the extent any of the foregoing actions or events set forth in the foregoing clauses (a) through (k) are taken in connection with the Revolving Credit Agreement or other obligations in respect of any Revolving Credit Facility or any Permitted Refinancing thereof, then such action or event shall concurrently be taken in connection with this Agreement in favor of the Administrative Agent and the other Secured Parties, unless otherwise agreed by the Required Purchasers in writing in their reasonable discretion. The Collateral Agent (acting at the direction of the Required Purchasers) may grant extensions of time or waivers for (x) the provision of any Guarantee by any Subsidiary (including extensions beyond the Funding Date or in connection with Subsidiaries formed or acquired after the Funding Date) and (y) the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets by any Note Party where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.
“Commission” means the United States Securities and Exchange Commission.
    “Commitment” has the meaning set in the Revolving Credit Agreement.

“Common Stock” has the meaning set forth in the recitals.
“Common Stock Major Transaction” has the meaning specified in Section 5.3.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Comparable Treasury Issue” means the United States Treasury security selected by the Borrower as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.
“Competitor” means a Person directly operating a company engaged in the vacation rental business.
“Compliance Certificate” means a certificate of a Financial Officer required to be delivered pursuant to Section 5.1(a)(iv).
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:
(a)without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (i) through (xiv) thereof,
(ii)provision for taxes based on income, profits, payroll (solely on exercise of stock options or vesting of restricted stock units or other equity awards), revenue or capital, including federal, foreign, state, local and provincial income, franchise excise, value added and similar taxes based on income, profits, revenue, gross receipts or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations and (without duplication) any payments to a Parent Entity pursuant to Section 5.2(h)(A)(xviii) in respect of taxes,
(iii)depreciation and amortization (including amortization of Capitalized Software Expenditures, customer acquisition costs, conversion costs, contract acquisition costs, internal labor costs, incentive payments and amortization of deferred financing fees and accelerated and other deferred financing costs, OID or other capitalized costs),
(iv)other non-cash expenses, non-cash losses and non-cash charges (other than any accrual in respect of bonuses) (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),
(v)the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof,
(vi)(A) the amount of management, monitoring, consulting, advisory and transaction fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsors or any other Permitted Holder (or any management company on behalf of any of the foregoing) (including any termination fees payable in connection with the early termination of management and monitoring agreements), (B) the amount of payments made to option, phantom equity or profits interest holders of Holdings or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to equityholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in the Note Documents and (C) the amount of fees, expenses and indemnities paid or accrued to directors and all general administrative costs relating to board meetings, including of Holdings or any direct or indirect parent thereof,
(vii)losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Financing,
(viii)[reserved],
(ix)any costs or expenses incurred by Holdings, the Borrower or any of its Subsidiaries pursuant to any management equity plan or equity option or phantom equity plan or any other management or employee benefit plan or agreement, any long-term incentive plan, any severance agreement or any equity subscription or equityholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests),
(x)any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature,
(xi)expenses consisting of internal software development costs that are expensed but could have been capitalized under alternative accounting policies in accordance with GAAP,
(xii)costs associated with, or in anticipation of, or preparation for, compliance with the requirements of Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and other Public Company Costs,
(xiii)any expenses reimbursed in cash during such period by non-Affiliate third parties (other than the Borrower or any of its Subsidiaries),

(xiv)any costs, fees, expenses and charges related to expanding operations into foreign markets; or the reentry/restart of operations previously discontinued in foreign markets in an aggregate amount not to exceed $3,000,000 in any Test Period, and
(xv)net changes to the reserves for goods and services tax, value add taxes, lodging taxes or similar taxes for which management believes it is probable that the Borrower or any other Subsidiary may be held jointly liable with hosts for collecting and remitting such taxes, plus
(b)without duplication, the amount of “run rate” cost savings, operating expense reductions, revenue enhancements and synergies (including revenue synergies) (collectively, “Run Rate Benefits”) related to any Specified Transaction or any restructuring, cost saving initiative, new contract or other initiative projected by the Borrower in good faith to be realized as a result of actions that have been taken or initiated (including actions initiated prior to the Funding Date) or are expected to be taken or initiated (in the good faith determination of the Borrower) before, on or after the Funding Date, including any Run Rate Benefits, expenses and charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, any joint venture of the Borrower or any of the Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Borrower), which Run Rate Benefits shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such Run Rate Benefits had been realized on the first day of the relevant period, net of the amount of actual benefits realized from such actions; provided that (i) such Run Rate Benefits are reasonably quantifiable and factually supportable, (ii) no Run Rate Benefits shall be added pursuant to this clause (ii) to the extent duplicative of any expenses or charges relating to such Run Rate Benefits that are included in clause (i) above (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken) and (iii) the share of any such Run Rate Benefits, expenses and charges with respect to a joint venture that are to be allocated to the Borrower or any of the Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant Test Period;
plus
(c)cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (g) below for any previous period and not added back;
plus
(d)without duplication, the full run rate estimated benefit increase that the Borrower in good faith reasonably believes would have been realized or achieved as Consolidated EBITDA from new or amended contracts or replacement contracts (any such new, amended or replacement contract, a “New Contract”) entered into or coming into effect during any period or any volume or price increase that takes effect under any existing contract or amended or replacement contract during any period, in each case as if such New Contract had been entered into or come into effect, or such volume or price increase had taken effect, as of the first day, and for the entirety of, such period; provided that such incremental contract value shall be subject only to certification by a Responsible Officer of the Borrower;
plus
(e)the net amount, if any, of the difference between (solely to the extent the amount in the following clause (i) exceeds the amount in the following clause (ii)): (i) the deferred revenue of the Borrower and the Subsidiaries as of the last day of such period (the “Determination Date”) and (ii) the deferred revenue of the Borrower and the Subsidiaries as of the date that is 12 months prior to the Determination Date, in each case, calculated without giving effect to adjustments (including the effects of such adjustments pushed down to the Borrower and the Subsidiaries) related to the application of recapitalization accounting or acquisition accounting;
(f)other add backs and adjustments reflected in (i) the model delivered to the Purchasers on June 4, 2024 and (ii) a quality of earnings report provided by a “big four” accounting firm or a nationally recognized accounting firm (or any other accounting firm reasonably acceptable to the Required Purchasers) with respect to the Transactions, any acquisition, any Permitted Acquisition or other Investment (including, for the avoidance of doubt, add backs and adjustments of the same type in future periods), less
(g)without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
(i)    non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),
(ii)    the amount of any non-controlling interest consisting of loss attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income), in each case, as determined on a consolidated basis for the Borrower and the Subsidiaries in accordance with GAAP; provided that
(I)    there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Subsidiary during such period whether such acquisition occurred before or after the Funding Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to a transaction consummated prior to the Funding Date, and not subsequently so disposed of, an “Acquired Entity or Business”), based on the Acquired EBITDA of such ~~Pro Forma~~Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition), and
(II)    there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at the Borrower’s election only, when and to the extent such operations are actually disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition ~~or~~, closure or classification) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal).
Notwithstanding the foregoing, the Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (a) through (f) above if any such item individually is less than $1,250,000 in any fiscal quarter.

“Consolidated Interest Expense” means the sum of cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Borrower and its Subsidiaries with respect to all outstanding Indebtedness for borrowed money of the Borrower and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net payments (over payments received), if any, made pursuant to interest rate hedging agreements with respect to Indebtedness, and excluding, for the avoidance of doubt, (i) amortization of (A) deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting) and (B) any costs or expenses incurred in connection with any amendment or modification of Indebtedness (whether or not consummated), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates or currency, (iv) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, (v) all non-recurring cash interest expense or “additional interest” for failure to timely comply with registration rights obligations, (vi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to any Permitted Acquisition, other Investment or other acquisition, all as calculated on a consolidated basis in accordance with GAAP, (vii) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (viii) penalties and interest relating to taxes, (ix) accretion or accrual of discounted liabilities, (x) any interest expense attributable to a direct or indirect parent entity resulting from push down accounting, (xi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (xii) any interest expense or other fees or charges incurred with respect to any Escrowed Obligations (for the avoidance of doubt, so long as such Escrowed Obligations are held in escrow), (xiii) administrative agency or trustee fees, (xiv) any expense arising from any bridge, structuring, arrangement, commitment and/or other financing fee (including fees and expenses associated with the Transactions and annual agency fees), and (xv) any lease, rental or other expense in connection with a Non-Finance Lease Obligation.
“Consolidated Net Debt” means, as of any date of determination, (a) Consolidated Total Debt minus (b) Available Cash.
“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication:
(xvi)extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including extraordinary losses and unusual or non-recurring charges or expenses attributable to legal and judgment settlements and any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ or offices’ pre-opening costs, opening costs, lease termination costs, processor termination or migration costs, closing and/or consolidation costs, start-up costs and other business optimization and rationalization expenses (including related to new product introductions, the consolidation of technology platforms and other strategic or cost saving initiatives and any costs or expenses related or attributable to the commencement of a New Project and including any related employee hiring or retention costs or employee redundancy or termination costs), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions consummated prior to or after the Funding Date and adjustments to existing reserves), whether or not classified as restructuring expenses on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities, branches, data centers and/or offices (including, without limitation, costs incurred in respect of leased premises, including related to build out and the relocation of personnel and equipment), lease breakage costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-employment employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof),
(xvii)the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,
(xviii)Transaction Costs,
(xix)the net income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or, if not paid in cash or Permitted Investments, but later converted into cash or Permitted Investments, upon such conversion) by such Person to the Borrower or a Subsidiary thereof during such period,
(xx)any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition (including any related bonus expense), Investment, asset disposition, issuance or repayment of debt, issuance of Equity Interests, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Funding Date and any such transaction undertaken but not completed and including any fees or legal expenses related to the on-going administration of any debt instrument) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460),
(xxi)any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments,
(xxii)accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period,
(xxiii)all Non-Cash Compensation Expenses,
(xxiv)any income (loss) attributable to deferred compensation plans or trusts,
(xxv)lease buyout or transfer costs and expenses related to any Permitted Acquisition, other Investment or other acquisition not already covered in clause (a) or (e),
(xxvi)any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),
(xxvii)any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial

Instruments; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period,
(xxviii)any non-cash gain (loss) related to currency remeasurements of Indebtedness, net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances (including Indebtedness and gain or loss relating to translation of assets and liabilities) and other balance sheet items,
(xxix)any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made),
(xxx)any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets and investments in debt and equity securities),
(xxxi)solely for the purpose of calculating the Available Amount, the net income for such period of any Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Subsidiary of its net income is not at the date of determination permitted without any prior Governmental Approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Permitted Investments to the Borrower or a Subsidiary thereof in respect of such period, to the extent not already included therein,
(xxxii)any accruals or obligations accrued related to workers’ compensation programs to the extent that expenses deducted in the calculation of net income exceed the net amounts paid in cash related to workers’ compensation programs in that period,
(xxxiii)any reserves, accruals or obligations accrued by the Borrower or any of its Subsidiaries for any federal and state employment tax liabilities, including social security, federal unemployment, state unemployment and state disability taxes deducted in the calculation of net income during such period, less the amount of such obligations paid in cash with respect to such period, and
(xxxiv)earnout and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;
provided that the Borrower may, in its sole discretion, elect to not make any adjustment for any item pursuant to clauses (i) through (xix) above if any such item individually is less than $1,250,000 in any fiscal quarter.
There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including FASB Accounting Standards Codification 805 and including the effects of such adjustments pushed down to Holdings, the Borrower and the Subsidiaries), as a result of the Transactions, any acquisition or Investment consummated prior to the Funding Date and any acquisition, Permitted Acquisitions or other Investment or the amortization or write-off of any amounts thereof.
In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received (or reasonably expected to be received) or due from business interruption insurance or government support payments (other than loans, to the extent not forgivable) or reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions in connection with the Transactions, any acquisition or other Investment or any disposition of any asset permitted hereunder or that occurred prior to the Funding Date (net of any amount so included in any prior period to the extent not so received or reimbursed within a two year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.
“Consolidated Total Assets” means, as of any date of determination, the amount that would be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.
“Consolidated Total Debt” means, as of any date of determination, the outstanding principal amount of all third party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit, Capital Lease Obligations and third party Indebtedness obligations evidenced by notes or similar instruments (and excluding, for the avoidance of doubt, Swap Obligations), in each case of the Borrower and the Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method or pushdown accounting in connection with the Transactions or any acquisition, Permitted Acquisition or other Investment).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Conversion Failure” shall have the meaning provided therefor in the Notes.
“Conversion Notice” shall have the meaning provided therefor in the Notes.
“Conversion Price” shall have the meaning provided therefor in the Notes.
“Conversion Shares” shall have the meaning provided therefor in the Notes.
“Cure Amount” has the meaning assigned to such term in Section 5.5.
“Cure Right” has the meaning assigned to such term in Section 5.5.
“Cured Default” has the meaning assigned to such term in Section 5.4.
“Customary Bridge Loans” means customary bridge loans with a maturity date of no longer than one year; provided that the final maturity date of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is no earlier than the Maturity Date at the time such bridge loans are incurred.
“Customary Escrow Provisions” means customary redemption or prepayment terms in connection with escrow arrangements.

“Customary Exceptions” means (a) customary asset sale, insurance and condemnation proceeds events, change-of-control offers or events of default or, if in the form of loans, excess cash flow payments and customary Indebtedness mandatory prepayment provisions and/or (b) Customary Escrow Provisions.
“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “VCSA <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume- weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Borrower). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.
“Debtor Relief Laws” means the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 5.2(e)(xi) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed, sold or otherwise disposed of or returned in exchange for consideration in the form of cash or Permitted Investments in compliance with Section 5.2(e).
“Disbursement Condition” means the Borrower shall have authorized and reserved for issuance a number of shares of Common Stock sufficient to cover all shares issuable on conversion of the Notes (computed without regard to any limitations on the number of shares that may be issued on exercise).
“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and its Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.
“Disposition” has the meaning assigned to such term in Section 5.2(e).
“Disposition Percentage” means, with respect to any Asset Sale Prepayment Event, a percentage equal to (x) the positive contribution margin generated by the Borrower and its Subsidiaries in the trailing twelve-month period from the assets that are the subject of such Asset Sale Prepayment Event divided by (y) the total positive contribution margin of the Borrower and its Subsidiaries in such trailing twelve-month period.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:
(a)    matures or is mandatorily redeemable (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b)    is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(c)    is redeemable (other than solely for Equity Interests in such Person or in any Parent Entity that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Subsidiaries, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date ninety one (91) days after the Maturity Date at the time of issuance of such Equity Interests; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale,” “condemnation event,” a “change in control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Notes and all other Obligations that are accrued and payable and the termination of the Notes and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or any of the Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof), the Borrower or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of such employee’s termination, death, or disability.
“Disqualified Institutions” means:
(a)the Competitors identified in writing by or on behalf of the Borrower (i) to the Purchasers on or prior to the Effective Date, or (ii) to the Purchasers, from time to time on or after the Effective Date;
(b)(i) any Persons that are engaged as principals primarily in private equity or venture capital and (ii) those particular banks, financial institutions, other institutional lenders and other Persons, in the case of each of clauses (i) and (ii), to the extent identified in writing by or on behalf of the Borrower to the Purchasers on or prior to the Effective Date or after such date with the consent of the Required Purchasers (not to be unreasonably withheld, conditioned or delayed); and
(c)any Affiliate of a Person described in the preceding clauses (a) or (b) that (in each case, other than any Affiliates that are banks, financial institutions, bona fide debt funds or investment vehicles that are engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course (except to the extent separately identified under clauses (a) or (b)), in each case, is either reasonably identifiable as such on the basis of its name or is identified as such in writing by or on behalf of the Borrower (i) to the Purchasers on or prior to the Effective Date, or (ii) to the Purchasers from time to time on or after the Closing Date.
The Purchasers shall not disclose any list of Disqualified Institutions. The Borrower shall, upon request of any Purchaser, identify whether any Person identified by such Purchaser as a proposed assignee or participant is a Disqualified Institution. The Borrower, by written notice to the Purchasers, may from time to time remove any entity from the list of Disqualified Institutions, and such entity removed from the list of Disqualified Institutions shall no longer be a Disqualified Institution for any purpose under any Note Document, unless subsequently identified in writing in accordance with this definition. Any Person that is a Purchaser and subsequently becomes a Disqualified Institution (but such Person was not a Disqualified Institution on the Effective Date or at the time it became a Purchaser) shall be deemed to not be a Disqualified Institution hereunder with respect to any Notes held by it immediately prior to becoming a Disqualified Institution. No Disqualified Institutions may become Purchasers or otherwise participate in any Notes without the Borrowers’ consent.

“director” has the meaning assigned to such term in the definition of “Board of Directors.”

“Dividing Person” has the meaning assigned to it in the definition of “Division.”
“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.
“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.
“DK” means DK VCSA Lender LLC, together with its successors and assigns.
“dollars” or “$” refers to lawful money of the United States of America.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in dollars, such amount and (b) with respect to any amount denominated in any currency other than dollars, the equivalent amount thereof in dollars as determined by the Required Purchasers at such time in accordance with Section 1.8 hereof.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“Environmental Laws” means applicable common law and all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to pollution or the protection of the environment, including with respect to the preservation or reclamation of natural resources, Hazardous Materials, or to the extent relating to exposure to Hazardous Materials, the protection of human health or safety.
“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Holdings, the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person (excluding, for the avoidance of doubt, any debt security that is convertible or exchangeable into any of the foregoing).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Note Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or Section 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to

Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Note Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a Note Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by a Note Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan; or (h) the receipt by a Note Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Note Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.
“Escrow” has the meaning provided in the definition of “Indebtedness.”
“Escrowed Obligations” has the meaning provided in the definition of “Indebtedness.”
“Escrowed Proceeds” means the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.
“Event of Default” has the meaning given to it in Section 5.4.
“Excess MOIC Premium” has the meaning given to it in Section 2.10(a).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“Excluded Accounts” means (a) payroll, healthcare and other employee wage and benefit accounts, (b) tax accounts, including, without limitation, sales tax accounts, (c) escrow, defeasance and redemption accounts, (d) fiduciary or trust accounts, (e) disbursement accounts, (f) cash collateral accounts subject to Liens permitted by Section 5.2(b) and (g) the funds or other property held in or maintained for such purposes in any such account described in clauses (a) through (f).
“Excluded Assets” means (a) any fee-owned real property and any fixtures affixed to any real property, except to the extent a security interest in such fixture can be perfected by filing of a financing statement (but, for the avoidance of doubt, no filing of any fixture financing statement shall be required hereunder), (b) all leasehold interests in real property, (c) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction), (d) any assets the pledge or grant of a security interest in which is prohibited by applicable law, rule or regulation (including any legally effective requirement to obtain the consent of any Governmental Authority but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code or other applicable law), (e) Equity Interests of (x) Immaterial Subsidiaries (except to the extent a security interest therein can be perfected by filing of a UCC financing statement) and (y) not-for-profit Subsidiaries, captive insurance companies and other special purpose subsidiaries, (f) Equity Interests of (i) any Foreign Subsidiary that is a CFC, in excess of 65% of each class of the Equity Interests of such Foreign Subsidiary and (ii) any FSHCO, in excess of 65% of each class of the Equity Interests of such FSHCO, (g) any asset if, to the extent that and for so long as the grant of a Lien thereon to secure the Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law) or would require consent or approval of any Governmental Authority (unless such consent or approval has been obtained) but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction, (h) margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than any Note Party) under the terms of any applicable Organizational Documents, joint venture agreement or equityholders’ agreement after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, Equity Interests in any Person other than the Borrower and wholly-owned Subsidiaries, (i) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower or one of its subsidiaries (or their direct or indirect equity holders) as reasonably determined by the Borrower in consultation with the Required Purchasers, (j) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, (k) any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a breach, default or right of termination in favor of any other party thereto (other than any Note Party) or otherwise require consent of any party thereto (other than any Note Party) unless such consent has been obtained in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition, (l) receivables and related assets (or interests therein) (A) sold to any Receivables Subsidiary or (B) otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Financing, (m) commercial tort claims with a value of less than $10,000,000 and letter-of-credit rights with a value of less than $10,000,000 (except to the extent a security interest therein can be perfected by a UCC filing), (n) Vehicles and other assets subject to certificates of title, (o) any aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof (except to the extent a security interest therein can be perfected by filing a UCC financing statement), (p) any and all assets and personal property owned or held by any Subsidiary that is not a Note Party, (q) any proceeds from any issuance of Indebtedness permitted to be incurred under Section 5.2(a) that are paid into an escrow account to be released upon satisfaction of certain conditions or the occurrence of certain events, including cash or Permitted Investments set aside at the time of the incurrence of such Indebtedness, in each case, to the extent such proceeds, cash or Permitted Investments prefund the payment of interest or premium or discount on such indebtedness (or any costs related to the issuance of such indebtedness) and are held in such escrow account or similar arrangement to be applied for such purpose, (r) Excluded Accounts and (s) any particular assets, including management contracts, acquired by a Note Party in connection with or as part of a seller financing arrangement that is permitted under this Agreement pursuant to which a seller retains a security interest in such assets that is permitted pursuant to Section 5.2(b)(xiii), to the extent and for so long as the agreements governing such seller financing do not permit any other Liens on such assets. Notwithstanding anything to the contrary herein, no assets pledged to secure the Revolving Credit Agreement or other obligations in respect of any Revolving Credit Facility, or any Permitted Refinancing thereof shall constitute Excluded Assets unless otherwise agreed by the Required Purchasers in writing in their reasonable discretion.
Notwithstanding anything contained herein to the contrary, other goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets shall be deemed to be “Excluded Assets” if the Required Purchasers and the Borrower mutually agree that the cost or other consequences of obtaining or perfecting a security interest in such goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets is excessive in relation to either the value of such goods, chattel paper, investment property, documents of title, instruments, money, intangibles and other assets as Collateral or to the practical benefit of the Purchasers of the security afforded thereby.
“Excluded Subsidiary” means any of the following (except as otherwise provided in clause (b) of the definition of “Subsidiary Note Party”): (a) any Subsidiary that is not a wholly-owned subsidiary of Holdings, (b) [reserved], (c) [reserved], (d) each Immaterial Subsidiary, (e) any Subsidiary that is prohibited by (i) applicable Requirements of Law or (ii) any contractual obligation existing on the Funding Date or on the date any such Subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization (unless such consent, approval, license or authorization has been obtained) to provide a Guarantee (unless such governmental consent, approval, license or authorization has been obtained), or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to the Borrower or one of its subsidiaries (or their direct or indirect equity holders) reasonably determined by the Borrower in consultation with the Required Purchasers, (f) any Foreign Subsidiary, (g) any Domestic Subsidiary of a subsidiary of Holdings that is a CFC, (h) any FSHCO, (i) any other Subsidiary excused from becoming a Note Party pursuant to clause (a) of the last paragraph of the definition of the term “Collateral and Guarantee Requirement,” (j) each Receivables Subsidiary and (k) any not-for-profit Subsidiaries, captive insurance companies or other special purpose subsidiaries designated by the Borrower from time to time. For the avoidance of doubt Excluded Subsidiary shall not include (x) the Borrower or (y) any Subsidiary that is an obligor (including pursuant to a guarantee) under any Revolving Credit Facility or any Permitted Refinancing thereof unless otherwise agreed by the Required Purchasers in writing in their reasonable discretion. The Excluded Subsidiaries as of the Funding Date are set forth on Schedule 1.1 hereto.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, any Purchaser or any other recipient of any payment to be made by or on account of any obligation of any Note Party hereunder or under any other Note Document, (a) Taxes imposed on (or measured by) such recipient’s net income (however denominated), franchise Taxes and branch profit Taxes, in each case imposed by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or incorporated or in which the principal office or applicable lending office of such recipient is located, or Other Connection Taxes, (b) in the case of a Purchaser any United States withholding Tax imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in a Note pursuant to a law in effect on the date on which (i) such Purchaser acquires such interest in the Note or (ii) such Purchaser changes its lending office, except in each case to the extent that, pursuant to Section 2.5, amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediate before such Purchaser became a party hereto or to such Purchaser before it changed its lending office, (c) any Tax imposed on amounts payable to such Purchaser as a result of such Purchaser’s failure to comply with Section 2.5(d), or (d) any Taxes imposed under FATCA.
“Expiration Date” has the meaning assigned to such term in Section 2.9(b).
“Fair Market Value” means with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Borrower.
“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
“FCPA” has the meaning assigned to such term in Section 3.1(q).
“FATCA” means Sections 1471 through 1474 of the Code as in effect on the Funding Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Performance Covenants” means the covenants set forth in Section 5.2(i).
“Final Payment” means such amount as may be necessary to repay the outstanding principal amount of the Notes and any other Obligations owing by the Borrower to the Purchasers pursuant to the Note Documents, including all interest accrued and unpaid and all fees and expenses due in connection with the foregoing.
“Financing Transaction” means a transaction or series of transactions involving the issuance or sale of Indebtedness for borrowed money of Parent or its direct or indirect subsidiaries.
“First Amendment Effective Date” means October 25, 2024.
“First Lien Intercreditor Agreement” means an intercreditor agreement reasonably satisfactory to the Required Purchasers and the Borrower (including, for the avoidance of doubt, that certain Revolving/Note Intercreditor Agreement (as defined below)).
“Fixed Charges” means, for any period, the sum, without duplication of (a) the Consolidated Interest Expense for such period, plus (b) all scheduled cash dividend payments (excluding items eliminated in consolidation) on any series of preferred Equity Interests of such Persons made during such period, plus (c) all scheduled cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests of the Borrower or any Subsidiary during such period.
“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.
“FSHCO” means any Domestic Subsidiary of the Borrower that has no material assets other than Equity Interests and, if applicable, Indebtedness in one or more Foreign Subsidiaries of the Borrower that are CFCs or other FSHCOs.
“Funding Date” has the meaning assigned to such term in Section 2.2.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Purchasers that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Funding Date in GAAP or in the application thereof on the operation of such provision (or if the Purchaser notifies the Borrower that the Required Purchasers request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness of the Borrower or any subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of “Capital Lease Obligation.”
“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Funding Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantee Agreement” means the Guarantee Agreement among the Note Parties and the Administrative Agent, substantially in the form of Exhibit B.
“Guarantors” means collectively, Holdings and the Subsidiary Note Parties.
“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.
“Holdings” has the meaning provided in the preamble hereto, and shall include any Successor Holdings.
“Home Churn Covenant” means the covenants set forth in Section 5.2(j).
“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.
“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary. Notwithstanding anything to the contrary herein, (i) no Subsidiary Note Party as of the First Amendment Effective Date shall constitute an Immaterial Subsidiary at any time or for any purpose under this Agreement and (ii) any other Subsidiary ceasing to constitute an Immaterial Subsidiary shall be subject to Section 7.15.
“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor advised fund of which any such individual is a donor.
“Incremental Equivalent Debt” has the meaning assigned to such term in Section 5.2(a)(xxiii).
“Indebtedness” of any of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts or payables, obligations payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided that the term “Indebtedness” shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (iv) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower solely by reason of push down accounting under GAAP, (v) accrued expenses and royalties, (vi) asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than 60 days and (vii) Non-Finance Lease Obligations. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of Holdings, the Borrower and the Subsidiaries shall exclude (i) intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, (ii) obligations under or in respect of any Permitted Receivables Financing, (iii) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that has been defeased or satisfied and discharged pursuant to the terms of such agreement or (iv) all obligations in connection with seller financing arrangements, including seller notes, entered into in the ordinary course of business.
Notwithstanding the foregoing, other than in connection with making an LCT Election, Indebtedness will be deemed not to include obligations (“Escrowed Obligations”) incurred or otherwise outstanding in advance of, and the proceeds of which are to be applied in connection with, a transaction (including any repayment, prepayment or redemption as to which a notice thereof has been delivered to the applicable holders thereof), solely to the extent that the proceeds thereof are and continue to be held in an escrow, trust, collateral or similar account or arrangement (collectively, an “Escrow”) and are not otherwise made available for any other purpose (it being understood that in any event, any such proceeds held in such Escrow shall not be deemed to represent Available Cash for purposes of calculating the Total Leverage Ratio); provided that upon the release of the proceeds of Escrowed Obligations from such Escrow such obligations, to the extent outstanding after such release, shall constitute Indebtedness that is incurred on such date.
“Indemnified Person” has the meaning given to it in Section 7.11.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Note Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnity” has the meaning given to it in Section 7.11.
“Initial Default” has the meaning assigned to such term in Section 5.4.
“Initial Prepayment Amount” has the meaning assigned to such term in Section 2.10(d).
“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intercreditor Agreements” means (i) the Revolving/Note Intercreditor Agreement, (ii) any First Lien Intercreditor Agreement, (iii) any Second Lien Intercreditor Agreement or (iv) any other intercreditor agreement reasonably satisfactory to the Required Purchasers and the Borrower.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings, the Borrower and its Subsidiaries, their parent companies and their subsidiaries (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in this clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 5.2(d), if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer.
“Investor” means a holder of Equity Interests in Holdings (or any direct or indirect parent thereof).
“IRS” means the United States Internal Revenue Service.
“Junior Financing” means any Material Indebtedness of any Note Party (other than any permitted intercompany Indebtedness owing to Holdings, the Borrower or any Subsidiary) that is contractually subordinated in right of payment to the Obligations.

“LCT Election” has the meaning provided in Section 1.9.
“LCT Test Date” has the meaning provided in Section 1.9.
“Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the Funding Date after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien.
“Limited Condition Transaction” means (a) (i) any Acquisition Transaction or any other acquisition or Investment permitted by this Agreement and (ii) Investments, the incurrence or issuance of Indebtedness and Liens, repayments, repurchases, redemptions or refinancing of Indebtedness, Restricted Payments, in each case, in connection with any of the transactions described in the foregoing sub-clause (i), (b) any repayment, repurchase, redemption or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice, which may be conditional) is required to be delivered and (c) any dividends or distributions on, or redemptions of, Equity Interests not prohibited by this Agreement declared or requiring irrevocable notice in advance thereof.
“Limited Liability Company Agreement of Holdings” means the Fourth Amended and Restated Limited Liability Company Agreement of Holdings, as filed with the Securities and Exchange Commission on December 9, 2021.
“Liquidity” means, as of any date of determination, (a) Available Cash, plus (b) the amount by which the Commitments ~~(as defined in the Revolving Credit Agreement)~~  exceed the aggregate Revolving Exposures (as defined in the Revolving Credit Agreement) of all lenders under the Revolving Credit Agreement.
“Loss” has the meaning given to it in Section 7.11.
“Maintain and Grow Market” means each of the markets set forth on Schedule 5.2.
“Major Shareholder” has the meaning set forth in the recitals.
“Major Transaction” means a Change in Control event.
“Major Transaction Notice” has the meaning assigned to such term in Section 5.3.
“Management Investors” means the present, future and/or former directors, officers, partners, members and employees of any Parent Entity, Holdings, the Borrower and/or any of their respective subsidiaries who are (directly or indirectly through one or more investment vehicles) Investors and any such Persons who become holders of Equity Interests in the Borrower (or any direct or indirect parent thereof).
“Material Adverse Effect” means any event, circumstance or condition that has had, or would reasonably be expected to have, a materially adverse effect on (a) the business or financial condition of the Borrower and the Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Note Documents or (c) the rights and remedies of Purchasers (taken as a whole) under the Note Documents.
“Material Contract” means any contract of the Borrower that has been filed or was required to have been filed as an exhibit to the SEC Reports pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Material Intellectual Property” means Intellectual Property owned by the Borrower or any of ~~the other Note Parties~~its Subsidiaries that is material to the business of the Borrower and the Note Parties, taken as a whole.
“Material Indebtedness” means, on any date of determination, any Indebtedness for borrowed money (other than the Obligations), obligations in connection with the Revolving Credit Agreement, Capital Lease Obligations (other than, for the avoidance of doubt, Non-Finance Lease Obligations), unreimbursed drawings under letters of credit, third party Indebtedness obligations evidenced by notes or similar instruments or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding the greater of (a) $30,000,000 and (b) 5.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis; provided that in no event shall any Permitted Receivables Financing be considered Material Indebtedness for any purpose. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Subsidiary” means (a) each wholly-owned Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of ~~7.5~~2.5% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter or that is designated by the Borrower as a Material Subsidiary and (b) any group comprising wholly-owned Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of ~~15.0~~5.0% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter and, in each case, as determined by the Borrower in good faith.
“Maturity Date” means August 7, 2029.
“MOIC Premium” has the meaning assigned to such term in Section 2.10(a).
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Note Party or any ERISA Affiliate is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Mutually Agreed Additional Notes” has the meaning assigned to such term in Section 2.9(c).
“Net Proceeds” means, with respect to any event, (a) the proceeds received in respect of such event in cash or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback or casualty event or similar proceeding), (A) any funded escrow established pursuant to the documents evidencing any Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale, transfer or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that the Borrower and/or any Subsidiaries receives cash in an amount equal to the amount of such reduction, (B) the amount of all payments that are permitted hereunder and are made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than the Notes, the Revolving

Credit Facility and any Indebtedness that is secured by a Lien on the Collateral ranking equal in priority to the Lien securing the Obligations (but without regard to the control of remedies)) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (C) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of the Borrower and the Subsidiaries as a result thereof and (D) the amount of any liabilities directly associated with such asset and retained by the Borrower or the Subsidiaries, including advance deposit liabilities for reservations, and any working capital adjustments and (iii) the amount of all taxes paid (or reasonably estimated to be payable, and including for this purpose any tax distributions to be made in connection with such event), including any withholding taxes estimated to be payable in connection with the repatriation of such Net Proceeds from a Foreign Subsidiary, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case, in respect of such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.
“New Contracts” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”
“New Project” means (a) each facility which is either a new facility, branch, data center or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch, data center or office owned by the Borrower or the Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.
“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.
“Non-Finance Lease Obligation” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP (for the avoidance of doubt, subject to Section 1.5(g)), is not and is not required to be accounted for as a capital lease or finance lease on the balance sheet of that Person. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Finance Lease Obligation.
“Non-Note Party Investments/Dispositions Cap” has the meaning assigned to such term in Section 5.2(d).
“Not Otherwise Applied” means, with reference to the Available Amount or the Available Equity Amount, as applicable, that was not previously applied pursuant to Section 5.2(d)(xiv), Section 5.2(h)(A)(viii) or Section 5.2(h)(B)(iv).
“Note Documents” means this Agreement (including any joinder or assumption agreement with respect thereto), the First Amendment, the Agent Fee Letter, the Notes, the Collateral Agreement, the Registration Rights Agreement, the Revolving/Note Intercreditor Agreement dated the Agreement Date.
“Note Parties” means Holdings, the Borrower and the Subsidiary Note Parties.
“Notes” means the senior secured convertible notes (including any Additional Notes issued under this Agreement) issued by the Borrower in the aggregate principal amount of up to seventy-five million dollars ($75,000,000), in the form attached hereto as Exhibit A.
“OFAC” has the meaning assigned to such term in Section 3.1(q).
“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Note Documents, and any fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Note Documents and (c) the due and punctual payment and performance of all the obligations of each other Note Party under or pursuant to this Agreement and each of the other Note Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made in connection with the exercise of remedies following an Event of Default).
“Parent” has the meaning set forth in the preamble.
“Parent Entity” means Parent and any other Person that is a direct or indirect parent of Holdings.
“Parties” means, collectively, the Purchasers, Parent, Holdings and the Borrower.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means an Acquisition Transaction; provided that (a) with respect to each such Acquisition Transaction, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall have been taken or arrangements for the taking of such actions within the timeframes required by Section 5.1(k) shall have been made and (b) after giving effect to any such purchase or other acquisition, no Event of Default under clause (a), (g) or (h) of Section 5.4 shall have occurred and be continuing.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Permitted Investments between Holdings, the Borrower or any of its Subsidiaries and another Person.
“Permitted Encumbrances” means:
(a)    Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(b)    Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or construction contractors’ Liens and other similar Liens (including contractual landlord liens) arising in the ordinary course of business that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(c)    Liens incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i);
(d)    Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with past practices;
(e)    easements, encumbrances, rights-of-way, reservations, restrictions, restrictive covenants, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes building codes, encroachments, protrusions, zoning restrictions, and other similar encumbrances and minor title defects or other irregularities in title and survey exceptions affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and the Subsidiaries, taken as a whole;
(f)    Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 5.4(i);
(g)    Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 5.2(a);
(h)    rights of setoff, banker’s liens, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments; and

(i)    Liens arising from precautionary Uniform Commercial Code financing statements or similar filings, or Liens in respect of operating leases entered into by the Borrower or any of its Subsidiaries.
“Permitted Holder” means any of (a) any Sponsor, (b) any of the Management Investors and their Permitted Transferees, and (c) any group of which the Persons described in clauses (a) and/or (b) are members and any other member of such group; provided that the Persons described in clauses (a) and (b), without giving effect to the existence of such group or any other group, collectively own, directly or indirectly, Voting Equity Interests in such Person representing a majority of the aggregate votes entitled to vote for the election of directors of such Person.
“Permitted Investments” means any of the following, to the extent owned by Holdings, the Borrower or any Subsidiary:
(a)    dollars, euro, pounds, Australian dollars, Swiss Francs, Canadian dollars, Yuan or such other currencies held by it from time to time in the ordinary course of business;
(b)    readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom or (iii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States, the United Kingdom or such member nation of the European Union is pledged in support thereof;
(c)    time deposits or demand deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a lender under the Revolving Credit Agreement or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;
(d)    commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;
(e)    repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the lenders under the Revolving Credit Facility) or recognized securities dealer, in each case, having capital and surplus in excess of (i) $250,000,000 in the case of U.S. banks and (ii) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom or (iii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P and P-2 (or the equivalent thereof) or better by Moody’s, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations;
(f)    marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(g)    securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);
(h)    investments with average maturities of 24 months or less from the date of acquisition in mutual funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s;
(i)    instruments equivalent to those referred to in clauses (a) through (h) above denominated in Euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction;
(j)    investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition;
(k)    with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary is organized or maintains its chief executive office and principal place of business, provided such country is the United Kingdom, India, China, Australia, a member nation of the European Union whose legal tender is the British Pound Sterling or the Euro or a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary is organized or doing business, provided such country is the United Kingdom, India, China, Australia, a member state of the European Union or a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and
(l)    investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (k) above.
“Permitted Receivables Financing” means receivables securitizations or other receivables financings (including any factoring program) that are non-recourse to Holdings, the Borrower and the Subsidiaries (except for (a) recourse to any Foreign Subsidiaries that own the assets underlying such financing (or have sold such assets in connection with such financing), (b) any customary limited recourse or, to the extent applicable only to Foreign Subsidiaries, recourse that is customary in the relevant local market, (c) any performance undertaking or to the extent applicable only to Foreign Subsidiaries, any Guarantee that is customary in the relevant local market and (d) any unsecured parent Guarantee by Holdings, the Borrower or any Subsidiary that is a parent company of the relevant Subsidiary that is party thereto and, in each case, reasonable extensions thereof); provided that, with respect to Permitted Receivables Financings incurred in the form of a factoring program, the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the last Test Period.
“Permitted Receivables Net Investment” means the aggregate cash amount paid by the purchasers under any Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than the Borrower or a Subsidiary).

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of all or any portion of Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium (including tender premium) thereon plus other amounts paid, and fees and expenses incurred (including upfront fees and original issue discount), in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder to the extent that the portion of any existing and unutilized commitment being refinanced was permitted to be drawn under Section 5.2(a) and Section 5.2(b) of this Agreement immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness incurred pursuant to clauses (ii)(A), (v), (vii)~~,~~ and (xxvii) ~~and (xxix)~~ of Section 5.2(a), the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (other than Customary Bridge Loans), (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Purchasers as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) if the Indebtedness being modified, refinanced, refunded, renewed or extended constitutes Junior Financing, the terms and conditions (excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind), interest rate margins, pricing, rate floors, fees, discounts, premiums and prepayment or redemption provisions) of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension, taken as a whole, either (I) are not materially more favorable to the investors providing such Indebtedness than the terms and conditions (when taken as a whole) of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after the Maturity Date at the time such Indebtedness is incurred) (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any such Permitted Refinancing, the terms shall not be considered materially more favorable if such financial maintenance covenant or other covenant is either (A) also added for the benefit of any corresponding Notes remaining outstanding after the issuance or incurrence of such Permitted Refinancing or (B) only applicable after the Maturity Date at the time of such refinancing) or (II) reflect market terms and conditions (taken as a whole) at the time such Indebtedness is incurred (as determined by the Borrower in good faith); provided that a certificate of a Responsible Officer delivered to the Purchasers at least five (5) Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, and if the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed, the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 5.2(a). For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness.
“Prepayment Notice” has the meaning assigned to such term in Section 2.10(b).
“Prepayment Notice Period” has the meaning assigned to such term in Section 2.10(b).
“Prepayment Premium” has the meaning assigned to such term in Section 2.10(b).
“Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s Immediate Family Members, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, such Person’s heirs, legatees, executors and/or administrators upon the death of such Person and any other Person who was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in Holdings.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Note Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Post-Transaction Period” means, with respect to any Specified Transaction, the period beginning on the date on which such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter of the Borrower immediately following the date on which such Specified Transaction is consummated.
“Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the date of this Agreement, shall be the NASDAQ Global Select Market.
“Present Fair Saleable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
“primary obligor” has the meaning assigned to such term in the definition of “Guarantee.”
“Pro Forma Adjustment” means, for any Test Period, any adjustment to Consolidated EBITDA made in accordance with clause (b) of the definition of that term.
“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test, financial ratio or covenant (including, without limitation, any Incurrence-Based Amount or any Fixed Amount) hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of Equity Interests in a Subsidiary such that such entity is no longer a Subsidiary or any division, business unit, line of business or product line of the Borrower or any of the Subsidiaries, shall be excluded, and (B) in the case of an acquisition, a Permitted Acquisition or an Investment described in the definition of “Specified Transaction,” shall be included, (ii) any retirement or repayment of Indebtedness, (iii) any Indebtedness incurred or assumed by the Borrower or any of the Subsidiaries in connection therewith (but without giving effect to any concurrent incurrence of any Indebtedness pursuant to any Fixed Amount or Consolidated EBITDA grower basket or under any Revolving Credit Facility) and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (iv) Available Cash shall be calculated on the date of the consummation of the Specified Transaction after giving pro forma effect to such Specified Transaction (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness the incurrence of which is a Specified Transaction or that is incurred to finance such Specified Transaction); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” (and subject to the provisions set forth in clause (b) thereof) and give effect to events (including Run Rate Benefits) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower or any of the Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of “Pro Forma Adjustment.”
“Pro Forma Disposal Adjustment” means, for any four-quarter period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between the Borrower or any Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent Test Period prior to its disposal.
~~“Pro Forma Entity” means any Acquired Entity or Business.~~
“Public Company Costs” means costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Exchange Act (and any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ and employees’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other costs associated with being a public company.
“Public Purchaser” has the meaning assigned to such term in Section 5.1.
“Purchasers” means DK and any other Person that shall have become a purchaser hereto pursuant to Section 2.9(b) and Section 7.5, in each case, other than any such Person that ceases to be a party hereto pursuant to Section 7.5.
“Purchasers Additional Notes” means the Purchasers Optional Notes and the Mutually Agreed Additional Notes.
“Purchasers Optional Notes” has the meaning assigned to such term in Section 2.9(a).
“Qualified Equity Interests” means Equity Interests in the Borrower, Holdings or any parent of Holdings other than, in each case, Disqualified Equity Interests.
“Receivables Subsidiary” means any Special Purpose Entity established in connection with a Permitted Receivables Financing and any other Subsidiary (other than any Note Party) involved in a Permitted Receivables Financing which is not permitted by the terms of such Permitted Receivables Financing to guarantee the Obligations or provide Collateral.
“Reference Property” has the meaning assigned to such term in Section 5.3.
“Register” has the meaning assigned to such term in Section 1.4 (b).
“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having substantially the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Related Business Assets” means assets (other than cash or Permitted Investments) used or useful in a Similar Business (which may consist of securities of a Person, including the Equity Interests of any Subsidiary (other than the Borrower)).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, advisors, attorneys and other representatives of such Person and of each of such Person’s Affiliates and successors and permitted assigns.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building or other structure.
“Required Additional Debt Terms” means with respect to any Indebtedness, (a) except with respect to Customary Bridge Loans at such time, such Indebtedness does not mature earlier than the Maturity Date, (b) such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption features (other than Customary Exceptions) that could result in redemptions of such Indebtedness prior to the Maturity Date (it being understood that Holdings, the Borrower and the Subsidiaries shall be permitted to make any AHYDO “catch up” payments, if applicable), (c) such Indebtedness that is secured (i) is not secured by any assets not securing the Obligations and (ii) is subject to the relevant Intercreditor Agreement(s), (d) such Indebtedness is not guaranteed by any entity that is not a Note Party and (e) the terms and conditions of such Indebtedness (excluding interest rate (including whether such interest is payable in cash or in kind), pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) either (I) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Purchasers (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any Indebtedness, no consent shall be required by the Purchasers if such financial maintenance covenant or other covenant is either (i) also added for the benefit of any corresponding Notes remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or (ii) only applicable after the Maturity Date at such time), (II) include covenants or other provisions applicable only to periods after the Maturity Date at such time or (III) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Indebtedness (as determined by the Borrower in good faith); provided that a certificate of a Responsible Officer delivered to the Purchasers at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement.
“Required Purchasers” means, at any time, Purchasers holding Notes representing more than 50% of the aggregate principal amount of the Notes outstanding.
“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, official administrative pronouncements, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Responsible Officer” means the chief executive officer, chief financial officer, president, vice president, general counsel, treasurer or assistant treasurer or other similar officer, manager or a director of a Note Party and with respect to certain limited liability companies, partnerships or other Note Parties that do not have officers, any director, manager, sole member, managing member or general partner thereof, and as to any document delivered on the Funding Date or thereafter pursuant to paragraph (I) or (II)(a) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of any Note Party and, solely for purposes of notices given pursuant to Article 2, any other officer of the applicable Note Party so designated by any of the foregoing officers in a notice to the Agent and the Purchasers or any other officer or employee of the applicable Note Party designated pursuant to an agreement between the applicable Note Party and the Purchasers. Any document delivered hereunder that is signed by a Responsible Officer of a Note Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Note Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Note Party.

“Restricted Debt Payment” has the meaning assigned to such term in Section 5.2(h)(B).
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests.
“Revolving / Note Intercreditor Agreement” means the Revolving/Note Intercreditor Agreement dated as of the date hereof among the Borrower, Holdings, the other grantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (as defined in the Revolving Credit Agreement) for the Credit Agreement Secured Parties (as defined therein), the Collateral Agent, as the Collateral Agent for the Initial Additional First Lien Secured Parties (as defined therein) and each Additional Agent (as defined therein) from time to time party thereto for the Additional First Lien Secured Parties (as defined therein).
 ~~the Administrative Agent and/or the Collateral Agent (both as defined in the Revolving Credit Agreement), the Collateral Agent and other parties party thereto from time to time.~~
“Revolving Credit Agreement” means the Revolving Credit Agreement, dated as of October 7, 2021 (as amended, amended and restated, refinanced, replaced, supplemented prior to the Funding Date and as amended, amended and restated, refinanced, replaced, supplemented or otherwise modified in accordance with Section 5.2(h)(D)), among Holdings, the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and an Issuing Bank thereunder.
“Revolving Credit Agreement Effective Date” means October 7, 2021.
“Revolving Credit Facility” means the revolving loan facility and letter of credit governed by the Revolving Credit Agreement and one or more loan facilities providing for loans or other Indebtedness that replace or refinance such revolving loan facility, including any such replacement or refinancing facility that increases or decreases the amount permitted to be borrowed thereunder or alters the maturity thereof and whether by the same or any other agent, lender or group of lenders, and any amendments, supplements, modifications, extensions, renewals, restatements, amendments and restatements or refundings thereof or any such loan facilities that replace or refinance such revolving loan facility (or any subsequent replacement thereof), in each case to the extent not restricted by this Agreement.
“Revolving Credit Agreement Loans” means the Indebtedness of the Borrower and any of the Subsidiaries incurred under or in connection with the Revolving Credit Agreement.
“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
“Requisite 5635(b) Shareholder Approval” means the shareholder approval contemplated by NASDAQ Listing Standard Rule 5635(b) with respect to the issuance of the Conversion Shares in excess of the limitations imposed by such rule; provided, however, that the Requisite 5635(b) Shareholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of the Principal Trading Market, such shareholder approval is no longer required for the Borrower to settle the Conversion Shares.
“Requisite 5635(d) Shareholder Approval” means the shareholder approval contemplated by NASDAQ Listing Standard Rule 5635(d) with respect to the issuance of the Conversion Shares in excess of the limitations imposed by such rule; provided, however, that the Requisite 5635(d) Shareholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of the Principal Trading Market, such shareholder approval is no longer required for the Borrower to settle the Conversion Shares.
“Run Rate Benefits” has the meaning assigned to such term in clause (b) of the definition of “Consolidated EBITDA.”
“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.
“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC), the United Nations Security Council, the European Union or His Majesty’s Treasury.
“SEC” means the Securities and Exchange Commission.
“SEC Reports” has the meaning assigned to such term in Section 3.1(s).
“Second Lien Intercreditor Agreement” means the First Lien/Second Lien Intercreditor Agreement in the form and substance mutually acceptable to the Required Purchasers and the Borrower.
“Securities” means the Notes and the Conversion Shares.
“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.
“Secured Parties” means (a) the Collateral Agent, (b) Administrative Agent, (c) the Purchasers and (d) the permitted successors and assigns of each of the foregoing.
“Security Documents” means the Collateral Agreement and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.1(k) or Section 5.1(l) to secure any of the Obligations.
“Shareholder Approval” means the Requisite 5635(b) Shareholder Approval and the Requisite 5635(d) Shareholder Approval.
“Shareholder Approval Deadline” has the meaning assigned to such term in Section 5.1(v).
“Significant Subsidiary” means any Subsidiary that, or any group of Subsidiaries that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter.
“Similar Business” means any business conducted or proposed to be conducted by Holdings, the Borrower and the Subsidiaries on the Revolving Credit Agreement Effective Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.
“Sold Entity or Business” has the meaning assigned to such term in the definition of “Consolidated EBITDA.”
“Solvent” means (a) the Fair Value of the assets of the Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (b) the Present Fair Saleable Value of the assets of the Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (c) the Borrower and its Subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the Funding Date through the Maturity Date taking into account the nature of, and the needs and anticipated needs for capital of, the particular business or businesses conducted or to be conducted by the Borrower and its Subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity and (d) for the period from the Funding Date through the Maturity Date, the Borrower and its Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity
“Special Purpose Entity” means a direct or indirect subsidiary of Holdings, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from Holdings and/or one or more subsidiaries of Holdings.
“Specified Transaction” means, with respect to any period, any acquisition, any Investment (including any Permitted Acquisition), Disposition, incurrence or repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event that by the terms of the Note Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”
“Sponsors” means (a) Parent, (b) Mossytree Inc., (c) collectively Series 1 of SLP Venice Aggregator, L.P. and Series 2 of SLP Venice Aggregator, L.P., together with their Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by any of the foregoing or any of their respective Affiliates, (d) collectively RW Vacasa AIV LP, Riverwood Capital Partners II (Parallel-B) L.P., RCP III Vacasa AIV L.P., Riverwood Capital Partners III (Parallel-B) L.P., and RCP III (A) Vacasa AIV L.P., together with their Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by any of the foregoing or any of their respective Affiliates, and (e) collectively LEGP I VCS, LLC, LEGP II VCS, LLC, LEVEL EQUITY OPPORTUNITIES FUND 2015, L.P., LEVEL EQUITY OPPORTUNITIES FUND 2018, L.P., and Level Equity - VCS Investors, LLC, together with their Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by any of the foregoing or any of their respective Affiliates.
“SRS Acquiom” means Acquiom Agency Services LLC.
“Stock” means any corporate stock, including any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, any partnership or membership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Stock Equivalents” means any instruments or rights which would entitle the holder thereof to acquire at any time Stock, including, without limitation, any debt, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive Stock or other securities that entitle the holder to receive, directly or indirectly, Stock.
“Subject Amount has the meaning assigned to such term in Section 2.10(d).
“Subsequent Debt” means any Incremental Equivalent Debt that is pari passu with the Notes and in excess of $5,000,000 in initial principal amount.
“subsidiary” means, with respect to any Person (the “parent”) at any date any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary or Subsidiaries” means any subsidiary of the Borrower.
“Subsidiary Note Party” means (a) each Subsidiary of the Borrower that is a party to the Guarantee Agreement and (b) any other Subsidiary that may be designated by the Borrower (by way of delivering to the Collateral Agent a supplement to the Collateral Agreement and a supplement to the Guarantee Agreement, in each case, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.1(k) as if it were newly acquired and not an Excluded Subsidiary, in each case unless it ceases to be a Subsidiary Note Party in accordance with this Agreement~~.~~; provided that any such optional designation of a Foreign Subsidiary (other than a Foreign Subsidiary that is organized in Canada or a province or territory thereof) as a Subsidiary Note Party shall be subject to the prior written consent of Required Purchasers in their reasonable discretion.
“Successor Borrower” has the meaning assigned to such term in Section 5.2(c)(iv).
“Successor Holdings” means, if Holdings merges, amalgamates or consolidates with any other Person, either (A) Holdings, if Holdings shall be the continuing or surviving Person, or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings or is a Person into which Holdings has been liquidated, such other Person so long as (1) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Note Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Required Purchasers, (2) each Note Party other than Holdings unless it is the other party to such merger, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Required Purchasers, that its Guarantee of and grant of any Liens as security for the Obligations shall apply to the Successor Holdings’ obligations under this Agreement, (3) the Successor Holdings shall, immediately following such merger, amalgamation or consolidation, directly or indirectly own all Subsidiaries owned by Holdings immediately prior to such transaction, (4) Holdings shall have delivered to the Agent and the Purchasers a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation complies with this Agreement; provided that if the foregoing requirements are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Note Documents; provided, further, that Holdings agrees to use commercially reasonable efforts to provide any documentation and other information about the Successor Holdings as shall have been reasonably requested in writing by any Purchaser that such Purchaser shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act and the Beneficial Ownership Regulation.
“Supermajority Purchasers” means at any time, Purchasers holding Notes representing more than 66.7% of the aggregate principal amount of the Notes outstanding.
“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Person, any obligation to pay or perform under any Swap.
“Tax Distribution Amount” has the meaning assigned to such term in the Limited Liability Company Agreement of Holdings as filed with the Securities and Exchange Commission on August 12, 2021; provided that for purposes of determining the Tax Distribution Amount with respect to Parent for purposes of this Agreement, any obligation of Parent to make any payment under the Tax Receivable Agreement shall not take into account any Early Termination Payment (as defined in the Tax Receivable Agreement) and shall not take into account any other payment under the Tax Receivable Agreement that is calculated by applying the Valuation Assumptions (as defined in the Tax Receivable Agreement).
“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings imposed by any Governmental Authority and all liabilities with respect thereto (including by reason of any delay in payment).
“Tax Receivable Agreement” means the Tax Receivable Agreement, as filed with the Securities and Exchange Commission on December 9, 2021.
“Termination Date” means the date on which all Obligations (other than in respect of contingent indemnification and contingent expense reimbursement claims not then due) have been paid in full or the Notes have been converted in full in accordance with the terms of the Notes.
“Test Period” means, at any date of determination (a) for any determination under this Agreement (other than any determination of compliance with the Financial Performance Covenants), the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements are internally available and (b) for any determination of compliance with the Financial Performance Covenants, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.1(a)(i) or Section 5.1(a)(ii); provided that, prior to the first date after the Funding Date on which financial statements are internally available or have been delivered pursuant to Section 5.1(a)(i) or Section 5.1(a)(ii), as applicable, the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended June 30, 2024.
“Third Party Additional Notes” has the meaning assigned to such term in Section 2.9(b).
“Total Leverage Ratio” means, on any date, the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date.
“Trading Market” means whichever of the New York Stock Exchange, the NYSE Alternext (formerly the American Stock Exchange), the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.
“Transactions” means, collectively, (a) the effectiveness of this Agreement and the issuance of the Notes, (b) the consummation of any other transactions related to and in furtherance of the foregoing and (c) the payment of the fees and expenses incurred in connection with any of the foregoing (including Transaction Costs).
“Transaction Costs” means any fees or expenses incurred or paid by the Sponsors, the Management Investors, Parent, Holdings, the Borrower or any Subsidiary in connection with the Transactions, this Agreement, the Voting Agreements, and the other Note Documents and the transactions contemplated hereby and thereby.
“Transition Markets” means each market that is not a Maintain and Grow Market.
“Treasury Rate” means, with respect to the date when Notes become due and payable, (1) the yield, under the heading which represents the average for the immediately preceding week, as reported on the most recent H.15 page available through the website of the Board of Governors of the Federal Reserve System, or any

successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Maturity Date of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the when Notes become due and payable. The Treasury Rate will be calculated on the third Business Day the date when Notes become due and payable.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.
“Vehicles” means all railcars, cars, trucks, trailers, construction and earth moving equipment and other vehicles, in each case, covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.
“VHRMAs” the vacation home rental management agreements.
“Voting Equity Interests” means Equity Interests that are entitled to vote generally for the election of directors to the Board of Directors of the issuer thereof. Shares of preferred stock that have the right to elect one or more directors to the Board of Directors of the issuer thereof only upon the occurrence of a breach or default by such issuer thereunder shall not be considered Voting Equity Interests as long as the directors that may be elected to the Board of Directors of the issuer upon the occurrence of such a breach or default represent a minority of the aggregate voting power of all directors of Board of Directors of the issuer. The percentage of Voting Equity Interests of any issuer thereof beneficially owned by a Person shall be determined by reference to the percentage of the aggregate voting power of all Voting Equity Interests of such issuer that are represented by the Voting Equity Interests beneficially owned by such Person.
“Voting Agreement” has the meaning set forth in recitals.
“VWAP Market Disruption Event” means, with respect to any date, (a) the Principal Trading Market, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.
“VWAP Period” means the thirty VWAP Trading Days immediately preceding, but excluding, the Funding Date.
“VWAP Price” means the arithmetic average of Daily VWAPs during the VWAP Period.
“VWAP Trading Day” means a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the Common Stock generally occurs on the Principal Trading Market or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness; provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effects of any prepayments or amortization made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.
“wholly-owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals or other Persons to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.2Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” are by way of example and shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”. Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Note Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.
Section 1.3Times of Day; Timing of Performance. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
Section 1.4Records; Register.
(a)The Borrower shall record on its books and records the amount of the Notes, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Such record shall, absent manifest error, be conclusive evidence of the principal amount of the Notes outstanding and the interest and payments thereon.
(b)The Administrative Agent, shall maintain, or cause to be maintained, as non-fiduciary agent for the Borrower, a record of ownership (the “Register”) in which the Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Purchaser in the Notes, and any assignment of any such interest, and accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Purchasers (and any change thereto pursuant to this Agreement), (2) the amount of the Notes and each funding of any participation therein, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Purchasers from the Borrower and its application to the Notes.
(c)Notwithstanding anything to the contrary contained in this Agreement, the Notes are registered obligations, the right, title and interest of the Purchasers and their assignees in and to the Notes shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Notes are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(d)The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Purchasers shall treat each Person whose name is recorded in the Register as a Purchaser for all purposes of this Agreement. Information contained in the Register with respect to any Purchaser shall be available for access by the Borrower or such Purchasers at any reasonable time and from time to time upon reasonable prior notice to the Administrative Agent.
Section 1.5Accounting Terms; GAAP; Certain Calculations.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP.
(b)Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or utilization of any basket contained in this Agreement (including, without limitation, any Incurrence-Based Amount and any Fixed Amount), Consolidated EBITDA, Consolidated Total Assets, the Total Leverage Ratio, as applicable, shall be calculated on a Pro Forma Basis to give effect to the Transactions and all Specified Transactions that have been made during the applicable period of measurement or subsequent to such period and prior to or concurrently with the event for which the calculation is made and to the extent the proceeds of any new Indebtedness are to be used to repay other Indebtedness (including by repurchase, redemption, retirement, extinguishment, defeasance, discharge or pursuant to escrow or similar arrangements) no later than 60 days following the incurrence of such new Indebtedness, the Borrower shall be permitted to give Pro Forma Effect to such repayment of Indebtedness; provided that, notwithstanding the foregoing, for purposes of determining actual compliance with the Financial Performance Covenants (but not any other provision of this Agreement that requires compliance with such covenant) any Specified Transaction that occurred subsequent to such period shall not be given pro forma effect.
(c)[Reserved].
(d)In the event that the Borrower elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, the “Accounting Changes”) in this Agreement, the Borrower and the Purchasers agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for evaluating the

Borrower’s financial condition shall be substantially the same after such change as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower and the Purchasers, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Purchasers) as if such change had not occurred.
(e)For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 5.2(i), any Total Leverage Ratio, the amount of Consolidated EBITDA and/or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.9), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.
(f)Each Purchaser hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP or IFRS, or the respective interpretation or application thereof, and that such restatements will not, solely as a result of compliance with such change in GAAP or IFRS (or such interpretation or application), result in a Default or an Event of Default under the Note Documents.
(g)Notwithstanding anything in this Agreement to the contrary (i) until such time as financial statements of the Borrower (or any applicable Parent Entity) filed with the SEC are required to reflect lease categorization in accordance with ASC 842 (Leases) (the “Lease Accounting Transition Time”), the determination of whether a lease is a Capitalized Lease or a Non-Finance Lease Obligation shall, for all purposes under this Agreement and the other Note Documents, be made without giving effect to ASC 842 (Leases) and (ii) from and after the Lease Accounting Transition Time, the determination of whether a lease is a Capitalized Lease or a Non-Finance Lease Obligation shall, for all purposes under this Agreement and the other Note Documents, be made giving effect to ASC 842 (Leases); provided that, other than for purposes of financial statements delivered pursuant to Section 5.1, the Borrower may, with respect to any Test Period ending after the Lease Accounting Transition Time, elect, by notifying the Purchasers in writing prior to or concurrently with the delivery of a Compliance Certificate for such Test Period pursuant to Section 5.1(a)(iv), to determine whether a lease is a Capitalized Lease or a Non-Finance Lease Obligation without giving effect to ASC 842 (Leases).
Section 1.6Certain Calculations and Tests.
(a)Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, Section 5.2(i) and/or any Total Leverage Ratio test) (any such amounts, the “ Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, Section 5.2(i) and/or any Total Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such substantially concurrent incurrence. Notwithstanding anything to the contrary in this Section 1.6, cash proceeds of any simultaneous incurrence of Indebtedness shall be disregarded in calculating the amount of Available Cash for purposes of determining whether Indebtedness is permitted to be incurred.
(b)Any reference herein or in any other Note Document to the ranking of Liens shall be determined without regard to control of remedies.

(c)For all purposes of this Agreement and the calculations subject hereto, at the Borrower’s election, the acquisition of any Person, property, business or assets (and any pro forma events to occur in connection therewith, including the assumption or incurrence of any Indebtedness or Liens and any Run Rate Benefits) shall be deemed to have “occurred” and been “consummated” upon the Borrower or any Subsidiary entering into a binding definitive agreement or letter of intent with respect thereto, and such deemed occurrence shall continue until such transaction is actually consummated or is abandoned or such definitive agreement or letter of intent is otherwise terminated.
Section 1.7Effectuation of Transactions. All references herein to Parent, Holdings, the Borrower and their subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Parent, Holdings, the Borrower and the other Note Parties contained in this Agreement and the other Note Documents shall be deemed made, in each case, after giving effect to the Transactions to occur on the Funding Date, unless the context otherwise requires.
Section 1.8Currency Translation; Rates. Notwithstanding anything herein to the contrary, for purposes of any determination under Section 5.1, Section 5.2 (other than Section 5.2(i)), Section 5.4 or Section 5.5 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars in accordance with Section 1.8 (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Section 5.2 with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or prepayment of Indebtedness in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness is incurred, or such Investment, Disposition, Restricted Payment or prepayment of Indebtedness is made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness may be incurred or any Investment, Disposition, Restricted Payment or prepayment of Indebtedness made at any time under such Sections. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.1(a)(i) or Section 5.1(a)(ii) and shall give effect to any Swap Agreement relating to such Indebtedness in effect on the date of determination relating to any such currencies. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Required Purchasers may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.
Section 1.9Limited Condition Transactions. Notwithstanding anything in this Agreement or any other Note Document to the contrary, for purposes of:
(i)determining compliance with any provision of this Agreement which requires the calculation of the Total Leverage Ratio;
(ii)determining the accuracy of representations and warranties and/or whether a Default or Event of Default (or any subset of Defaults or Events of Default) has occurred, is continuing or would result from an action; or
(iii)testing availability under baskets set forth in this Agreement (including any baskets based on, or measured as, a percentage of Consolidated EBITDA or Consolidated Total Assets or by reference to the Available Amount or the Available Equity Amount);
in each case, in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such LCT Election to be made on or prior to (a) in the case of any Limited Condition Transaction described in clause (a) of the definition of “Limited Condition Transaction,” the date of execution of, at the option of the Borrower, the definitive agreement or a letter of intent related to such Limited Condition Transaction, or (b) with respect to any Limited Condition Transaction described in clause (b) or (c) of the definition of “Limited Condition Transaction,” the date of delivery of irrevocable notice with respect thereto (provided that, in each case, the Borrower may subsequently elect to rescind such LCT Election), and the date of determination of whether any such Limited Condition Transaction (including any Specified Transaction or other action in connection therewith) is permitted hereunder shall be deemed to be the date the definitive agreement or a letter of intent for such Limited Condition Transaction are entered into or the date of delivery of irrevocable notice with respect to such Limited Condition Transaction, as applicable (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction, the Specified Transactions and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with; provided that, if financial statements for one or more subsequent fiscal quarters or fiscal years, as applicable, shall have become available prior to the consummation of the applicable Limited Condition Transaction, the Borrower may elect, in its sole discretion, to re-determine availability under any applicable ratio, test or basket for purposes of clause (i) and (iii) above on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date with respect to such ratio, test or basket for purposes of clause (i) and (iii) above.
For the avoidance of doubt, if the Borrower has made an LCT Election and (x) any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date (including with respect to the incurrence of Indebtedness) are not satisfied as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been unsatisfied as a result of such fluctuations; provided, however, if any ratios or baskets improve as a result of such fluctuations, such improved ratios or baskets may be utilized and (y) such ratios and other provisions need not be tested again at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to any other Specified Transaction on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, letter of intent or notice, as applicable, for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated.
Section 1.10Compliance with Certain Sections. In the event that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items then permitted pursuant to any clause or subsection of Section 5.1, Section 5.2 or Article 2, the Borrower, in its sole discretion, may, from time to time, divide, classify and/or reclassify such transaction or item (or portion thereof) among any combination of one or more categories and will be required to include the amount and type of such transaction (or portion thereof) only in any one category at any time; provided that the reclassification described in this sentence shall be deemed to have occurred automatically with respect to any such transaction or item incurred or made pursuant to a Fixed Amount that later would be permitted on a Pro Forma Basis to be incurred or made pursuant to an Incurrence-Based Amount. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Disposition and/or Affiliate transaction under Section 5.1, Section 5.2 or Article 2, respectively, but may instead be permitted in part under any combination thereof.

Section 1.1Foreign Guarantees and Collateral. The parties hereto acknowledge and agree that for purposes of the Required Purchasers’ discretion under this Agreement (including, without limitation, the definitions of “Collateral and Guarantee Requirement,” “Excluded Assets,” “Excluded Subsidiary” and “Subsidiary Note Party” and Sections 5.1(k), 5.2(a)(iii), 5.2(a)(xxi) and 5.2(b)(xxxii)) and the other Note Documents, it shall not be unreasonable for the Required Purchasers to decline to add a Foreign Subsidiary that is not organized in Canada or a province or territory thereof as a Subsidiary Note Party, to decline to obtain a Lien on assets or to take any other action or make any other determination specified in such definitions and Sections, in each case, to the extent that (i) the Subsidiary in question is organized in a jurisdiction that is subject to Sanctions or that entails comparable risks (including, without limitation, with respect to reputational risks) or (ii) the Required Purchasers reasonably determine that the collateral and security regime (including, without limitation, the scope of collateral that may be created and perfected without excessive administrative burden and the ability to exercise, and procedures for exercising, remedies with respect thereto) of the jurisdiction of the applicable Subsidiary is not comparable to, or is otherwise inadequate or adverse to the Secured Parties as compared to, the collateral and security regime in the United States.

ARTICLE 2

AGREEMENT FOR THE PURCHASE OF THE NOTES
Section 2.1Use of Proceeds. The proceeds of the issuance of the Notes will be used for working capital and general corporate purposes of the Borrower and its subsidiaries.
Section 2.2Purchase. Subject to the conditions set forth in Article 4 and this Section 2.2, the Purchasers shall purchase Notes in the aggregate principal amount of thirty million dollars ($30,000,000) on the date hereof (“Funding Date”). Purchasers shall fulfill the purchase of the Notes in accordance with their respective allocations set forth on Schedule 1 hereto. Subject to Section 5.3, Borrower agrees to pay Purchasers (or their designated Affiliate(s)) on the Funding Date either (x) an amount equal to one and one-half percent (1.5%) of the original principal amount of the Notes, which Purchasers shall deduct from the purchase price of the Notes and shall be deemed to be fully earned by and paid to Purchasers on the Funding Date or (y) an amount equal to two and one-half percent (2.5%) of the original principal amount of the Notes, in Common Stock at the VWAP Price; provided that five (5) Business Days prior to the Funding Date, the Borrower shall provide written notice to the Purchasers with its election between (x) or (y) above.
Section 2.3Payment.
(a)Borrowers shall make the Final Payment on the Maturity Date to the Administrative Agent for the ratable benefit of the Purchasers. If the Maturity Date falls on a date that is not a Business Day, then such date shall instead be due and payable on the next Business Day following the Maturity Date.
(b)Purchasers shall have the right to convert all or any part of the principal amount of their Notes into Common Stock in accordance with the terms of the Notes.
Section 2.4Payments. All payments by the Borrower under any of the Note Documents shall be made without setoff or counterclaim. Payments of any amounts due to the Purchasers under this Agreement shall be made to the Administrative Agent for the ratable benefit to the Purchasers in dollars in immediately available funds prior to 2:00 p.m. New York City time on such date that any such payment is due, to the Administrative Agent for the account of the Purchasers to which such payment is owed, and such payment shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff by Borrower. Funds received after 2:00 p.m. New York City time shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds and any applicable interest or fees shall continue to accrue. The Borrower shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments under any of the Note Documents, except for any costs imposed by the Purchasers’ banking institutions. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
Section 2.5Taxes.
(a)Any and all payments by or on account of any obligation of the Borrower under any Note Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Taxes except as required by applicable law. If Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Note Document, (i) the sum payable shall be increased by as much as shall be necessary so that after making all required deductions of Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 2.5), each Purchaser shall receive an amount equal to the sum it would have received had no such deductions of Indemnified Taxes been made (any and all such additional amounts payable shall hereafter be referred to as the “Additional Amounts”), (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Within thirty (30) days after the date of any payment of such Taxes, Borrower shall furnish to the applicable Purchaser the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Purchaser.
(b)Borrower agrees to pay (but without duplication) all Other Taxes, or at the option of any Purchaser, timely reimburse such Purchaser for the payment of any Other Taxes. Within 30 days after the date of any payment of Other Taxes, Borrower shall furnish to the applicable Purchaser the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Purchaser.
(c)Without duplication of amounts payable under Sections 2.5(a) and 2.5(b), Borrower shall reimburse and indemnify, within ten (10) days after receipt of demand therefor, each Purchaser for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.5(c)) payable or paid by such Purchaser or withheld or deducted from a payment to such Purchaser and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Purchaser(s) setting forth the amounts to be paid thereunder and delivered to Borrower shall be conclusive, absent manifest error.
(d)
(i)Any Purchaser that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Purchaser, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (d)(ii)(A), (ii)(B) and (ii)(D) of this section) shall not be required if in the Purchaser’s reasonable judgment such completion, execution or submission would subject such Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Purchaser.

(ii)Without limiting the generality of the foregoing:
(A)any Purchaser that is a U.S. Person (as such term is used in Section 7701 of the Code) shall deliver to the Borrower on or about the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Purchaser is exempt from U.S. federal backup withholding tax;
(B)any Purchaser that is not a U.S. Person (as defined above) (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Note Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)executed copies of IRS Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(iv)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and
(D)if a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Purchaser agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
Notwithstanding anything else in this Agreement, in not event will the Borrower or any Note Party be required to pay any Additional Amount or other indemnity payment under this Section 2.5 with respect to withholding or other Taxes in respect of any equity interest in Parent or any of its affiliates.
(e)If any Purchaser determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to Section 2.5 (including by the payment of Additional Amounts pursuant to Section 2.5(a)), it shall pay to the indemnifying party an amount equal to such refund (but only up to the amount of indemnity payments previously made under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(f)Each Purchaser represents that (i) such Purchaser is not a partnership, grantor trust, S corporation or other pass-through entity for U.S. federal income tax purposes, or (ii) if a Purchaser is an entity described in clause (i), then permitting Borrower (or the regarded entity from which Borrower is disregarded as separate for U.S. federal income tax purposes) to satisfy the 100-partner limitation in Treasury Regulations Section 1.7704-1(h)(1)(ii) is not a principal purpose of the beneficial owners investing in the Borrower through Purchaser.
(g)[Reserved].
(h)In no event will any transfer of a Note or any Participation with respect to a Note (in whole or in part) be permitted to the extent such transfer or Participation: (i) would result in greater than five (5) holders of Notes (and provided that a holder of a Note shall include for this purpose any holder of a Note or any person holding a Participation with respect to a Note) for U.S. federal income tax purposes (taking into account for this purpose Treasury Regulations Section 1.7704-1(h)(3)); or (ii) could reasonably be expected to result in Holdings or any of its Affiliates being treated as a publicly-traded partnership (as such term is used in Treasury Regulations Section 1.7704-1); in each case, as determined by the Borrower in good faith. Any transferor (or person issuing a Participation with respect to a Note) shall provide notice thereof to the Borrower, and any transfer or Participation made in contravention of this Section 2.5(h) shall be void ab initio.
(i)Borrower or one of its affiliates shall pay any stamp, issuance, stock registration or similar taxes payable in connection with the issuance of Conversion Shares under the terms of the Note; provided, that to the extent any issuance of Conversion Shares is made to a person other than the registered holder of the Note being converted to Conversion Shares, then the relevant holder of the Note (or the person to whom such Conversion Shares are to be issued) shall pay any such taxes payable as a result of such issuance of Conversion Shares to a person other than the registered holder of the Note (and in no event will any such Conversion Shares be required to be issued until Borrower or its affiliates have received evidence that all such taxes have been paid).
(j)The Borrower and Purchasers intend that the Note(s) will be treated as indebtedness for U.S. federal income tax purposes and agree to file their income tax returns in a manner consistent with such treatment.
Section 2.6Fee and Costs. The Borrower will reimburse the Purchasers for reasonable, documented out-of-pocket expenses for (i) one primary counsel to the Purchasers plus, if reasonably necessary, one local counsel in each applicable jurisdiction material to the interests of the Purchasers, in each case except allocated costs on in-house counsel, (ii) accountants and (iii) other professional advisors, and (iv) other out-of-pocket expenses incurred by Purchasers in connection with their due diligence, negotiation and documentation of the transactions contemplated by the Note Documents. At Purchasers’ election, such reimbursed amounts may be deducted from the purchase price for the Notes. All amounts due under this Section 2.6 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.
Section 2.7Interest. The outstanding principal amount of the Notes shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month). Interest shall be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an “Interest Payment Date”), beginning on September 30, 2024. Interest will be payable (i) from the Funding Date through the Interest Payment Date on September 30, 2026, at the rate of 11.25% per annum (as may be adjusted by Section 5.1(v)) by adding such interest amount to the principal balance of the Notes on the applicable Interest Payment Date; provided, that, at the Borrower’s election (upon 30 days of advance written notice to the Administrative Agent and the Purchasers) interest may be paid in cash at the rate of 9.75% per annum on the applicable Interest Payment Date, and (ii) from and after December 31, 2026, at the rate of 9.75% per annum in cash (the interest rate set forth in (i) and (ii) above, the “Interest Rate”).
Section 2.8Interest on Late Payments. Without limiting the remedies available to the Administrative Agent and the Purchasers under the Note Documents or otherwise, to the maximum extent permitted by applicable law, if the Borrower fails (i) to make a required payment of principal or cash interest with respect to the Notes when due whether at stated maturity, upon acceleration or otherwise, during the continuance of an Event of Default under clauses (a), (g) or (h) of Section 5.4, the Borrower shall pay interest, after as well as before judgment, in respect of such principal and interest, at the rate per annum equal to the Interest Rate plus two percent (2.00%) for so long as such payment remains outstanding or such covenant is not cured. Such interest shall be payable on demand.
Section 2.9Additional Notes.
(a)The Borrower hereby grants to DK and its Affiliates the right to purchase, subject to the terms and conditions set forth herein, twenty million dollars ($20,000,000) aggregate principal amount of additional Notes (the “Purchasers Optional Notes”). Any such election to purchase Purchasers Optional Notes may be exercised in whole, or from time to time in part, within six (6) months after the Funding Date, upon written notice from DK, or its Affiliate, as applicable, to the Borrower; provided, however, that the right to purchase Purchasers Optional Notes shall be subject to the Borrower’s consent if (i) DK is in possession of material non-public information with respect to a Major Transaction (including a Common Stock Major Transaction) that has not been publicly announced or (ii) a Major Transaction has been publicly announced (including a Common Stock Major Transaction). Purchasers Optional Notes shall have the same terms and conditions as the Notes, including with respect to the Conversion Price thereof, which shall be the same as the Conversion Price of the Notes. Borrower agrees to pay (or to otherwise cause to be transferred to) DK or its Affiliate, as applicable, on the funding date of Purchasers Optional Notes either (x) an amount equal to one and one-half percent (1.5%) of the original principal amount of the Purchasers Optional Notes, which DK or its Affiliate, as applicable, shall deduct from the purchase price of such Purchasers Optional Notes and shall be deemed to be fully earned by and paid to DK or its Affiliate, as applicable, on the funding date of such Purchasers Optional Notes or (y) an amount equal to two and one-half percent (2.5%) of the original principal amount of such Purchasers Optional Notes, in Common Stock at the VWAP Price; provided that five (5) Business Days prior to the funding date of such Purchasers Optional Notes, the Borrower shall provide written notice to DK with its election between (x) or (y) above.
(b)In the event DK or its Affiliate does not exercise their right to purchase the Purchasers Optional Notes in full on, or prior to the date that is six (6) months after the Funding Date (the “Expiration Date”), after the Expiration Date, the Borrower may issue the Purchasers Optional Notes that are unissued on the Expiration Date (the “Third Party Additional Notes”) to a third party purchaser. Third Party Additional Notes shall have the same terms and conditions as the Notes other than with respect to the Conversion Price thereof, which may be higher than the Conversion Price of the Notes.
(c)DK and the Borrower may agree for DK or any Affiliate to purchase, at any time and from time to time after the Funding Date, subject to the terms and conditions set forth herein, one or more additional Notes (the “Mutually Agreed Additional Notes” and, collectively with the Purchasers Optional Notes and the Third Party Additional Notes, the “Additional Notes”). Notwithstanding anything to the contrary herein, the aggregate principal amount of the Mutually Agreed Additional Notes shall not exceed twenty-five million dollars ($25,000,000). Mutually Agreed Additional Notes shall have the same terms and conditions as the Notes. Borrower agrees to pay (or to otherwise cause to be transferred to) DK or its Affiliate, as applicable, on the funding date of Mutually Agreed Additional Notes either (x) an amount equal to one and one-half percent (1.5%) of the original principal amount of the Mutually Agreed Additional Notes, which DK or its Affiliate, as applicable, shall deduct from the purchase price of such Mutually Agreed Additional Notes and shall be deemed to be fully earned by and paid to DK or its Affiliate, as applicable, on the funding date of such Mutually Agreed Additional Notes or (y) an amount equal to two and one-half percent (2.5%) of the original principal amount of such Mutually Agreed Additional Notes, in Common Stock at the VWAP Price; provided that five (5) Business Days prior to the funding date of such Mutually Agreed Additional Notes, the Borrower shall provide written notice to DK with its election between (x) or (y) above.
Additional Notes shall be a “Note” for all purposes of this Agreement and the other Note Documents. The effectiveness of any Additional Note may be subject to the satisfaction of such additional conditions as the Borrower and the Purchasers purchasing such Additional Notes may agree. Holdings, the Borrower and any Subsidiary may use the proceeds of the Additional Notes for any purpose as mutually agreed by the Borrower and the Purchasers purchasing the Additional Notes. Each of the Additional Notes shall be issued and sold to the Purchasers pursuant to this Agreement. The Purchasers of the Third Party Additional Notes shall deliver a joinder agreement to this Agreement substantially in the form attached hereto as Exhibit D.
Section 2.10Optional and Mandatory Redemption.
(a)Except in connection with a Major Transaction pursuant to Section 5.3, prior to the third anniversary of the Funding Date, the Borrower shall not redeem the Notes; provided, however, that if the Borrower redeems or makes any prepayment on the Notes before the third anniversary of the Funding Date, the Borrower shall pay all accrued and unpaid interest thereon plus (x) if the MOIC Prepayment Amount exceeds the Assumed Conversion Amount, an amount equal to thirty percent (30%) of the initial principal amount of the Notes prepaid, less all accrued interest previously paid in cash (the “MOIC Premium”) or (y) if the Assumed Conversion Amount exceeds the MOIC Prepayment Amount, an amount equal to the excess of the Assumed Conversion Amount over the principal amount of the Notes prepaid (the “Excess MOIC Premium”) (the amount set forth in clause (x) or (y), as applicable, the “Applicable Premium”).  For purposes hereof, (i) “Assumed Conversion Amount” means an amount equal to the VWAP Price on the date of the redemption or repayment in breach of this Section 2.10(a) multiplied by the number of shares into which the Notes would have been convertible on such date, without giving effect to any limitations on conversion set forth in Section 2(f), and (ii) “MOIC Prepayment Amount” means an amount equal to (A) the initial principal amount of the Notes prepaid, plus (B) all accrued and unpaid interest thereon, plus (C) the MOIC Premium. The Applicable Premium shall be liquidated damages sustained by the Purchaser as the result of the early repayment or redemption and the Borrower agrees that it is reasonable under the circumstances currently existing. For the avoidance of doubt, any redemption or prepayment on the Notes pursuant to a Major Transaction will instead be governed by Section 5.3 and this Section 2.10(a) will not apply to any such redemption or prepayment.
(b)From and after the third anniversary of the Funding Date, on fifteen (15) days’ (the “Prepayment Notice Period”) written notice to the Administrative Agent and the Purchasers (the “Prepayment Notice”), the Borrower may, at its option, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed and accrued and unpaid interest to (but including the applicable redemption date) plus a premium equal to 2.00% of the aggregate principal amount of the Notes to be so repaid or prepaid (“Prepayment Premium”); provided, however, that during the Prepayment Notice Period, Purchasers may elect, by delivering a Conversion Notice of such election to the Borrower, in lieu of receiving cash payment of the redemption price, to have the full principal amount of the Notes, all accrued and unpaid interest thereon and an amount equal to the Prepayment Premium converted into Conversion Shares at the Conversion Price and otherwise on the terms and subject to the conditions set forth in the Notes. In the event a Purchaser issues a Conversion Notice after such Purchaser has received the Prepayment Notice, such Conversion Notice must be received by the Borrower no later than one (1) Business Day before the redemption date specified in such Prepayment Notice. For the avoidance of doubt, in the event the Borrower receives the Conversion Notice referred to in the preceding sentence later than one (1) Business Day before the redemption date specified in the Prepayment Notice, the Purchaser will not be able to convert its Notes.
(c)From and after the third anniversary of the Funding Date, if closing price per share of the Common Stock exceeds 225% of the Conversion Price for twenty (20) out of thirty (30) consecutive Trading Days (as defined in the Notes), the Borrower may, at its option, redeem all but not less than all of the Notes on the terms and subject to the conditions set forth in the Notes at a redemption price equal to one hundred percent (100%) of the principal amount (and accrued but unpaid interest) of the Notes to be redeemed.
(a)In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Subsidiaries in respect of any Asset Sale Prepayment Event of assets that do not constitute Transition Markets, the Borrower shall, within ten (10) Business Days after such Net Proceeds are received, apply the Disposition Percentage of the amount of such Net Proceeds (such Disposition Percentage of such Net Proceeds, the “Subject Amount” of such Net Proceeds) on a pro rata basis to (x) the prepayment of the Revolving Credit Agreement Loans (accompanied by a permanent reduction of Commitments in an amount equal to the principal amount of Revolving Credit Agreement Loans so prepaid as set forth in the Revolving Credit Agreement) and (y) the redemption of Notes or such other Indebtedness (to the extent required hereunder). For purposes of the immediately preceding sentence “pro rata basis” shall be calculated using a fraction the numerator of which is (i) the outstanding amount of Commitments as of the date of such redemption in respect of clause (x) and (ii) the aggregate principal amount of such Notes outstanding (for the avoidance of doubt, including any such principal amount consisting of or attributable to interest, premium or fees paid in-kind) as of the date of such redemption in respect of clause (y) and the denominator of which, in respect of clauses (x) and (y), is the outstanding amount of Commitments and the aggregate principal amount of such Notes outstanding (for the avoidance of doubt, including any such principal amount consisting of or attributable to interest, premium or fees paid in-kind), each calculated as of the date of such redemption. (For illustrative purposes, if as of an Asset Sale Prepayment Event the outstanding amount of Commitments is $105,000,000 and the aggregate principal amount of Notes outstanding is $30,000,000, following a sale of non-Transition Markets which generates a Subject Amount of Net Proceeds equal to $4,000,000, the pro rata basis application would be 30/135 required to redeem the Notes, resulting in approximately $889,000 required to redeem the Notes. The Borrower would be required to prepay approximately $3.11 million of Revolving Credit Agreement Loans (and to permanently reduce the Commitments by the same amount) in connection with the receipt by or on behalf of the Borrower and its Subsidiaries of such Net Cash Proceeds. There will be no Applicable Premium (or for the avoidance of doubt, any Prepayment Premium) associated with the first $5,000,000 of Notes prepaid pursuant to this Section 2.10(d) (the “Initial Prepayment Amount”). Notwithstanding the foregoing, to the extent the lenders under the Revolving Credit Facility waive a prepayment and Commitment reduction required under the Revolving Credit Facility due to the Disposition Percentage of Net Proceeds received from the sale of non-Transition Markets, the redemption of the Notes pursuant to this Section 2.10(d) shall automatically be waived for such Disposition Percentage of Net Proceeds. For any prepayment after the Initial Prepayment Amount, and (i) before the third anniversary of the Funding Date, (x) if the MOIC Premium is payable pursuant to Section 2.10(a), any amount to be prepaid less the MOIC Premium; or (y) if the Excess MOIC Premium is payable pursuant to Section 2.10(a), any amount to be prepaid less the Excess MOIC Premium; or (ii) after the third anniversary of the Funding Date, any amount to be prepaid less the Prepayment Premium, in each case, shall apply to reduce the then outstanding principal amount of the Notes and other Indebtedness (to the extent required hereunder) and the remainder shall apply for the applicable MOIC Premium, Excess MOIC Premium or Prepayment Premium for such prepayment.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES
Section 3.1Representations and Warranties of the Borrower, Holdings and Parent. The Borrower (and (x) with respect to Sections 3.1(a) through 3.1(c), Holdings and (y) with respect to Sections 3.1(a) through 3.1(c) and 3.1(s) through 3.1(cc), Parent) represents and warrants as of (except as provided in Section 3.2 below) the Agreement Date that except as set forth in the Schedules to this Agreement:
(a)Organization; Powers. Parent, Holdings, the Borrower and each Subsidiary is (i) duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (ii) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Note Document to which it is a party (including, but not limited to, the sale and delivery of the Notes and the reservation for issuance and the subsequent issuance of the Conversion Shares upon exercise of the Notes) and, (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clause (i) (other than with respect to any Note Party), clause (ii) (other than with respect to Parent, Holdings and the Borrower) and clause (iii), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by Parent, Holdings and the Borrower and constitutes, and each other Note Document to which any Note Party is to be a party, when executed and delivered by such Note Party, will constitute, a legal, valid and binding obligation of Parent, Holdings, the Borrower or such Note Party, as the case may be, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(c)Governmental Approvals; No Conflicts. The execution, delivery and performance by any Note Party of this Agreement or any other Note Document (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except (A) filings necessary to perfect Liens created under the Note Documents, (B) filings required by applicable state securities laws, and (C) the filing of any requisite notices and/or application(s) to the Principal Trading Market for the issuance and sale of the Securities and the listing of the Conversion Shares for trading or quotation, as the case may be, thereon in the time and manner required thereby, (ii) will not violate (A) the Organizational Documents of any Note Party, or (B) any Requirements of Law applicable to any Note Party, (iii) will not violate or result in a default under any indenture or other agreement or instrument evidencing Material Indebtedness binding upon Holdings, the Borrower or any other Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by Holdings, the Borrower or any Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (iv) will not result in the creation or imposition of any Lien on any asset of Parent, Holdings, the Borrower or any Subsidiary, except Liens created under the Note Documents, except (in the case of each of clauses (i), (ii)(B) and (iii)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(d)Financial Condition; No Material Adverse Effect.
(i)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly indicated therein, including the notes thereto, and (ii) fairly present in all material respects the financial condition of the Borrower and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations for the respective periods then ended in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto.
(ii)Since December 31, 2023, there has been no Material Adverse Effect.
(e)Properties. The Borrower and each Subsidiary has good and valid title to, or valid leasehold interests in, all its real and personal property material to its business, if any (excluding, for the avoidance of doubt, Intellectual Property, which is the subject of Section 3.1(m)), (i) free and clear of all Liens except for Liens permitted by Section 5.2(b) and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(f)Litigation and Environmental Matters.
(i)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(ii)Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, governmental license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any Environmental Liability or (iv) has, to the knowledge of the Borrower, any basis to reasonably expect that the Borrower or any Subsidiary will become subject to any Environmental Liability. The representations and warranties contained in this Section 3.1(f)(ii) are the sole and exclusive representations and warranties of this Agreement with respect to environmental matters, including matters related to Environmental Law or Environmental Liability.
(g)Compliance with Laws and Agreements. The Borrower and each Subsidiary is in compliance with (i) all Requirements of Law applicable to it or its property and (ii) all indentures and other agreements and instruments evidencing Material Indebtedness binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(h)Investment Company Status. None of the Borrower or any other Note Party is, and immediately after the issuance of the Notes will not be, required to be registered as an “investment company” under the Investment Company Act of 1940, as amended from time to time.
(i)Taxes.
(i)Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and each Subsidiary (i) have timely filed or caused to be filed all Tax returns required to have been filed and (ii) have paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes (A) that are not overdue by more than 30 days or (B) that are being contested in good faith by appropriate proceedings, provided that the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP.
(ii)Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.
(j)ERISA.
(i)Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws.
(ii)Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (A) no ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (B) neither any Note Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (C) neither any Note Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4245 of ERISA with respect to a Multiemployer Plan and (D) neither any Note Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(k)Disclosure. As of the Funding Date, none of the reports, financial statements, certificates or other written information furnished by or on behalf of any Note Party to the Purchasers in connection with the negotiation of any Note Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Funding Date, as of the Funding Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.
(l)Subsidiaries. As of the Funding Date, Schedule 3.1(l) sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary.

(m)Intellectual Property; Licenses, Etc. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower and each Subsidiary owns, licenses or possesses the right to use, all of the rights to Intellectual Property that are reasonably necessary for the operation of its business as currently conducted, and without conflict with the Intellectual Property rights of any other Person. Neither the Borrower nor any Subsidiary, in the operation of their businesses as currently conducted, infringes upon any Intellectual Property rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by the Borrower or any of the Subsidiaries is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(n)Solvency. On the Funding Date, immediately after the consummation of the Transactions to occur on the Funding Date, the Borrower and its Subsidiaries are, on a consolidated basis, Solvent.
(o)Federal Reserve Regulations. None of the Borrower or any Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Notes will be used, directly or indirectly, for any purpose that entails a violation (including on the part of any Purchaser) of the provisions of Regulations U or X of the Board of Governors.
(p)Use of Proceeds. The Borrower and its subsidiaries will use the proceeds of Notes made on and after the Funding Date for working capital and general corporate purposes (including any purpose not prohibited by this Agreement).
(q)PATRIOT Act, OFAC and FCPA.
(i)The Borrower and the Subsidiaries will not, directly or, to the knowledge of the Borrower, indirectly, use the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor, lender or otherwise) of Sanctions.
(ii)The Borrower and the Subsidiaries will not use the proceeds of the Notes directly, or, to the knowledge of the Borrower, indirectly, (i) in violation of the USA Patriot Act or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).
(iii)Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, to the knowledge of the Borrower, none of the Borrower or the Subsidiaries has, in the past three years, committed a violation of applicable regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), Title III of the USA Patriot Act or the FCPA.
(iv)Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, none of the Borrower, the Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee or agent of any Note Party or other Subsidiary, in each case, is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons, nor is the Borrower or any Subsidiary located, organized or resident in a country or territory that is the subject of Sanctions.
(r)The Borrower and each Subsidiary holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business, and all Necessary Documents are valid and in full force and effect, except where the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and neither the Borrower nor any Subsidiary has not received written notice of any revocation or modification of any of the Necessary Documents and the Borrower has no reason to believe that any of the Necessary Documents will not be renewed in the ordinary course, except where such notice or failure to renew would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect, and the Borrower and each Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business.
(s)Since January 1, 2022, Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective filing dates, or to the extent corrected by a subsequent restatement, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Material Contracts to which Parent is a party or to which the property or assets of the Borrower are subject has been filed as an exhibit to the SEC Reports.
(t)Other than as set forth on Schedule 3.1(t), there has not been any change Parent’s capital stock (other than a change in the number of outstanding shares of Common Stock), or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock, of Parent, except pursuant to equity incentive plans and employee stock purchase plans.
(u)All of the issued and outstanding shares of capital stock of Parent are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state and foreign securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing; the Notes and Conversion Shares have been duly authorized and, and the Conversion Shares, when issued and delivered in accordance with the terms of the Notes will have been validly issued and will be fully paid and nonassessable. Parent has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock to issue the Conversion Shares, free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Note Documents or imposed by applicable securities laws. Assuming the accuracy of the representations and warranties of the Purchasers in this Agreement, the Notes will be issued in compliance with all applicable federal and state securities laws. Except as set forth in Schedule 3.1(u), there are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of any shares of Common Stock pursuant to the Organizational Documents or any agreement to which Parent is a party or by which Parent is bound. Parent’s outstanding shares of capital stock, options and warrants as set forth in Schedule 3.1(u) to this Agreement is accurate, and except as set forth in Schedule 3.1(u) there are no other options issuable or issued under Parent’s equity incentive plans or employee stock purchase plans. Except as set forth in Schedule 3.1(u) there are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from Parent any shares of capital stock of Parent.

(v)The issuance of the Notes and the Conversion Shares will not obligate Parent to issue shares of Common Stock or other securities to any Person (other than the Purchasers) and will not result in a right of any holder of Parent securities to adjust the exercise, conversion, exchange or reset price under any of such securities. Except as set forth in Schedule 3.1(v), there are no stockholders’ agreements, voting agreements or other similar agreements with respect to Parent’s capital stock to which Parent is a party or, to Parent’s knowledge, between or among any of Parent’s stockholders.
(w)Assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 3.3, no registration under the Securities Act is required for the offer and sale of the Securities by Parent to the Purchasers under the Note Documents.
(x)[reserved].
(y)[reserved].
(z)[reserved].
(aa)None of the Borrower, Parent or, to the Borrower’s knowledge, any person acting on either of their behalf, has offered or sold any of the Securities by any form of general solicitation or general advertising.
(ab)Neither the Borrower nor Parent has, and to the Borrower’s knowledge no one acting on behalf of the Borrower or Parent has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Borrower or Parent to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of any of the securities of the Borrower or Parent or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Borrower or Parent.
(ac)Parent is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. Parent has established disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) for Parent and designed such disclosure controls and procedures to ensure that information required to be disclosed by Parent in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. Parent’s certifying officers have evaluated the effectiveness of Parent’s disclosure controls and procedures as of the end of the period covered by Parent’s most recently filed periodic reports under the Exchange Act (such date, the “Evaluation Date”). Parent presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in Parent’s internal control over financial reporting (as such term is defined in the Exchange Act) that have materially affected, or are reasonably likely to materially affect, Parent’s internal controls over financial reporting.
Section 3.2Parent, Holdings and Borrower Acknowledgment. Parent, Holdings and Borrower each acknowledge that it has made the representations and warranties in Section 3.1 with the intention of persuading the Purchasers to enter into the Note Documents and that the Purchasers have entered into the Note Documents on the basis of, and in full reliance on, each of such representations and warranties, each of which shall survive the execution of this Agreement until the Obligations are paid in full and the representations and warranties set forth in Sections 3.1 (u), (v) and (w) shall be deemed to be continuously made at all times until the Obligations are paid in full or the Notes are fully converted.
Section 3.3Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, represents and warrants to the Borrower as of the Agreement Date that:

(a)Such Purchaser is duly organized and validly existing under the laws of the jurisdiction of its formation.
(b)Each Note Document to which it is a party has been duly authorized, executed and delivered by such Purchaser and constitutes the valid and legally binding obligation of such Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).
(c)Such Purchaser has full power and authority to purchase the Notes and to enter into and perform its other obligations under each of the Note Documents and carry out the other transactions contemplated thereby.
(d)Each of the Notes and Conversion Shares to be received by such Purchaser hereunder will be acquired for such Purchaser’s own account, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, except pursuant to sales registered or exempted under the Securities Act, and such Purchaser has no agreement or understanding, directly or indirectly, or present intention of selling, granting any participation in, or otherwise distributing the Notes or Conversion Shares in violation of applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by such Purchaser to hold the Securities for any period of time and such Purchaser reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act. Notwithstanding anything herein to the contrary, the Purchasers may not sell, dispose of or transfer the Notes, except as provided in Section 7.5 and in accordance with the terms of the Notes.
(e)Such Purchaser can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.
(f)Such Purchaser understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Borrower and Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.
(g)Such Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Borrower and Parent relying in part upon the truth and accuracy of, and such Purchasers’ compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.
(h)Such Purchaser did not learn of the investment in the Securities as a result of any general solicitation or general advertising.
(i)Such Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.
(j)Such Purchaser confirms that it is not relying on any statement (written or oral), representation or warranty made by, or on behalf of, Parent or Note Parties or any of their respective affiliates or agents as investment, tax or other advice or as a recommendation to purchase the Notes. Neither Parent nor the Note Parties nor any of their respective affiliates or agents is acting or has acted as an advisor to such Purchaser in deciding whether to purchase the Notes.

(k)In deciding to purchase the Notes, such Purchaser is not relying on the advice or recommendations of Parent or the Note Parties, or their respective affiliates or agents, and has made its own independent decision that the terms of the Notes are suitable and appropriate for it.
(l)Such Purchaser is familiar with the business and financial condition and operations of Parent and the Note Parties and has had the opportunity to conduct its own investigation of Parent and the Note Parties. Such Purchaser has had access to and reviewed the SEC Reports and such other information concerning Parent and the Note Parties it deems necessary to enable it to make an informed investment decision concerning the Notes. Such Purchaser has been offered the opportunity to ask questions of Parent and the Note Parties and received answers thereto, as it deems necessary to enable it to make an informed investment decision concerning the Notes.
(m)Such Purchaser acknowledges that the terms of the Notes have been mutually negotiated between Parent and the Note Parties. Such Purchaser was given a meaningful opportunity to negotiate the terms of the Notes. Such Purchaser had a sufficient amount of time to consider whether to purchase the Notes, and none of Parent or the Note Parties, or any of their respective affiliates or agents, has placed any pressure on such Purchaser to respond to the opportunity to purchase the Notes.
(n)Each Purchaser represents that it is not an Affiliate (as defined in the Revolving Credit Facility) for purposes of the Revolving Credit Facility.
ARTICLE 4

CONDITIONS OF PURCHASE OF THE NOTES.
Section 4.1Conditions to the Purchase of the Notes. The obligation of the Purchasers to purchase the Notes shall be subject to the fulfillment of the following conditions:
(a)The Purchasers (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Purchasers (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.
(b)The Purchasers shall have received a written opinion (addressed to the Purchasers and the Agent and dated the Funding Date) of each of (i) Latham & Watkins LLP, counsel for the Note Parties and (ii) Gordon Rees Scully Mansukhani, LLP, special Alabama, Florida, Hawaii, North Carolina, South Carolina and Tennessee counsel to the Note Parties. The Borrower hereby requests such counsel to deliver such opinion.
(c)The Purchasers shall have received a certificate of Parent and each Note Party, dated as of the Funding Date, substantially in the form of Exhibit E with appropriate insertions, executed by any Responsible Officer of Parent and such Note Party, and including or attaching the documents referred to in paragraph (d) of this Section.
(d)The Purchasers shall have received a copy of (i) each Organizational Document of Parent and each Note Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of Parent and each Note Party executing the Note Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of Parent and each Note Party approving and authorizing the execution, delivery and performance of Note Documents to which it is a party, certified as of the Funding Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of Parent and each Note Party’s jurisdiction of incorporation, organization or formation and (v) structure chart of the Parent and the Note Parties as of the Funding Date.
(e)The Purchasers shall have received, or substantially simultaneously with the initial purchase of the Notes on the Funding Date shall receive, all fees and other amounts previously agreed in writing by DK or any of its Affiliates and the Borrower to be due and payable on or prior to the Funding Date, including, to the extent invoiced at least three (3) Business Days prior to the Funding Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Note Party under any Note Document.
(f)The Purchasers shall have received a counterpart to the Guarantee Agreement signed on behalf of each Guarantor.
(g)There shall not have been a Material Adverse Effect which has occurred since December 31, 2023.
(h)The Purchasers shall have received a certificate, dated the Funding Date, in form and substance reasonably satisfactory to the Purchasers, and signed by Responsible Officer of the Borrower, confirming compliance with the conditions set forth in clause (g) of this Section 4.1, Sections 4.2(a) and (b) and attaching the Revolving Credit Agreement.
(i)The Purchasers shall have received the Audited Financial Statements.
(j)The Purchasers shall have received a copy of the Revolving/Note Intercreditor Agreement duly executed by the parties thereto.
(k)The Purchasers shall have received a duly executed counterpart to the Amended and Restated Registration Rights Agreement, in the form attached hereto as Exhibit F (the “Registration Rights Agreement”), pursuant to which Parent will provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement), under the 1933 Act and the rules and regulations promulgated thereunder, and applicable state securities laws.
(l)The Voting Agreements shall be in full force and effect.
(m)The Purchasers shall have received a certificate from a chief financial officer (or equivalent officer) of the Borrower certifying that the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent.
(n)The Purchasers shall have received all documentation at least three (3) Business Days prior to the Funding Date and other information about the Note Parties that shall have been reasonably requested in writing at least (10) Business Days prior to the Funding Date and that the Purchasers have reasonably determined is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation Title III of the USA Patriot Act.
(o)To the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver to each Purchaser, a Beneficial Ownership Certification in relation to the Borrower; provided that Purchasers have provided the Borrower a list of each Purchaser and its electronic delivery requirements at least five (5) Business Days prior to the Funding Date (it being agreed that, upon the execution and delivery by such Purchaser of its signature page to this Agreement, the condition set forth in this clause shall be deemed to be satisfied with respect to such Purchaser).

(p)The Collateral and Guarantee Requirement shall have been satisfied and the Purchasers shall have received a completed Information Certificate (as defined in the Collateral Agreement) dated as of the Funding Date and signed by a Responsible Officer of each Note Party, together with all attachments contemplated thereby and the results of a search of the Uniform Commercial Code (or equivalent) filings, intellectual property lien searches, and tax and judgment lien searches made with respect to the Note Parties in the jurisdictions contemplated by such Information Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Purchasers that the Liens indicated by such financing statements (or similar documents) are permitted by Section 5.2(b). The Disbursement Condition shall have been satisfied.
Section 4.2Each Note. The obligation of each Purchaser to purchase a Note, on the Funding Date and any funding date thereafter, is subject to the satisfaction of the following conditions:
(a)The representations and warranties of each Note Party set forth in the Note Documents shall be true and correct in all material respects on and as of the date of such Note issuance; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects (giving effect to any such qualifications) on the date of such credit extension or on such earlier date, as the case may be.
(b)At the time of and immediately after giving effect to the issuance of such Note no Default or Event of Default shall have occurred and be continuing or would result therefrom.
(c)With respect to any Additional Notes, the Purchasers shall have received, or substantially simultaneously with the purchase of the Additional Notes on the funding date of such Additional Notes shall receive, all fees and other amounts previously agreed by DK or any of its Affiliates and the Borrower to be due and payable on or prior to such funding date as set forth in the funds flow memorandum on the Funding Date or in the invoice from Dechert LLP dated August 1, 2024, including, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including the reimbursement of legal counsel fees paid by DK in connection with the purchase of Notes on the Funding Date) required to be reimbursed or paid by any Note Party under any Note Document.
To the extent this Section 4.2 is applicable, each Note issuance shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section.
ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT
Section 5.1Affirmative Covenants. Until the Termination Date shall have occurred, the Borrower covenants and agrees with the Purchasers that unless the Required Purchasers shall otherwise agree:
(a)Financial Statements and Other Information. The Borrower will furnish to the Purchasers, the following:
(i)beginning with the fiscal year ending December 31, 2024 and thereafter, on or before the date that is (x) 90 days after the end of each such fiscal year of the Borrower (or on or before such later date on which such financial statements are permitted to be filed with the SEC), an audited consolidated balance sheet and audited consolidated statements of operations, cash flows and changes in members’ or stockholders’ equity of the Borrower as of the end of and for such year, and related notes thereto, setting forth, in each case in comparative form the figures for the previous fiscal year, all reported on by Grant Thornton, RSM Global, Deloitte & Touche

LLP, PwC, KPMG or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness, (B) any actual or potential inability to satisfy a financial maintenance covenant in any period, (C) a change in accounting principles or practices reflecting a change in GAAP and required or approved by such independent public accountants and/or (D) an “emphasis of matter” paragraph)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP;
(ii)commencing with the financial statements for the fiscal quarter ending September 30, 2024, on or before the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or on or before such later date on which such financial statements are permitted to be filed with the SEC), an unaudited consolidated balance sheet and unaudited consolidated statements of operations and cash flows of the Borrower as of the end of and for such fiscal quarter (except in the case of cash flows) and the then elapsed portion of the fiscal year and, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of the end of and for such fiscal quarter (except in the case of cash flows) and such portion of the fiscal year on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(iii)after December 31, 2025, no later than twenty (20) days after the request from a Purchaser, a certificate of a Financial Officer certifying and setting forth reasonably detailed calculations demonstrating compliance with the Home Churn Covenant, as of the last day of the most recently ended Test Period;
(iv)not later than five (5) days after the delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer (a “Compliance Certificate”) certifying as of such date (A) as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with the Financial Performance Covenants and the Home Churn Covenant as of the most recently ended Test Period, and (C) setting forth a list identifying each Subsidiary that has become an Excluded Subsidiary, in the case of clauses (A) and (C), as of the date of delivery of such Compliance Certificate and in the case of clause (B) as of the most recently ended Test Period or confirming that there has been no change in such information since the date of delivery of the most recent Compliance Certificate delivered hereunder;
(v)[reserved];
(vi)promptly following any request therefor, information and documentation reasonably requested by the Purchasers for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and
(vii)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Note Document, as the Purchasers may reasonably request in writing.

Notwithstanding the foregoing, the obligations in clauses (i) and (ii) of this Section 5.1(a) may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, in lieu of the financial statements set forth in clauses (i) and (ii) of this Section 5.1(a), of Holdings (or a parent company thereof) filed with the SEC or with a similar regulatory authority in a foreign jurisdiction or (B) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings); provided that to the extent such information relates to a parent of the Borrower, such information is accompanied by summary narrative information (which need not be audited) describing in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a stand-alone basis, on the other hand, and to the extent such information is in lieu of information required to be provided under Section 5.1(a)(i), such materials are accompanied by a report and opinion of Grant Thornton, RSM Global, Deloitte & Touche LLP, PwC, KPMG or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than an exception or explanatory paragraph, but not a qualification, with respect to, or resulting from, (i) an upcoming maturity date of any Indebtedness, (ii) any actual or potential inability to satisfy a financial maintenance covenant in any period, (iii) a change in accounting principles or practices reflecting a change in GAAP and required or approved by such independent public accountants and/or (iv) an “emphasis of matter” paragraph).
Documents required to be delivered pursuant to Section 5.1(a)(i) or (ii) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s or one of its Affiliates’ website on the Internet or at www.sec.gov or (B) on which such documents are posted on the Borrower’s behalf on Syndtrak, IntraLinks/IntraAgency or another website, if any, to which each Purchaser has access (whether a commercial, third-party website or whether sponsored by the Purchasers); provided that: (i) the Borrower shall deliver such documents to the Purchasers upon its reasonable request until a written notice to cease delivering such documents is given by the Purchasers and (ii) the Borrower shall, upon the reasonable request of the Purchasers, provide to the Purchasers by electronic mail electronic versions (i.e., soft copies) of such documents.
The Borrower hereby acknowledges that (a) Purchasers will make available to the Purchasers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Purchasers (each, a “Public Purchaser”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will, upon the Purchasers’ reasonable request, use commercially reasonable efforts to identify that portion of Borrower Materials that may be distributed to the Public Purchasers and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Purchasers to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 7.16); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (iv) the Purchasers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Other than as set forth in the immediately preceding sentence, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”; provided that any financial statements delivered pursuant to Section 5.1(a)(i) or Section 5.1(a)(ii) will be deemed “PUBLIC.”
(b)Notices of Material Events. As soon as reasonably practicable after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Agent and the Purchasers written notice of the following:

(i)the occurrence of any Default or Event of Default;
(ii)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another executive officer of the Borrower, affecting Holdings, the Borrower or any Subsidiary or the receipt of a written notice of an Environmental Liability, in each case, that could reasonably be expected to result in a Material Adverse Effect; ~~and~~
(iii)the occurrence of an ERISA Event, in each case, that could reasonably be expected to result in a Material Adverse Effect~~.~~; and
(i)any material amendment, restatement, supplement or other modification of, or any Default or Event of Default (each as defined in the Revolving Credit Agreement) under, or any material notice is received or sent in connection with, the Revolving Credit Agreement or any material document evidencing or governing any Revolving Credit Facility; provided that for the avoidance of doubt, no changes to Article VIII (THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT) of the Revolving Credit Agreement shall be deemed as a material amendment, restatement, supplement or modification; provided that documents required to be delivered pursuant to this Section 5.1 (b)(iv) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto at www.sec.gov.
Each notice delivered under this Section 5.1(b) shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
(c)Information Regarding Collateral.
(i)The Borrower will furnish to the Collateral Agent promptly (and in any event within 60 days or such longer period as reasonably agreed to by the Collateral Agent (acting at the direction of the Required Purchasers) written notice of any change (i) in any Note Party’s legal name (as set forth in its certificate of organization or like document) or (ii) in the jurisdiction of incorporation or organization of any Note Party or in the form of its organization.
(ii)Not later than five days after delivery of financial statements pursuant to Section 5.1(a)(i), the Borrower shall deliver to the Agent and the Purchasers a certificate executed by a Responsible Officer of the Borrower setting forth the information required pursuant to Schedules I through IV of the Collateral Agreement or confirming that there has been no change in such information since the Collateral Trigger Event Date or the date of the most recent certificate delivered pursuant to this Section.
(d)Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, governmental licenses, permits, privileges, franchises and Intellectual Property material to the conduct of its business, in each case (other than with respect to the preservation of the existence of the Borrower), except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 5.2(c) or any Disposition permitted by Section 5.2(e).
(e)Payment of Taxes, Etc. The Borrower will, and will cause each Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except where (i) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a

Material Adverse Effect or (ii) such Taxes are being contested in good faith by appropriate proceedings, provided that the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP. Parent shall use commercially reasonable efforts to provide the Purchasers with advance written notice in the event Parent anticipates that it will at any time become a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(f)Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which and the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the management of the Borrower) are reasonable and prudent in light of the size and nature of its business; and will furnish to the Purchasers, upon their written request, information presented in reasonable detail as to the insurance so carried. Not later than 60 days after the Funding Date (or such later date as the Collateral Agent (acting at the direction of the Required Purchasers) may agree), each such policy of insurance maintained by a Note Party shall (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear (subject to the Revolving/Note Intercreditor Agreement), (ii) name the Collateral Agent (as defined in the Existing Credit Agreement), on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear (subject to the Revolving/Note Intercreditor Agreement) and (iii) in the case of each casualty insurance policy, contain a loss payable/mortgagee clause or endorsement that names Collateral Agent, on behalf of the Secured Parties, as the lender’s loss payee/mortgagee thereunder.
(h)Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) shall be made of all material financial transactions and matters involving the assets and business of the Borrower or the Subsidiaries, as the case may be. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Purchasers, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Purchasers may exercise visitation and inspection rights of the Purchasers under this Section 5.1(h) and the Purchasers shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default and only one such visitation and inspection shall be at the reasonable expense of the Borrower; provided, further, that (i) when an Event of Default exists, the Purchasers (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (ii) the Purchasers shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.
(i)Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law (including ERISA, Environmental Laws, USA Patriot Act, OFAC and FCPA) with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(j)Use of Proceeds. The Borrower and its subsidiaries will use the proceeds of Notes for working capital and general corporate purposes (including Permitted Acquisitions, Restricted Payments and any other purpose not prohibited by this Agreement).
(k)Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Funding Date (including, without limitation, upon the formation of any Subsidiary that is a Division Successor) or ceases to be an Excluded Subsidiary, the Borrower will, within 90 days after such newly formed or acquired Subsidiary is formed or acquired (unless such Subsidiary is an Excluded Subsidiary), notify the Collateral Agent thereof, and will and will cause such Subsidiary and the other Note Parties to take all actions (if any) required to satisfy the Collateral and Guarantee Requirement with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Note Party within 90 days after such notice (or such longer period as the Collateral Agent (acting at the direction of the Required Purchasers) shall reasonably agree).
Notwithstanding anything to the contrary herein, ~~so long as any obligations under the Revolving Credit Facility or any Permitted Refinancing thereunder is outstanding~~from and after the First Amendment Effective Date, the Borrower shall ensure that at all times each Subsidiary that is a guarantor ~~under such~~of the Revolving Credit Agreement or any obligations in respect of any other Revolving Credit Facility or Permitted Refinancing thereof is also a Note Party unless otherwise agreed by the Required Purchasers in writing in their reasonable discretion.
(l)Further Assurances. The Borrower will, and will cause each Note Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Collateral Agent (acting at the direction of the Required Purchasers) or the Required Purchasers may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Note Parties. In the event that any asset is an Excluded Asset pursuant to clause (s) of the definition of such term or a Lien in an asset is released pursuant to Section 7.15 in connection with a seller financing arrangement, upon the termination of such seller financing arrangement or, if the restrictions that caused such asset to be an Excluded Asset or the Lien in such asset to be released is no longer in effect, such asset shall automatically constitute “Collateral” subject to the security interest under the Collateral Agreement and the Borrower shall promptly notify the Purchasers and take such actions as the Purchasers may reasonably request to cause such assets to be, or confirm that such asset is, subject to a Lien in favor of the Collateral Agent pursuant to the Collateral Agreement.
(m)Change in Business. The Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Funding Date and other business activities which are extensions thereof or otherwise incidental, complementary, reasonably related or ancillary to any of the foregoing.
(n)Changes in Fiscal Periods. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Purchasers, change its fiscal year to any other fiscal year reasonably acceptable to the Required Purchasers, in which case, the Borrower and the Purchasers will, and are hereby authorized by the Purchasers to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year (which adjustments may include, among other things, adjustments to financial reporting requirements to account for such changes, including without limitation, the impact on year over year comparison reporting and stub period reporting obligations).
(o)Security. The Borrower shall, and shall cause each other Note Party to, ~~(i)~~ take all actions required to satisfy the Collateral and Guarantee Requirement with respect to such Note Party~~, and (ii) deliver to the Agent and the Purchasers a completed Information Certificate (as defined in the Collateral Agreement) dated as of the Funding Date and signed by a Responsible Officer of each Note Party,~~

~~together with all attachments contemplated thereby and the results of a search of the Uniform Commercial Code (or equivalent) filings, intellectual property lien searches, and tax and judgment lien searches made with respect to the Note Parties in the jurisdictions contemplated by such Information Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Purchasers that the Liens indicated by such financing statements (or similar documents) are permitted by Section 5.2(b). The Borrower shall deliver written notice of the occurrence thereof to the Purchasers.~~.
(p)Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(i)(A) transactions with Holdings, the Borrower or any Subsidiary and (B) transactions involving aggregate payments or consideration of less than the greater of $6,500,000 and 1.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis;
(ii)on terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by such Person at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;
(iii)the Transactions;
(iv)issuances of Equity Interests of Holdings or the Borrower to the extent otherwise permitted by this Agreement;
(v)employment and severance arrangements (including salary or guaranteed payments and bonuses) between the Borrower and the Subsidiaries and their respective officers, managers, employees and other service providers in the ordinary course of business or otherwise in relation and in furtherance of the Transactions (including loans and advances pursuant to Sections 5.2(d)(ii) and 5.2(d)(xvi));
(vi)payments by Holdings (and any direct or indirect parent thereof), the Borrower and the Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent thereof), the Borrower and the Subsidiaries to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, to the extent payments are permitted by Section 5.2(h);
(vii)the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, managers, employees and other service providers of Holdings (or any direct or indirect parent company thereof), the Borrower and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrower and the Subsidiaries;
(viii)transactions pursuant to any agreement or arrangement in effect as of the Funding Date and set forth on Schedule 5.1(p), or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Purchaser when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Funding Date as determined by the Borrower in good faith);
(ix)Restricted Payments permitted under Section 5.2(h);

(x)customary payments by Holdings, the Borrower and any of the Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings) and any subsequent transaction or exit fee, which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such Person in good faith;
(xi)the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of Holdings (or any direct or indirect parent thereof) to any Permitted Holder or to any former, current or future director, manager, officer, employee, consultant or other service provider (or any Affiliate of any of the foregoing) of Holdings, the Borrower, any of the Subsidiaries or any direct or indirect parent thereof;
(xii)the payment of consulting, advisory and other fees (including transaction fees), indemnities and expenses (plus any unpaid consulting, advisory and other fees (including transaction fees), indemnities and expenses thereunder accrued in any prior year);
(xiii)Affiliate repurchases of the Notes to the extent permitted hereunder, and the holding of such Notes and the payments and other related transactions in respect thereof;
(xiv)transactions in connection with any Permitted Receivables Financing;
(xv)transactions with any Similar Business otherwise permitted under this Agreement, loans, advances and other transactions between or among Holdings, the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) after the initial formation of, and investment in, such joint venture in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary’s ownership of Equity Interests in such joint venture or Subsidiary) to the extent permitted under Section 5.2; and
(xvi)transactions undertaken pursuant to membership in a purchasing consortium.
(q)Preemptive Rights.
(i)Subsequent Offerings. Each Purchaser shall have a preemptive right to purchase its pro rata share of all Equity Securities (as defined below) that Parent or any of its subsidiaries may, from time to time, propose to sell and/or issue after the date of this Agreement, other than the Equity Securities excluded by Section 5.1(q)(iv) hereof. For this purpose, each Purchaser’s pro rata share is equal to the ratio of (x) the number of Conversion Shares of which such Purchaser, together with its Affiliates, is a holder or would be a holder upon conversion of the Notes at the time notice of the proposed issuance of such Equity Securities is given by Parent pursuant to Section 5.1(q)(ii) to (y) the total number of shares of Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Notes or upon the exercise or conversion of any outstanding warrants or options or convertible securities) outstanding immediately prior to the issuance of such Equity Securities. The term “Equity Securities” shall mean (A) any shares of Common Stock or other equity security of Parent or any of its subsidiaries, (B) any security convertible into or exercisable or exchangeable for, with or without consideration, any shares of Common Stock or other equity security of Parent or any of its subsidiaries (including any option to purchase such a convertible security), (C) any security carrying any warrant or right to subscribe to or purchase any shares of Common Stock or other equity security of Parent or any of its subsidiaries or (D) any such warrant or right.
(ii)Exercise of Preemptive Rights. If Parent or any of its subsidiaries proposes to issue any Equity Securities, it shall give each Purchaser written notice of its intention, describing the Equity Securities and the price and other terms and conditions upon which Parent or any subsidiary of Parent proposes to issue the same. Each Purchaser shall have fifteen (15) days from the date such notice is deemed given to exercise its right to purchase its pro rata share of the Equity Securities on the terms and conditions specified in the notice by giving written notice thereof to Parent. Notwithstanding the foregoing, Parent shall not be required to offer or sell such Equity Securities to any Purchaser if doing so would cause Parent to be in violation of applicable securities laws by virtue of such offer or sale.
(iii)Issuance of Equity Securities or Subsequent Debt to Other Persons. Parent shall have thirty (30) days after the end of the aforementioned fifteen (15)-day period to sell the Equity Securities in respect of which the Purchaser’s rights were not exercised, at a price not lower and upon terms and conditions not more favorable to the purchasers thereof than specified in Parent’s notice to the Purchasers pursuant to Section 5.1(q)(ii) hereof. If Parent has not sold such Equity Securities within such thirty (30) day period, Parent shall not thereafter issue or sell any Equity Securities without first offering such Equity Securities to the Purchasers in the manner provided above.
(iv)Excluded Securities. The preemptive rights established by this Section 5.1(q) shall not apply to any of the following Equity Securities:
1.Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued or to be issued after the date hereof to employees, officers or directors of, or consultants or advisors to Parent or any subsidiary of Parent, pursuant to share purchase or share option plans or other arrangements that are approved by the Board of Directors of Parent;
2.shares issued upon conversion of the Notes and shares issued pursuant to any rights, agreements, options or warrants granted after the date of this Agreement, so long as the preemptive rights established by this Section 5.1(q) were complied with, waived, or were inapplicable pursuant to any provision of this Section 5.1(q) with respect to the initial sale or grant by Parent of such rights, agreements, options or warrants;
3.any Equity Securities issued pursuant to an acquisition by Parent or any of its subsidiaries of the capital stock or assets of another company (including by way of merger or consolidation), provided, such acquisition is approved by the Board of Directors of Parent;
4.Equity Securities issued pursuant to the conversion, exercise or exchange of the Notes issued to the Purchasers;
5.Equity Interests of a subsidiary of Parent issued to Parent, Holdings or a wholly owned subsidiary of Holdings;
6.the issuances of Equity Securities (not to exceed ten percent (10%) of the issued and outstanding Common Stock) in connection with a bona fide strategic partnership or commercial arrangement with a Person that is not an Affiliate of Parent or any of its subsidiaries, which partnership or arrangement is approved by the Board of Directors of Parent and the primary purpose of which is not to provide financing to the Parent or any subsidiary of Parent;

7.any shares of Common Stock issued upon exchange of common units of Holdings in accordance with the Tax Receivable Agreement and Limited Liability Company Agreement of Holdings; and
8.any Equity Securities issued in connection with any share split, share dividend on, reclassification or recapitalization or similar event of the outstanding Equity Securities of the Borrower.
(r)Section 5.1(r) is set forth on Schedule 5.1(r),
(s)Parent Board of Directors Nomination Right.
(i)Parent shall use commercially reasonable efforts to, within five (5) Business Days of the Funding Date, increase the size of Parent’s Board of Directors from nine directors to eleven directors, and Parent shall use its commercially reasonable best efforts to increase the size of its Board of Directors as set forth in this Section 5.1(s), in each case, in accordance with Parent’s Organizational Documents.
(ii)Following the Funding Date, (A) for so long as DK continues to beneficially own at least fifty percent (50%) of the number of shares of Common Stock (on an as-converted basis) that it held on the Funding Date, then DK shall have the right to designate for election to the Board of Directors of Parent two (2) individuals (each such individual, a “Nominee”) and (B) for so long as DK continues to beneficially own less than fifty percent (50%) but at least twenty-five percent (25%) of the number of shares of Common Stock (on an as-converted basis) that it held on the Funding Date, then DK shall have the right to designate for election to the Board of Directors of Parent one (1) Nominee. If the full forty-five million dollar ($45,000,000) aggregate principal amount of the Purchasers Additional Notes is issued to DK, then upon the purchase of such Purchasers Additional Notes, for so long as DK continues to beneficially own at least sixty-seven percent (67%) of the number of Conversion Shares underlying the Notes on an as converted basis as of the Funding Date (including the purchase of such Purchasers Additional Notes as if it occurred on the Funding Date) then DK shall have the right to designate for election to the Board of Directors of Parent three (3) Nominees. If following the issuance of such Purchasers Additional Notes, DK at any time owns less than sixty-seven percent (67%) of the number of Conversion Shares underlying the Notes on an as converted basis as of the Funding Date (including the purchase of such Purchasers Additional Notes as if it occurred on the Funding Date), then DK shall have the right to designate for election to the Board of Directors of Parent that number of Nominees set forth in the first sentence of this Section 5.1(s)(ii).
(iii)If Parent’s Board of Directors or Nominating and Corporate Governance Committee determines in good faith that a Nominee (A) is not qualified to serve on the Board of Directors of Parent or on a committee to which such Nominee is designated by DK to be appointed, consistent with the Board of Directors’ or such committee’s duly adopted policies and procedures applicable to all directors, (B) does not satisfy applicable legal requirements or rule or regulation of the SEC regarding service as a director or as a member of a committee to which such Nominee is designated by DK to be appointed, (C) has engaged in acts or omissions constituting a breach of the director’s fiduciary duties to Parent and its shareholders, (D) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law or (E) has engaged in any transaction involving Parent from which the director derived an improper personal benefit that was not disclosed to the Board of Directors of Parent prior to the authorization of such transaction, such Nominee shall resign from the Board of Directors, or resign from or may be removed from such committee, as applicable, as soon as practicable, provided, however, that DK shall have the right to designate a different Nominee. For the avoidance of doubt, the determination that a Nominee cannot serve on a particular committee pursuant to this clause (iii) shall only result in such Nominee resigning or being removed from such committee but not the Board of Directors of Parent.
(iv)If the number of Nominees that DK has the right to designate for election to the Board of Directors of Parent is decreased pursuant to this Section 5.1(s), then the corresponding number of Nominees shall immediately offer to tender his or her resignation for consideration by the Board of Directors of Parent and, if such resignation is requested by the Board of Directors of Parent, such Nominee shall resign within thirty (30) days from the date that DK no longer satisfied the designation requirements set forth in this Section 5.1(s). In the event that the Board of Directors of Parent requests such resignation, Parent and DK shall immediately take any and all actions necessary or appropriate to cooperate in ensuring the removal of such Nominee upon receipt of his or her resignation; provided that, notwithstanding anything to the contrary herein, a Nominee may resign at any time regardless of the period of time left in his or her then current term.
(v)Parent shall use commercially reasonable efforts to, within 5 Business Days of the Funding Date, take all necessary actions within its control, including but not limited to calling a meeting of its Board of Directors or executing an action by unanimous written consent of its Board of Directors, such that the initial Nominees designated by DK shall be appointed to the Board of Directors of Parent as directors in accordance with this Section 5.1(s).
(vi)Parent shall take all actions necessary and within Parent’s control to give effect to the provisions contained in this Section 5.1(s), including soliciting proxies to vote for the Nominees and otherwise using its reasonable best efforts to cause the Nominees to be included in the slate of nominees recommended by Parent and elected as a director of Parent.
(vii)If any Nominee ceases to serve for any reason other than pursuant to Section 5.1(s)(iv), DK shall be entitled to designate such Person’s successor in accordance with this Agreement (subject to Section 5.1(s)(iii)) and the Board of Directors of Parent shall promptly fill the vacancy with such successor Nominee.
(viii)Parent shall use commercially reasonable efforts to, within 5 Business Days of the Funding Date, cause (A) one (1) Nominee designated by DK to be appointed to the Compensation Committee of the Board of Directors of Parent, (B) one (1) Nominee designated by DK to be appointed to the Nominating and Corporate Governance Committee of the Board of Directors of Parent, (C) two (2) Nominees designated by DK to be appointed to the Strategy and Finance Committee of the Board of Directors of Parent (provided, that if DK shall have the right to designate for election to the Board of Directors of Parent only one (1) Nominee pursuant to Section 5.1(s)(ii), then Parent shall cause one (1) Nominee designated by DK to be appointed to the Strategy and Finance Committee) and (D) one (1) Nominee designated by DK to be appointed to any committee of the Board of Directors formed after the Funding Date. Parent shall take all necessary actions within its control, including but not limited to calling a meeting of its Board of Directors or executing an action by unanimous written consent of its Board of Directors, such that the Nominees designated by DK are appointed to the applicable committees in accordance with the foregoing sentence; provided that, (x) in the case of any Nominee designated by DK to be appointed to the Compensation Committee or the Nominating and Corporate Governance Committee of the Board of Directors, Parent shall have no obligation under this Section 5.1(s)(viii) unless such Nominee qualifies, as of the date of such Nominee's appointment to such committee and as of any other date on which the determination is being made, as an "independent director" under the applicable rules of the Trading Market, as well as under any other independence requirements of the U.S. securities laws that are then applicable to Parent, in each case, as determined by the Board of Directors in good faith, and (y) in the case of any Nominee designated by DK to be appointed to the Strategy and Finance Committee of the Board of Directors, or to any committee of the Board of Directors formed after the Funding Date, such

Nominee shall recuse himself or herself from any proceedings that, in the reasonable opinion of Parent’s external counsel, would result in a conflict of interest; provided, that, if, in the reasonable opinion of Parent’s external counsel, such Nominee could reasonably be expected to have a conflict of interest with respect to the primary purpose of such committee such that recusal of the applicable Nominee(s) would not be sufficient under Delaware law (a “Non-Recusable Conflict”), then Parent shall have no obligation under this Section 5.1(s)(viii) to include such Nominee(s) on such committee; provided, further, in such case, the scope and authority of such committee shall be narrowly limited to such potential transactions with such Non-Recusable Conflict to the extent reasonably practicable.
(ix)The Nominees shall be compensated for their service on the Board of Directors of Parent consistent with the compensation policy applicable to other non-employee members of the Board of Directors of Parent. Parent shall reimburse the Nominees for all reasonable out-of-pocket expenses incurred in connection with such Nominees attendance at meetings of the Board of Directors of Parent or the board of directors of any of Parent’s subsidiaries, and any committees thereof, including without limitation travel, lodging and meal expenses, in accordance with Parent’s reimbursement policies. Except as set forth in this paragraph or otherwise determined by the Board of Directors of Parent, the Nominees shall not be compensated for his or service as a member of the Board. If Parent adopts a policy that directors own a minimum amount of equity in Parent, the Nominees shall not be subject to such policy.
(x)Parent shall continue to maintain at all times director and officer indemnity insurance on commercially reasonable terms which insurance shall cover each member of the Board of Directors of Parent and the members of each board of directors of each of Parent’s subsidiaries. Parent shall enter into a director and officer indemnification agreement substantially in the form entered into between Parent and its other non-employee directors.
(xi)In the event the Borrower and its Subsidiaries fail to comply with the requirements of the Home Churn Covenant as of the last day of any Test Period of the Borrower, (A) the Board of Directors of Parent shall establish a strategic committee of the Board of Directors of Parent, on which committee Nominees of DK shall hold a majority of the votes (provided, that, such Nominees shall recuse themselves from any proceedings that, in the reasonable opinion of Parent’s counsel, would result in a conflict of interest), and delegate to such committee customary powers to explore and recommend strategic alternatives and liquidity events to the Board of Directors of Parent; and (B) DK shall have the right to designate for election to the Board of Directors of Parent (in accordance with the terms of this Section 5.1(s)) two (2) additional Nominees (provided, that in no event shall DK have the right to designate to the Board of Directors of Parent more than four (4) Nominees at any given time). Parent shall direct its directors, officers and employees to cooperate with the committee described in the foregoing clause (A).
(xii)Notwithstanding anything to the contrary contained in this Section 5.1(s), (x) if at any time DK shall have the right to designate three (3) Nominees to the Board of Directors of Parent, one (1) of such Nominees shall be independent for purposes of Nasdaq Rule 5605(a)(2) and will not be an employee of DK and (y) if at any time DK shall have the right to designate four (4) Nominees to the Board of Directors of Parent, two (2) of such Nominees shall be independent for purposes of Nasdaq Rule 5605(a)(2) and will not be employees of DK. DK shall not be permitted to designate any Nominee to the Board of Directors of Parent who is then serving as a director on the board of directors of a Competitor.
The references to DK in this section shall be understood to mean DK or any Affiliate of DK.

(t)Parent will timely file with the Commission (subject to appropriate extensions made under Rule 12b-25 of the Exchange Act) any annual reports, quarterly reports and other periodic reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act.
(u)Parent shall, so long as any of the Notes are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued capital stock, solely for the purpose of effecting the conversion of the Notes, the number of shares of Common Stock issuable upon such conversion (without taking into account any limitations on the conversion of the Notes as set forth in the Notes).
(v)Shareholder Approval. Parent shall seek to obtain, and Parent’s Board of Directors shall recommend that Parent’s shareholders vote in favor of Parent’s proposals to obtain, Shareholder Approval at its next annual shareholder meeting following the Funding Date (the “Shareholder Approval Deadline”) and, if Shareholder Approval is not obtained at such meeting, shall use commercially reasonable efforts to hold one additional special meeting to seek Shareholder Approval and will continue to seek approval at each subsequent annual meeting until Shareholder Approval is obtained.
(w)Form 8-K. Parent shall file or cause to be filed with the SEC a current report on Form 8-K with respect to the Transactions not later than one (1) Business Day following the Funding Date.
Section 5.2Negative Covenants. Until the Termination Date shall have occurred, the Borrower covenants and agrees with the Purchasers that unless the Required Purchasers shall otherwise agree:
(a)Indebtedness. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(i)Indebtedness of the Borrower and any of the Subsidiaries under the Note Documents (including any Additional Notes incurred pursuant to Section 2.9);
(ii)Indebtedness (A) outstanding on the Funding Date; provided that any such Indebtedness in excess of $10,000,000 individually shall only be permitted if set forth on Schedule 5.2(a), and any Permitted Refinancing thereof, and (B) that is intercompany Indebtedness among the Borrower and/or the Subsidiaries outstanding on the Funding Date and any Permitted Refinancing thereof;
(iii)Guarantees by the Borrower and the Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 5.2(d), (B) no Guarantee by any Subsidiary of any Junior Financing shall be permitted unless such Subsidiary shall have also provided a Guarantee of the Obligations pursuant to the Guarantee Agreement ~~and~~, (C) no Guarantee by any Subsidiary of the Revolving Credit Facility or any other obligations in respect of a Revolving Credit Facility shall be permitted unless such Subsidiary shall have also provided a Guarantee of the Obligations (unless otherwise agreed by the Required Purchasers in writing in their reasonable discretion) and (D) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Purchasers as those contained in the subordination of such Indebtedness;
(iv)Indebtedness of the Borrower or of any Subsidiary owing to any Subsidiary, the Borrower or Holdings to the extent permitted by Section 5.2(d); provided that all such Indebtedness of any Note Party owing to any Subsidiary that is not a Note Party shall be unsecured and subordinated to Obligations ~~(to the extent any such Indebtedness is outstanding at any time after the date that is 30 days after the Revolving Credit Agreement Effective Date or such later date as the Required Purchasers may reasonably agree and is in the ordinary~~

~~course of business and consistent with past practices)~~ (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) on terms (A) at least as favorable to the Purchasers as those set forth in the form of intercompany note attached as Exhibit H to the Revolving Credit Agreement or (B) otherwise reasonably satisfactory to the Purchasers;
(v)from and after the Revolving Credit Agreement Effective Date, (A) Indebtedness (including Capital Lease Obligations) of the Borrower or any of the Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (whether through the direct purchase of property or any Person owning such property); provided, that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement; provided, further, that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this subclause (A) shall not exceed the greater of $35,000,000 and 5.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A);
(vi)Indebtedness in respect of Swap Agreements (other than Swap Agreements entered into for speculative purposes);
(vii)(A) (1) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into the Borrower or a Subsidiary) after the Funding Date as a result of any acquisition, Permitted Acquisition or other Investment (and any guarantee of such Indebtedness by a Subsidiary of such Person), (2) Indebtedness of any Person that is assumed by the Borrower or any Subsidiary in connection with an acquisition of assets by the Borrower or such Subsidiary in any acquisition, Permitted Acquisition or other Investment and (3) any guarantee of Indebtedness described in the foregoing clauses (1) and (2) by any Person that so becomes a Subsidiary, that is the survivor of a merger or consolidation with such Person or that is a Subsidiary of such Person; provided that such Indebtedness (or guarantee thereof) is not incurred in contemplation of such acquisition, Permitted Acquisition or other Investment and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A);
(viii)Indebtedness in respect of Permitted Receivables Financings;
(ix)Indebtedness representing deferred compensation to employees and other service providers of the Borrower and the Subsidiaries incurred in the ordinary course of business;
(x)Indebtedness consisting of unsecured promissory notes issued by the Borrower or any Subsidiary to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 5.2(h)(A);
(xi)Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including “earn out” or similar obligations and mark to market adjustments with respect to the foregoing) incurred in connection with any acquistion, any Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement;

(xii)Indebtedness consisting of obligations under deferred compensation or other similar arrangements incurred in connection with any acquisitions, Permitted Acquisition or other Investment permitted hereunder;
(xiii)Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of Holdings, the Borrower and their Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of Holdings, the Borrower and their Subsidiaries);
(xiv)from and after the Revolving Credit Agreement Effective Date, Indebtedness of the Borrower and its Subsidiaries that is unsecured or secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Obligations; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed (x) the greater of $50,000,000 and (y) 7.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis;
(xv)Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;
(xvi)Indebtedness incurred by the Borrower or any of the Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created, or related to obligations or liabilities incurred, in the ordinary course of business, including in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers’ compensation claims;
(xvii)obligations in respect of performance, bid, appeal and surety bonds and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Borrower or any of the Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;
(xviii)from and after the Revolving Credit Agreement Effective Date, Indebtedness of the Borrower and the Subsidiaries consisting of guarantees of the obligations of any Person, including joint ventures, of which the Borrower or any Subsidiary owns any Equity Interest; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xviii) shall not exceed the greater of $20,000,000 and 3.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis;
(xix)Indebtedness of the Borrower or any of the Subsidiaries; provided that (x) after giving effect to the incurrence of such Indebtedness (and any acquisition, Permitted Acquisition or other permitted Investment consummated in connection therewith) on a Pro Forma Basis, the Total Leverage Ratio of the Borrower and its Subsidiaries is equal to or less than 3.00 to 1.00 and the Borrower and its Subsidiaries on a consolidated basis have positive Consolidated EBITDA for the most recently ended Test Period, and (y) such Indebtedness complies with the Required Additional Debt Terms;

(xx)from and after the Revolving Credit Agreement Effective Date, Indebtedness supported by a letter of credit issued pursuant to the Revolving Credit Agreement or any other letter of credit, bank guarantee or similar instrument permitted by this Section 5.2(a), in a principal amount not to exceed the greater of $20,000,000 and 3.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis;
(xxi)~~Indebtedness of the Borrower and any of the Subsidiaries incurred under or in connection with the~~ Revolving Credit Agreement Loans and any Permitted Refinancing thereof in a principal amount not to exceed $105,000,000 in the aggregate; provided that any such Indebtedness (A) is not guaranteed by any entity that is not a Note Party, (B) is not secured by any assets or property not securing the Obligations, (C) shall be subject to the Revolving/Note Intercreditor Agreement and (D) is subject to security agreements relating to such Indebtedness that are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Purchasers and the Borrower); provided further, that any Indebtedness for borrowed money incurred in respect of the Revolving Credit Agreement will be deemed to have been incurred in reliance only on the exception in this clause (xxi);
(xxii)[reserved];
(xxiii)(A) Indebtedness of the Borrower or any Subsidiary Note Party (such Indebtedness incurred under this clause (xxiii), “Incremental Equivalent Debt”) consisting of pari passu or junior secured or unsecured loans, bonds, notes or debentures and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A), in each case, to the extent that (w) the aggregate principal amount of Incremental Equivalent Debt incurred pursuant to this clause (xxiii), shall not exceed $45,000,000 minus the amount of the Additional Notes outstanding and such Indebtedness complies with the Required Additional Debt Terms;
(xxiv) (A) unsecured Indebtedness in an aggregate principal amount, measured at the time of incurrence and after giving Pro Forma Effect thereto and the use of the proceeds thereof, not to exceed 200% of the aggregate amount of direct or indirect equity investments in cash or Permitted Investments in the form of common Equity Interests or Qualified Equity Interests (excluding, for the avoidance of doubt, any Cure Amounts) received by the Borrower, Holdings or any Parent Entity (to the extent contributed to the Borrower in the form of common Equity Interests or Qualified Equity Interests) after the Revolving Credit Agreement Effective Date to the extent not included within the Available Equity Amount or applied to increase any other basket hereunder and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A);
(xxv)from and after the Revolving Credit Agreement Effective Date, Indebtedness of any Subsidiary that is not a Note Party; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Subsidiary that is not a Note Party outstanding in reliance on this clause (xxv) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $20,000,000 and 3.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis;
(xxvi)(A) Indebtedness of the Borrower or any Subsidiary incurred to finance an acquisition, a Permitted Acquisition or other Investment (or assumed in connection therewith) provided that (x) such Indebtedness is not incurred in contemplation of such Person becoming a Subsidiary, such Indebtedness is non-recourse to (and is not assumed by any of) the Borrower, or any Subsidiary (other than any Subsidiary of such Person that is a Subsidiary on the date such Person becomes a Subsidiary after the Funding Date) and is either (1) unsecured or (2) secured only by the assets of such acquired Subsidiary or such acquired assets, and (y) such Indebtedness complies with the Required Additional Debt Terms and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A);
(xxvii)Indebtedness in the form of Capital Lease Obligations arising out of any Sale Leaseback and any Permitted Refinancing thereof;
(xxviii)from and after the Revolving Credit Agreement Effective Date, unsecured Indebtedness in the form of convertible notes in a principal amount not to exceed $20,000,000 outstanding at any time, provided that the amount under this Section 5.2(a)(xxviii) shall be automatically increased to $50,000,000 if as of the Test Period ending on December 31, 2026, the Total Leverage Ratio of the Borrower and its Subsidiaries is equal to or less than 4.00 to 1.00; provided that, such Indebtedness complies with the Required Additional Debt Terms;
(xxix)~~(A) Indebtedness of the Borrower or any Subsidiary in an aggregate amount at the time of incurrence thereof and after giving Pro Forma Effect thereto not to exceed the Available RP Capacity Amount and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A);~~[reserved];
(xxx)unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law; and
(xxxi)all premiums (if any), interest (including post-petition interest and interest paid in kind), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxx) above.
Accrual of interest or dividends, the accretion of accreted value (for the avoidance of doubt, accreted prior to the Maturity Date but not maturing and not payable prior to the date that is 91 days after the Maturity Date), the accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness or Disqualified Equity Interests for purposes of this covenant.
Notwithstanding anything to the contrary herein, (x) from and after the First Amendment Effective Date, (i) Indebtedness incurred by Subsidiaries that are not Note Parties shall not be secured by any Collateral or other assets owned or otherwise held by any Note Party and (ii) the aggregate principal amount of Indebtedness for borrowed money and guarantees of Indebtedness for borrowed money permitted to be incurred by Subsidiaries that are not Note Parties pursuant to this Section 5.1, together with any Permitted Refinancing thereof, shall not exceed $1,000,000; provided that (A) this clause (ii) shall not apply to Indebtedness of Subsidiaries that are not Note Parties owed to the Borrower or another Subsidiary and (B) for purposes of this clause (ii) any Permitted Receivables Financing shall be deemed to constitute Indebtedness for borrowed money and (y) any Indebtedness owed by any Note Party to any Subsidiary that is not a Note Party incurred pursuant to this Section 5.1 and any Guarantee by any Note Party of any Indebtedness of a Subsidiary that is not a Note Party incurred pursuant to this Section 5.1, in each case, shall be unsecured and subordinated to Obligations (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) on terms (1) at least as favorable to the Purchasers as those set forth in the form of intercompany note attached as Exhibit H to the Revolving Credit Agreement or (2) otherwise reasonably satisfactory to the Required Purchasers.
(b)Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any assets or properties, except:
(i)Liens created under the Note Documents;
(ii)Permitted Encumbrances;
(iii)Liens existing on the Funding Date (x) on the assets or properties of the Foreign Subsidiaries, (y) on the assets or properties of the Borrower and any Subsidiary not securing any

Indebtedness for borrowed money, and (z) on the assets or properties of the Borrower or any Subsidiary securing Indebtedness for borrowed money, in the case of each of (x), (y) and (z) above, shall only be permitted if set forth on Schedule 5.2(b)(iii) unless each such Lien that is not so scheduled does not secure Indebtedness in excess of $2,500,000 and all such non-scheduled Liens do not in aggregate secure Indebtedness in excess of $15,000,000, and any modifications, replacements, renewals or extensions thereof; provided that (x) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien and (ii) proceeds and products thereof, and (y) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 5.2(a); ~~provided that such Liens shall not extend to any assets other than Collateral;~~
(iv)Liens securing Indebtedness permitted under Section 5.2(a)(v) or (xxvii); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;
(v)leases, licenses, subleases, sublicenses or covenants not to sue granted to others (whether or not on an exclusive or non-exclusive basis) that are entered into in the ordinary course of business or that do not (A) interfere in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole or (B) secure any Indebtedness;
(vi)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(vii)Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry;
(viii)Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 5.2(d) to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 5.2(e) (including any letter of intent or purchase agreement with respect to such Investment or Disposition) or (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 5.2(e), in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(ix)Liens on property of any Subsidiary that is not a Note Party, which Liens secure Indebtedness or other obligations of such Subsidiary or another Subsidiary that is not a Note Party, in each case in the case of Indebtedness permitted under Section 5.2(a);
(x)Liens granted by a Subsidiary that is not a Note Party in favor of any Note Party, Liens granted by a Subsidiary that is not a Note Party in favor of any Subsidiary that is not a Note Party and Liens granted by a Note Party in favor of any other Note Party;

(xi)Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the Funding Date; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary and (B) such Lien does not extend to or cover any other assets or property (other than, with respect to such Person, any replacements of such property or assets and additions and accessions, proceeds and products thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition); provided further, that if such Liens are secured by the Collateral, such Liens (and any Indebtedness secured thereby) shall be subject to a Second Lien Intercreditor Agreement;
(xii)any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by the Borrower or any of the Subsidiaries in the ordinary course of business;
(xiii)Liens arising out of conditional sale, title retention, consignment, seller financing arrangements or similar arrangements for sale or purchase of assets by the Borrower or any of the Subsidiaries in the ordinary course of business; provided that solely in the case of the seller financing arrangements, the amount of Indebtedness secured by any such Lien shall not exceed the purchase price paid or received (as applicable) by the Borrower or any of its Subsidiaries for the subject assets;
(xiv)Liens deemed to exist in connection with Investments in repurchase agreements permitted under clause (e) of the definition of the term “Permitted Investments”;
(xv)Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(xvi)Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;
(xvii)ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Subsidiaries are located;
(xviii)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(xix)Liens on the Collateral (A) securing Incremental Equivalent Debt; provided that such Liens are only on Collateral and secured on a pari passu basis with or junior basis to the Liens on the Collateral securing the Obligations and such Indebtedness shall be subject to a First Lien Intercreditor Agreement or a Second Lien Intercreditor Agreement, as applicable and (B) securing Indebtedness permitted pursuant to Section 5.2(a)(xxvi); provided that ~~(x)~~to the extent such Liens are ~~consensual Liens that~~on Collateral they are secured ~~by~~on a junior priority basis to the Liens on the Collateral~~, and (y) (1) with respect to (A) above, such Indebtedness~~

~~shall be subject to the Revolving/Note Intercreditor Agreement, and/or a First Lien Intercreditor Agreement and/or a Second Lien Intercreditor Agreement, as applicable, and (2) with respect to (B) above,~~ securing the Obligations and such Indebtedness shall be subject to a Second Lien Intercreditor Agreement;
(xx)from and after the Revolving Credit Agreement Effective Date, other Liens; provided that at the time of incurrence of the obligations secured thereby (after giving Pro Forma Effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xx) shall not exceed the greater of $75,000,000 and 10.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis; provided that, no such Liens shall be on any Collateral;
(xxi)Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder;
(xxii)Liens on receivables and related assets incurred in connection with Permitted Receivables Financings;
(xxiii)(A) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof and (B) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods in the ordinary course of business;
(xxiv)Liens on cash or Permitted Investments securing Swap Agreements in the ordinary course of business in accordance with applicable Requirements of Law;
(xxv)Liens on equipment of the Borrower or any Subsidiary granted in the ordinary course of business to the Borrower’s or such Subsidiary’s client at which such equipment is located;
(xxvi)security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business;
(xxvii)Liens on Escrowed Proceeds for the benefit of the related holders of Escrowed Obligations (or the underwriters, trustee, escrow agent or arrangers thereof) or on cash set aside at the time of the incurrence of any Escrowed Obligations to be used to pay accrued interest thereon and any redemption premiums and other amounts thereon;
(xxviii)(A) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (B) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by Holdings, the Borrower or any Subsidiary in joint ventures;
(xxix)Liens securing (A) Indebtedness permitted pursuant to Section 5.2(a)(vii)~~, Section 5.2(a)(xxiv) or Section 5.2(a)(xxix)~~ and (B) any Permitted Refinancing of any of the foregoing; provided that if such Liens are consensual Liens that are secured by the Collateral, such Indebtedness shall be subject to a Second Lien Intercreditor Agreement;
(xxx)grants of software, technology and other Intellectual Property licenses;

(xxxi)other Liens on assets securing Indebtedness; provided that, at the time of incurrence thereof and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate amount of Indebtedness then outstanding and secured thereby shall not exceed an amount such that the Total Leverage Ratio of the Borrower and its Subsidiaries does not exceed 3.00 to 1.00 and the Borrower and its Subsidiaries on a consolidated basis have positive Consolidated EBITDA for the most recently ended Test Period; provided that if such Liens are consensual Liens and such Indebtedness is secured by the Collateral, such Indebtedness shall be subject to a Second Lien Intercreditor Agreement; and
(xxxii)Liens on the Collateral (A) securing Indebtedness permitted pursuant to Section 5.2(a)(xxi); provided that~~, if such Liens are secured by the Collateral,~~  such Indebtedness shall be subject to ~~the Revolving/Note Intercreditor Agreement or Second~~a First Lien Intercreditor Agreement~~, as applicable.~~ ; provided that such Liens shall not extend to any assets other than Collateral unless otherwise agreed by the Required Purchasers in writing in their reasonable discretion; provided, further, that in no event shall any such Liens on the Collateral rank senior to the Liens on the Collateral securing the Obligations.
(c)Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve (including, in each case, pursuant to a Division), except that:
(i)any Subsidiary may merge, consolidate or amalgamate with (x) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (y) any one or more other Subsidiaries; provided that when any Subsidiary Note Party is merging, consolidating or amalgamating with another Subsidiary either (A) the continuing or surviving Person shall be a Subsidiary Note Party or (B) if the continuing or surviving Person is not a Subsidiary Note Party, the acquisition of such Subsidiary Note Party by such surviving Subsidiary is permitted under Section 5.2(d);
(ii)any Subsidiary may liquidate or dissolve or change its legal form or undertake similar transactions if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Subsidiaries and is not materially disadvantageous to the Purchasers;
(iii)any Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Subsidiary; provided that if the transferor in such a transaction is a Note Party, then either (A) the transferee must be a Note Party, (B) to the extent constituting an Investment, such Investment must be an Investment in a Subsidiary that is not a Note Party permitted by Section 5.2(d) or (C) to the extent constituting a Disposition to a Subsidiary that is not a Note Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Subsidiary that is not a Note Party permitted by Section 5.2(d);
(iv)the Borrower may merge, amalgamate or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Note Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Purchasers, (3) each Note Party other than the Borrower, unless it is the other party to such merger or consolidation, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Purchasers, that its Guarantee of, and grant of any Liens as security for, the Obligations shall apply to the Successor Borrower’s obligations under this Agreement and (4) the Borrower shall have delivered to the Purchasers a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation complies with this Agreement; provided, further, that (x) if such Person is not a Note Party, no Event of Default exists after giving effect to such merger, amalgamation or consolidation and (y) if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Note Documents; provided, further, that the Borrower agrees to use commercially reasonable efforts to provide any documentation and other information about such Successor Borrower as shall have been reasonably requested in writing by any Purchaser that such Purchaser shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Title III of the USA Patriot Act and the Beneficial Ownership Regulation;
(v)any Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 5.2(d); provided that the continuing or surviving Person shall be a Subsidiary, which together with each of the Subsidiaries, shall have complied with the requirements of Sections 5.1(k) and 5.1(l); and
(vi)any Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 5.2(e).
(d)Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Subsidiary to, make or hold any Investment, except:
(i)Permitted Investments at the time such Permitted Investment is made;
(ii)from and after the Revolving Credit Agreement Effective Date, loans or advances to officers, directors and employees and other service providers of the Borrower and the Subsidiaries (A) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (B) in connection with such Person’s purchase of Equity Interests in Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests), (C) advances for legal expenses relating to claims for which the Borrower or any Subsidiary may provide legal support and/or indemnification under any governance document, and/or any applicable indemnification agreement entered into with an officer or director and (D) for purposes not described in the foregoing clauses (A) ~~and~~through (~~B~~C); provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount outstanding in reliance on this clause (ii) shall not exceed ~~the greater of~~ $~~6,500,000 and 1.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis~~0;
(iii)Investments by the Borrower or any Subsidiary in the Borrower or any Subsidiary~~;~~ and any modification, replacement, renewal, reinvestment or extension thereof; provided that (x) in the case of Investments by Note Parties in Subsidiaries that are not Note Parties, the amount of the original Investment (including any such Investment outstanding on the First Amendment Effective Date) is not increased and (y) in the case of Investments among Note Parties or among non-Note Parties, the amount of the original Investment is not increased except by the terms of such Investment to the extent otherwise permitted by this Section 5.2(d);

(iv)Investments consisting of prepayments to suppliers in the ordinary course of business;
(v)Investments consisting of extensions of trade credit in the ordinary course of business;
(vi)Investments (i) existing or contemplated on the Funding Date and set forth on Schedule 5.2(d)(vi) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the Funding Date by the Borrower or any Subsidiary in Holdings, the Borrower or any Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 5.2(d)(vi) or as otherwise permitted by this Section 5.2(d);
(vii)Investments in Swap Agreements permitted under Section 5.2;
(viii)promissory notes and other non-cash consideration received in connection with any Disposition permitted by Section 5.2(e);
(ix)Permitted Acquisitions;
(x)the Transactions;
(xi)Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(xii)Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(xiii)loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 5.2(h)(A);
(xiv)from and after the Revolving Credit Agreement Effective Date, other Investments and other acquisitions (w) so long as, at the time any such Investment or other acquisition is made, the aggregate outstanding amount of all Investments made in reliance on this clause (xiv)(w) together with the aggregate amount of all consideration paid in connection with all other Investments and acquisitions made in reliance on this clause (xiv)(w) shall not exceed ~~the greater of~~ $~~100,000,000 and 14.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis~~15,000,000, (x) in an amount not to exceed the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment, (y) in an amount not to exceed the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment and (z) in an amount not to exceed the Available RP Capacity Amount as in effect immediately prior to the time of making of such Investment;
(xv)[reserved];

(xvi)advances of payroll payments to employees and other service providers in the ordinary course of business;
(xvii)Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests (excluding Cure Amounts) of Holdings (or any direct or indirect parent thereof); provided that (x) such amounts used pursuant to this clause (xvii) shall not increase the Available Equity Amount or be applied to increase any other basket hereunder and (y) any amounts used for such an Investment or other acquisition that are not Qualified Equity Interests of Holdings (or any direct or indirect parent thereof) shall otherwise be permitted pursuant to this Section 5.2(d);
(xviii)Investments of a Subsidiary acquired after the Funding Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section 5.2(d) and Section 5.2(c) after the Funding Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;
(xix)non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Purchasers in the Collateral, taken as a whole, would not be materially impaired;
(xx)Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and prepayments, purchases and redemptions of Indebtedness permitted under Section 5.2(a), 5.2(b), 5.2(c), 5.2(e) and 5.2(h), respectively, in each case, other than by reference to this Section 5.2(d)(xx);
(xxi)additional Investments; provided that either (A) the Liquidity is equal to or greater than $250,000,000 or (B) the Total Leverage Ratio of the Borrower and its Subsidiaries is less than or equal to 5.00 to 1.00, in either case after giving effect to such Investment on a Pro Forma Basis; provided, further, that no Event of Default shall have occurred and be continuing or would result therefrom;
(xxii)contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;
(xxiii)to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business;
(xxiv)[reserved];
(xxv)from and after the Revolving Credit Agreement Effective Date, any Investment in a Similar Business; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (xxv) together with the aggregate amount of all consideration paid in connection with all other Investments made in reliance on this clause (xxv), shall not exceed the greater of (A) $72,000,000 and (B) 10.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis;
(xxvi)[reserved];
(xxvii)Investments in Subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and cash equivalents to Subsidiaries to finance the purchase of such assets from Holdings, the Borrower or the Subsidiaries or to otherwise fund required reserves);
(xxviii)Investments by a captive insurance subsidiary in accordance with any investment policy or any insurance statutes or regulations applicable to it;
(xxix)Investments in relation to and in furtherance of the Transactions;
(xxx)guarantees by the Borrower or any of the Subsidiaries of leases (other than Capitalized Leases), contracts or of other obligations of the Borrower or any Subsidiary that do not constitute Indebtedness, in each case entered into in the ordinary course of business; and
(xxxi)to the extent constituting an Investment, advances in respect of transfer pricing and cost-sharing arrangements (i.e., “cost-plus” arrangements) that are in the ordinary course of business.
~~Notwithstanding anything to the contrary herein, in no event shall any Note Party be permitted to sell, contribute, transfer legal title to, license on an exclusive basis, or otherwise dispose in any manner (including via Investments or Restricted Payments of) any Material Intellectual Property to any non-Note Party Subsidiary other than as set forth on Schedule 5.2(d).~~
Notwithstanding the foregoing, from and after the First Amendment Effective Date, no Investments shall be permitted to be made pursuant to Section 5.2(d)(xiv)(x), (xiv)(y), (xiv)(z) or (xxv) (nor may any Investment be reclassified to any such provision).
Notwithstanding anything to the contrary herein, from and after the First Amendment Effective Date, the aggregate amount of Investments by Note Parties in Subsidiaries that are not Note Parties (including, for the avoidance of doubt, any Permitted Acquisition by the Borrower or a Subsidiary Note Party of assets that are not owned or do not become owned by the Borrower or Subsidiary Note Parties or in Equity Interests of Persons that are not Subsidiary Note Parties or do not become Subsidiary Note Parties, in each case upon consummation of such Permitted Acquisition), together with the aggregate Fair Market Value of Dispositions of property or assets by Note Parties to Subsidiaries that are not Note Parties shall not exceed $5,000,000 in the aggregate (the “Non-Note Party Investments/Dispositions Cap”); provided that the foregoing limitation shall not apply to Investments by Note Parties in Subsidiaries that are not Note Parties and Dispositions by Note Parties to Subsidiaries that are not Note Parties, in each case, in the ordinary course of business, for bona fide business purposes, not for liability management purposes and to address operational needs, obligations and liabilities, including cash management, lease obligations, tax related obligations, accounting operations and payroll, wage or other benefit related obligations or legal, statutory or regulatory requirements.
(e)Asset Sales. The Borrower will not, and will not permit any Subsidiary to, sell, transfer, lease, license or otherwise dispose of any asset (in one transaction or in a series of related transactions and whether effected pursuant to a Division or otherwise), including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than issuing directors’ qualifying shares, nominal shares issued to foreign nationals or other Persons to the extent required by applicable Requirements of Law and other than issuing Equity Interests to Holdings, the Borrower or a Subsidiary in compliance with Section 5.2(d)(iii)) (each, a “Disposition”), except:
(i)Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and the Subsidiaries (including allowing any Intellectual Property (and any related registration or application) that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned or be invalidated);
(ii)Dispositions of inventory and other assets in the ordinary course of business;
(iii)Dispositions of property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property, (B) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property or (C) such Disposition qualifies for non-recognition treatment under Section 1031 of the Code, or any comparable or successor provision for like-kind property (and any boot thereon) and for use in a Similar Business;
(iv)Dispositions of property to the Borrower or a Subsidiary; provided that if the transferor in such a transaction is a Note Party, then either (A) the transferee must be a Note Party, (B) to the extent constituting an Investment, such Investment must be an Investment in a Subsidiary that is not a Note Party permitted by Section 5.2(d) or (C) to the extent constituting a Disposition to a Subsidiary that is not a Note Party, such Disposition is for Fair Market Value ~~having an aggregate purchase price not to exceed $3,000,000~~ and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Subsidiary that is not a Note Party permitted by Section 5.2(d);
(v)Dispositions permitted by Section 5.2(c), Investments permitted by Section 5.2(d), Restricted Payments and prepayments, purchases and redemptions of Indebtedness permitted by Section 5.2(h), and Liens permitted by Section 5.2(b), in each case, other than by reference to this Section 5.2(e)(v);
(vi)Dispositions of property and assets set forth in Schedule 5.2(e)(vi);
(vii)Dispositions of Permitted Investments;
(viii)Dispositions of (A) accounts receivable in connection with the collection or compromise thereof (including sales to factors or other third parties), but other than pursuant to a factoring or receivables financing transaction and (B) receivables and related assets pursuant to any Permitted Receivables Financing;
(ix)leases, subleases, service agreements, covenants not to sue, licenses or sublicenses (including agreements involving the provision of software under an open source license, in copy or as a service, and related data and services), in each case that do not materially interfere with the business of the Borrower and the Subsidiaries, taken as a whole;
(x)transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event;
(xi)other Dispositions to third parties that are not Affiliates of the Borrower or any of its Subsidiaries; provided that (A) such Disposition is made for Fair Market Value and (B) except in the case of a Permitted Asset Swap, with respect to any Disposition pursuant to this clause (xi) for a purchase price in excess of the greater of (x) $10,000,000 and (y) 1.5% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis for any transaction or series of related transactions, the Borrower or a Subsidiary shall receive not less than (I) 75% of such consideration in the form of cash or Permitted Investments for all transactions permitted pursuant to this clause (xi) since the Funding Date or (II) 50% of such consideration for any individual transaction or series of related transactions in the form of cash or Permitted Investments; provided, however, that for the purposes of this clause (II), (1) the greater of the principal amount and carrying value of any liabilities (as reflected on the most recent balance sheet of the Borrower (or a Parent Entity) provided hereunder or in the footnotes thereto), or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the Borrower (or a Parent Entity) or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower, of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Disposition) pursuant to a written agreement which releases the Borrower or such Subsidiary from such liabilities, (2) any securities received by the Borrower or such Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash, (3) the amount of Indebtedness, other than liabilities that are by their terms subordinated to the Obligations or any intercompany debt owed to the Borrower or any Subsidiary, that is of any Person that is no longer a Subsidiary as a result of such Disposition, to the extent that the Borrower and all Subsidiaries have been validly released from any guarantee of payment of such Indebtedness in connection with such Disposition, (4) the amount of consideration consisting of Indebtedness of any Note Party (other than Junior Financing) received after the Revolving Credit Agreement Effective Date from Persons who are not the Borrower or any Subsidiary and (5) any Designated Non-Cash Consideration received by the Borrower or such Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (xi) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-Cash Consideration) of the greater of (x) $20,000,000 and (y) 3.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;
(xii)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(xiii)Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Borrower and the Subsidiaries or (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition;
(xiv)transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement;
(xv)Dispositions by a captive insurance subsidiary of Investments;
(xvi)from and after the Revolving Credit Agreement Effective Date, Dispositions to third parties that are not Affiliates of the Borrower or any of its Subsidiaries of property for Fair Market Value to third parties that are not Affiliates not otherwise permitted under this Section 5.2(e) having an aggregate purchase price not to exceed the greater of (A) $20,000,000 and (B) 3.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis;

(xvii)the sale or discount (with or without recourse) (including by way of assignment or participation) of other receivables (including, without limitation, trade and lease receivables) and related assets in connection with a Permitted Receivables Financing; and
(xviii)the unwinding of any Swap Obligations or Cash Management Obligations.
Notwithstanding anything to the contrary herein, from and after the First Amendment Effective Date, the aggregate amount of Investments by Note Parties in Subsidiaries that are not Note Parties (including, for the avoidance of doubt, any Permitted Acquisition by the Borrower or a Subsidiary Note Party of assets that are not owned or do not become owned by the Borrower or Subsidiary Note Parties or in Equity Interests of Persons that are not Subsidiary Note Parties or do not become Subsidiary Note Parties, in each case upon consummation of such Permitted Acquisition), together with the aggregate Fair Market Value of Dispositions of property or assets by Note Parties to Subsidiaries that are not Note Parties shall not exceed the Non-Note Party Investments/Dispositions Cap; provided that the foregoing limitation shall not apply to Investments by Note Parties in Subsidiaries that are not Note Parties and Dispositions by Note Parties to Subsidiaries that are not Note Parties, in each case, in the ordinary course of business, for bona fide business purposes, not for liability management purposes and to address operational needs, obligations and liabilities, including cash management, lease obligations, tax related obligations, accounting operations and payroll, wage or other benefit related obligations or legal, statutory or regulatory requirements.
(b)Notwithstanding anything to the contrary contained in this Agreement or the other Note Documents, (x) none of the Borrower or any other Note Party shall (i) sell, transfer or otherwise dispose of any Material Intellectual Property (whether pursuant to a sale, transfer, Disposition, Investment, Restricted Payment or lease or license of the exclusive rights thereto, including by way of Investment, Restricted Payment or Disposition of the Equity Interests of a Subsidiary that owns Material Intellectual Property) to any Subsidiary that is not a Note Party or (ii) permit any Subsidiary Note Party holding Material Intellectual Property to become a Subsidiary that is not a Note Party; provided that in no event shall this Section 5.2(f) prohibit the Borrower or its Subsidiaries from entering into non-exclusive leasing or licensing arrangements in the ordinary course of business and (y) no Subsidiary that is not a Note Party shall own or hold any Material Intellectual Property or an exclusive license to any Material Intellectual Property; provided that to the extent the Chilean IP becomes Material Intellectual Property, the Borrower will use commercially reasonable efforts to transfer such Material Intellectual Property to a Note Party or cause a Note Party to enter into an exclusive licensing arrangement with such non-Note Party with respect to such Material Intellectual Property, unless, in each case, doing so would result in adverse Tax consequences.
~~Notwithstanding the foregoing, in no event shall any Note Party be permitted to Dispose of any Material Intellectual Property to any non-Note Party other than as set forth on Schedule 5.2(d).~~
~~(f) [Reserved].~~
(f)Negative Pledge. The Borrower will not, and will not permit any Subsidiary to, enter into any agreement, instrument, deed or lease that prohibits or limits the ability of any Note Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired for the benefit of the Secured Parties with respect to the Obligations or under the Note Documents; provided that the foregoing shall not apply to restrictions and conditions imposed by.
(i)(A) Requirements of Law, (B) any Note Document, (C) any documentation governing Incremental Equivalent Debt, (D) the Revolving Credit Agreement, (E) any

documentation governing Indebtedness incurred pursuant to Sections 5.2(a)(v), 5.2(a)(viii) or 5.2(a)(xxvii) and (F) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (A) through (D) above; provided that with respect to Indebtedness (x) referred to in clauses (C) through (D) above, ~~(A)~~ such restrictions shall be no more restrictive in any material respect than the restrictions and conditions in the Note Documents or, in the case of Junior Financing, are market terms at the time of issuance and (~~B)~~y) referenced in clause (F) above such restrictions shall not expand the scope in any material respect of any such restriction or condition contained in the Indebtedness being refinanced;
(ii)customary restrictions and conditions existing on the Funding Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;
(iii)restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder;
(iv)customary provisions in leases, service agreements, licenses, sublicenses, covenants not to sue and other contracts restricting the assignment thereof;
(v)restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing such Indebtedness;
(vi)any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any other Subsidiary;
(vii)restrictions or conditions in any Indebtedness permitted pursuant to Section 5.2(a) that is incurred or assumed by a Subsidiary that is not a Note Party to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Note Documents or are market terms at the time of issuance and are imposed solely on such Subsidiary and its Subsidiaries;
(viii)restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances);
(ix)restrictions set forth on Schedule 5.2(g) and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition;
(x)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 5.2(b) and applicable solely to such joint venture; and
(xi)customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.

(g)Restricted Payments; Certain Payments of Indebtedness.
(A) The Borrower will not, and will not permit any Subsidiary to, pay or make, directly or indirectly, any Restricted Payment, except:
(i)each Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary; provided that in the case of any such Restricted Payment by a Subsidiary that is not a wholly-owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Subsidiary and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;
(ii)Restricted Payments to satisfy appraisal or other dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger, transfer of assets or acquisition that complies with Section 5.2(c) or Section 5.2(d);
(iii)the Borrower may declare and make dividend payments or other distributions payable solely in the Equity Interests of the Borrower;
(iv)[reserved];
(v)repurchases of Equity Interests in the Borrower (or Restricted Payments by the Borrower to allow repurchases of Equity Interests in Holdings or any direct or indirect parent of Holdings, including, for the avoidance of doubt, Parent), or any Subsidiary deemed to occur upon exercise of equity options or warrants or other incentive interests if such Equity Interests represent a portion of the exercise price of such equity options or warrants or other incentive interests;
(vi)Restricted Payments to Holdings which Holdings may use to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests) (or to make Restricted Payments to allow any of Holdings’ direct or indirect parent companies, including, for the avoidance of doubt, Parent to so redeem, retire, acquire or repurchase their Equity Interests or other such interests) held by current or former officers, managers, consultants, directors and employees and other service providers (or their respective Affiliates, spouses, former spouses, other Permitted Transferees, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof), the Borrower and the Subsidiaries, upon the death, disability, retirement or termination of employment or engagement of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan, profits interest, employment termination agreement or any other employment or service agreements with any director, officer or consultant or partnership or equity holders’ agreement; provided that, except with respect to non-discretionary repurchases, the aggregate amount of Restricted Payments permitted by this clause (vi) after the Funding Date, together with the aggregate amount of loans and advances to Holdings (or any direct or indirect parent thereof) made pursuant to Section 5.2(d)(xiii) in lieu thereof, shall not, in any fiscal year of the Borrower, exceed the sum of (A) $15,000,000 ((x) net of any proceeds from the reissuance or resale of such Equity Interests to another Person received by Holdings, the Borrower or any Subsidiary and (y) less any utilization of the corresponding amount under the Revolving Credit Agreement from and after the Revolving Credit Agreement Effective Date), (B) the amount equal to the cash proceeds of key man life insurance policies received by Holdings, the Borrower or the Subsidiaries after the Funding Date, and (C) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of Holdings (to the extent contributed to Holdings in the form of common Equity Interests or Qualified Equity Interests) and, to the extent contributed to Holdings, the cash proceeds from the sale of Equity

Interests of any direct or indirect Parent Entity or management investment vehicle, in each case to any future, present or former employees, directors, managers or consultants of Holdings, any of its Subsidiaries or any direct or indirect Parent Entity or management investment vehicle that occurs after the Funding Date, to the extent the cash proceeds from the sale of such Equity Interests are contributed to Holdings in the form of common Equity Interests or Qualified Equity Interests and are not Cure Amounts and have not otherwise been applied to the payment of Restricted Payments by virtue of the Available Equity Amount or are otherwise applied to increase any other basket hereunder; provided that any unused portion of the preceding basket calculated pursuant to clauses (A) and (B) above for any fiscal year may be carried forward to succeeding fiscal years; provided, further, that any ~~Indebtedness incurred or~~ Investments or payments made in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 5.2(h)(A)(vi) shall reduce the amounts available pursuant to this Section 5.2(h)(A)(vi);
(vii)the Borrower and the Subsidiaries may make Restricted Payments to Holdings and any Parent Entity:
A.the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) (1) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting, tax reporting and similar expenses payable to third parties) that are reasonable and customary and incurred in the ordinary course of business, (2) any reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof) attributable to the ownership or operations of Holdings, the Borrower and the Subsidiaries, (3) fees and expenses (x) due and payable by any of Holdings, the Borrower and the Subsidiaries and (y) otherwise not prohibited to be paid by Holdings, the Borrower and the Subsidiaries under this Agreement and (4) payments that would otherwise be permitted to be paid directly by Holdings, the Borrower or the Subsidiaries pursuant to Section 5.1(p)(x);
B.the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) franchise and similar Taxes, and other fees and expenses, required to maintain its organizational existence;
C.the proceeds of which shall be used by Holdings (or any other direct or indirect parent thereof) to make Restricted Payments of the type permitted by Section 5.2(h)(A)(vi) or Section 5.2(h)(A)(xi);
D.to finance any Investment permitted to be made pursuant to Section 5.2(d) other than Section 5.2(d)(xiii); provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) Holdings or any Parent Entity shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests but not including any loans or advances made pursuant to Section 5.2(d)(ii)) to be contributed to the Borrower or the Subsidiaries or (y) the Person formed or acquired to merge into or consolidate with the Borrower or any of the Subsidiaries to the extent such merger, amalgamation or consolidation is permitted by Section 5.2(d) in order to consummate such Investment, in each case in accordance with the requirements of Sections 5.1(k) and 5.1(l);

E.the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers, employees and other service providers of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings, the Borrower and the Subsidiaries; and
F.the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) fees and expenses related to any equity offering, debt offering or other non-ordinary course transaction not prohibited by this Agreement (whether or not such offering or other transaction is successful);
(viii)Restricted Payments (including Restricted Payments to Holdings, the proceeds of which may be utilized by Holdings to make additional Restricted Payments or by Holdings to make any payments in respect of any Indebtedness of Holdings) (A) in an aggregate amount not to exceed, at the time of making any such Restricted Payment and when taken together with the aggregate amount of loans and advances to Holdings (or any direct or indirect parent thereof) made pursuant to Section 5.2(d)(xiii) in lieu of Restricted Payments permitted by this clause (viii), the greater of $25,000,000 and 4.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis, plus (B) the Available Amount that is Not Otherwise Applied (provided that, with respect to any Payment made in reliance on clause (b) of the definition of “Available Amount” pursuant to this clause (B), no Event of Default under Section 5.4(a) or (h) or (i) shall be continuing or would result therefrom) plus (C) the Available Equity Amount that is Not Otherwise Applied; provided that any ~~Indebtedness incurred or~~ Investments made in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 5.2(h)(A)(viii) shall reduce the amounts available pursuant to this Section 5.2(h)(A)(viii);
(ix)redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Purchasers in all respects material to their interests as those contained in the Equity Interests redeemed thereby;
(x)(a) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager, consultant or other service provider and any repurchases of Equity Interests in consideration of such payments including deemed repurchases, in each case, in connection with the exercise of equity options and the vesting of restricted equity and restricted equity units and (b) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, equity option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;
(xi)the Borrower or any Subsidiary may (A) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any acquisition, any Permitted Acquisition or other similar Investment and (B) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;
(xii)Restricted Payments in an annual amount not to exceed the sum of (a) 6.0% of the net cash proceeds received by or contributed to the Borrower from any follow-on offerings plus (b) 7.0% of the market capitalization of Parent on the date of the declaration of a Restricted Payment in reliance on this clause (xii); provided that any ~~Indebtedness incurred or~~ Investments or payments made in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 5.2(h)(A)(xii) shall reduce the amounts available pursuant to this Section 5.2(h)(A)(xii); provided further that any utilization of the corresponding amount under the Revolving Credit Agreement from and after the Revolving Credit Agreement Effective Date shall reduce the amounts available pursuant to this clause (xii);
(xiii)payments made or expected to be made by Holdings, the Borrower or any Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager, consultant or other service provider (or their respective controlled Affiliates, Immediate Family Members or Permitted Transferees) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;
(xiv)additional Restricted Payments; provided that either (A) the Liquidity is equal to or greater than $350,000,000 or (B) the Total Leverage Ratio of the Borrower and its Subsidiaries is less than or equal to 4.00 to 1.00, in either case after giving effect to such Restricted Payment on a Pro Forma Basis;
(xv)[reserved];
(xvi)[reserved];
(xvii)[reserved]; and
(xviii)the Borrower may make Restricted Payments in cash to Holdings or any direct or indirect equity holder of Holdings in amounts, as reasonably determined by the Borrower in good faith, sufficient to permit Holdings (or any successor to Holdings) to make pro rata distributions to its equity holders (based on their percentage interests in Holdings) in amounts that will permit each such equity holder of Holdings to receive an amount equal to its Tax Distribution Amount (determined solely by reference to tax items of Holdings that are attributable to the Borrower and its Subsidiaries).
Notwithstanding the foregoing, from and after the First Amendment Effective Date, (A) no Restricted Payments shall permitted to be made pursuant to Section 5.2(h)(A)(viii), (xii) or (xiv) (nor may any Restricted Payment be reclassified to any such provision) and (B) the aggregate amount of Restricted Payments permitted to be made pursuant to Section 5.2(h)(A)(vi) shall not exceed $2,000,000 and such Restricted Payments shall be solely in respect of Equity Interests that vested prior to the First Amendment Effective Date.
(B)    The Borrower will not, and will not permit any Subsidiary to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, prepayment, defeasance, acquisition, cancellation or termination of any Junior Financing more than one year prior to the scheduled maturity date thereof (any such payment, a “Restricted Debt Payment”), except:
(xxxv)payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof;
(xix)refinancings of Junior Financing Indebtedness with proceeds of, or in exchange for, other Junior Financing Indebtedness permitted to be incurred under Section 5.2(a);

(xx)the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parent companies;
(xxi)from and after the Revolving Credit Agreement Effective Date, Restricted Debt Payments in an aggregate amount not to exceed the sum of (A) an amount at the time of making any such Restricted Debt Payment and when taken together with the aggregate amount of loans and advances to Holdings (or any direct or indirect parent thereof) made pursuant to Section 5.2(d)(xiii) in lieu of Restricted Debt Payments permitted by this clause (iv) and any other Restricted Debt Payments made utilizing this subclause (A), the greater of $15,000,000 and 2.0% of Consolidated Total Assets as of the last day of the most recently ended Test Period as of such time determined on a Pro Forma Basis plus (B) the Available Amount (provided that with respect to any Restricted Debt Payments made out of amounts under clause (b) of the definition of “Available Amount” pursuant to this clause (B), no Event of Default under Section 5.4(a) or (g) shall have occurred or be continuing or would result therefrom) that is Not Otherwise Applied plus (C) the Available Equity Amount that is Not Otherwise Applied plus (D) the Available RP Capacity Amount; and
(xxii)Restricted Debt Payments (including prior to their scheduled maturity); provided that after giving effect to such Restricted Debt Payment on a Pro Forma Basis, the Total Leverage Ratio of the Borrower and its Subsidiaries is less than or equal to 4.00 to 1.00.
Notwithstanding the foregoing, from and after the First Amendment Effective Date, no Restricted Payments shall be permitted to be made pursuant to Section 5.2(h)(B)(iv) (nor may any Restricted Debt Payment be reclassified to any such provision).
(C)    The Borrower will not, and will not permit any Subsidiary to, amend or modify any documentation governing any Junior Financing, if the effect of such amendment or modification (when taken as a whole) is materially adverse to the Purchasers, other than in connection with (i) a Permitted Refinancing of any such Junior Financing or (ii) in a manner expressly permitted by, or that does not contravene, the applicable intercreditor or subordination terms or agreement(s) governing the relationship between the Purchasers, on the one hand, and the lenders or purchasers of the applicable Junior Financing, on the other hand.
(D)    The Borrower will not, and will not permit any Subsidiary to, amend or modify the Revolving Credit Agreement in a manner that is adverse to the Purchasers in their capacities as such without the Required Purchaser’s consent, it being understood and agreed that any changes relating to (1) any fees, costs and expenses that may become payable in connection with any amendment, waiver, or any other modification to the Revolving Credit Facility, (2) any provision under Article II (Credits), Article IV (Conditions Precedent), Article VIII (THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT) and Article IX (MISCELLANEOUS) and any related definitions shall in no event be deemed to be adverse to the Purchasers.
Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 5.2(h) will not prohibit the payment of any Restricted Payment or Restricted Debt Payment within sixty (60) days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement.
(h)Financial Performance Covenants.
(i)Commencing with the Test Period ending on September 30, 2024, the Borrower shall not permit Liquidity to be less than $15,000,000 as of the last day of any Test Period.

(ii)Commencing with the Test Period ending on December 31, 2026, the Borrower shall not permit the Consolidated EBITDA of the Borrower and its Subsidiaries to be less than $15,000,000 as of the last day of any Test Period.
(i)Home Churn Covenant. Commencing with the Test Period ending on December 31, 2025, the Borrower shall not permit the sum of (A) the number of VHRMAs of the Borrower and its Subsidiaries within Maintain and Grow Markets plus (B) the number of VHRMAs of the Borrower and its Subsidiaries within Transition Markets sold by the Borrower or any Subsidiary during such period for at least Fair Market Value to be less than 28,000.
Section 5.3Major Transaction. Upon the consummation of a Major Transaction, the Borrower may, at its option, redeem all, but not less than all, of the Notes then outstanding in an amount equal to 130% of the initial principal amount of the Notes and Additional Notes, less all accrued interest previously paid in cash (the “Major Transaction Payment”); provided that if the Major Transaction occurs within the twelve (12) months following the Funding Date, the Major Transaction Payment shall be reduced by the fee paid pursuant to Section 2.2(x) or (y), as applicable. If the Borrower intends to redeem the Notes pursuant to this Section 5.3, the Borrower shall provide the Purchasers with notice (the “Major Transaction Notice”) of its election to redeem the Notes at least fifteen (15) days prior to the consummation of such Major Transaction and simultaneously with consummation of such Major Transaction, the Borrower shall make such Major Transaction Payment in cash in full to each such Purchaser. In connection with any Major Transaction where the Common Stock is converted into, or exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such Major Transaction, a “Common Stock Major Transaction,” and such other securities, cash or property, the “Reference Property”) and at any time during which any Purchaser is unable to convert their Note in full due to the limitations set forth in Section 2(f) of the Note, such Purchaser shall receive, at each Purchaser’s option, simultaneously with the consummation of such Common Stock Major Transaction, such Reference Property as the shares of the Common Stock of Parent into which such Note could have been converted immediately prior to such Common Stock Major Transaction would have been entitled if such conversion were permitted. In the event a Purchaser issues a Conversion Notice after such Purchaser has received a Major Transaction Notice, such Conversion Notice must be received by the Borrower no later than one (1) Business Day before the date of the Major Transaction specified in such Major Transaction Notice. For the avoidance of doubt, in the event the Borrower receives the Conversion Notice referred to in the preceding sentence later one (1) Business Day before the date of the Major Transaction specified in the Major Transaction Notice, the Purchaser will not be able to convert its Note. Neither the Borrower nor Parent shall consummate any Major Transaction without complying with the provisions of this Section 5.3.

Section 5.4General Acceleration Provision upon Events of Default. If one or more of the events specified in this Section 5.4 shall have happened and be continuing beyond the applicable cure period (each, an “Event of Default”), the Administrative Agent (at the request of the Required Purchasers), by written notice to the Borrower, may declare the principal of, and accrued and unpaid interest on, all of the Notes or any part of any of them (together with any other Obligations accrued or payable) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrower, and take any further action available at law or in equity, including, without limitation, the sale of the Notes and all other rights acquired in connection with the Notes:
(a)the Borrower shall have failed to make payment of (i) principal when due, or (ii) cash interest or any other amounts due under the Notes or any other Obligations whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
(b)any representation or warranty made or deemed made by or on behalf of, Parent, Holdings, the Borrower or any of the Subsidiaries in or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and such incorrect representation or warranty (if curable, including by a restatement of any relevant financial statements) shall remain incorrect for a period of 30 days after notice thereof from the Required Purchasers to the Borrower;
(c)Holdings, the Borrower or any of the Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 2.10(a), Sections 5.1(b), 5.1(d) (with respect to the existence of Holdings or the Borrower), Section 5.1(p) or in Section 5.2; provided that subsequent delivery of a notice of Default shall cure such Event of Default for failure to provide notice, unless a Responsible Officer of the Borrower had actual knowledge that such Default or Event of Default had occurred and was continuing and reasonably should have known in the course of his or her duties that the failure to provide such notice would constitute an Event of Default; provided, further, that any Event of Default under Section 5.2(i) is subject to cure as provided in Section 5.5 and an Event of Default with respect to such Section shall not occur until the expiration of the 15th Business Day subsequent to the date on which the financial statements with respect to the applicable fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.1(a)(i) or Section 5.1(a)(ii), as applicable;
(d)any Note Party shall fail to observe or perform any covenant, condition or agreement contained in any Note Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (acting at the direction of the Required Purchasers) to the Borrower;
(e)Holdings, the Borrower or any of the Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period); provided, further, that this clause (e) shall not apply to any breach or default that is (I) remedied by Holdings, the Borrower or the applicable Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in the case of (I) and (II), prior to the acceleration of Notes pursuant to this Section 5.4;
(f)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (f) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (e) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event) or (iii) any breach or default that is (I) remedied by Holdings, the Borrower or the applicable Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Notes pursuant to this Section 5.4;
(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of Holdings, the Borrower or any Significant Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for Parent, Holdings, the Borrower or any Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)Holdings, the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Significant Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(i)one or more enforceable judgments for the payment of money in an aggregate amount in excess of the greater of (a) $30,000,000 and (b) 5.0% of Consolidated Total Assets for the most recently ended Test Period as of such time determined on a Pro Forma Basis (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied its obligation) shall be rendered against Holdings, the Borrower, any of the Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Note Party that are material to the businesses and operations of Holdings, the Borrower and the Subsidiaries, taken as a whole, to enforce any such judgment;
(j)(i) an ERISA Event occurs that has resulted or would reasonably be expected to result in liability of any Note Party under Title IV of ERISA in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect, or (ii) any Note Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan that has resulted or would reasonably be expected to result in liability of any Note Party in an aggregate amount that would reasonably be expected to result in a Material Adverse Effect;
(k)to the extent unremedied for a period of 10 Business Days (in respect of a default under clause (x) only), any Lien purported to be created under any Security Document (x) shall cease to be, or (y) shall be asserted by any Note Party not to be, a valid and perfected Lien on any material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is not a Note Party in a transaction permitted under the Note Documents or (ii) as a result of the acts or omissions of the Purchasers (including any failure to file Uniform Commercial Code continuation statements); provided that no Default or Event of Default shall occur if any Note Party delivered any stock certificate, promissory note or other instruments to the Collateral Agent that were subsequently unable to be located;
(l)any material provision of any Note Document or any Guarantee of the Obligations shall for any reason be asserted by any Note Party not to be a legal, valid and binding obligation of any Note Party thereto other than as expressly permitted hereunder or thereunder;
(m)any Guarantees of Obligations by Holdings, the Borrower or any Subsidiary Note Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Note Documents);
(n)a Change in Control shall occur;
(o)the Common Stock of Parent ceases to be listed on the Principal Trading Market or the Common Stock ceases to be registered under Section 12 of the Exchange Act; or

(p)the occurrence of a Conversion Failure.
Then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Purchasers, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the applicable Notes, and (ii) declare the applicable Notes then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon and all fees, premiums (and, for the avoidance of doubt, including the Applicable Premium and the Prepayment Premium) and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (g) or (h) of this Article, the Notes shall automatically terminate and the principal of the Notes then outstanding, together with accrued interest thereon and all fees, premiums (and, for the avoidance of doubt, including Applicable Premium and the Prepayment Premium) and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that, the Administrative Agent and the Required Purchasers shall not exercise the remedies set forth in clauses (i) through (iii) above with respect to an Event of Default if the initial event, failure or transaction giving rise to such Event of Default has either been publicly announced or notified to the Purchasers in writing in any periodic or special report, including the Compliance Certificates, and two years shall have passed from the date of such announcement or notification without any acceleration or other enforcement action being taken by the requisite Purchasers hereunder with respect to such event, failure or transaction; provided, further, that such two year limitation shall not apply if (i) the Administrative Agent has commenced any remedial action in respect of any such Event of Default or (ii) the Borrower or any Guarantor has actual knowledge of such Event of Default and has not notified the Purchasers thereof. For the avoidance of doubt, the failure to meet the Home Churn Covenant does not constitute a Default or an Event of Default.
Notwithstanding anything in this Agreement to the contrary, each Purchaser hereby acknowledge and agree that (x) a restatement of historical financial statements shall not result in a Default hereunder (whether pursuant to Section 5.4(b) as it relates to a representation made with respect to such financial statements (including any interim unaudited financial statements) or pursuant to Section 5.4(c) as it relates to delivery requirements for financial statements pursuant to Section 5.1) to the extent that such restatement does not reveal any material adverse difference in the financial condition, results of operations or cash flows of the Borrower and its Subsidiaries in the previously reported information from actual results reflected in such restatement for any relevant prior period and (y) no Event of Default or breach of any representation or warranty in Article 3 or any covenant in Section 5.1 or Section 5.2 shall constitute a Default or Event of Default if such Event of Default or breach of such representation or warranty in Article 3 or such covenant in Section 5.1 or Section 5.2 would not have occurred but for a fluctuation (or other adverse change) in currency exchange rates.
Notwithstanding anything to the contrary in this Agreement, with respect to any Default or Event of Default, the words “exists,” “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If any Default or Event of Default occurs due to (i) the failure by any Note Party to take any action by a specified time, such Default or Event of Default shall be deemed to have been cured at the time, if any, that the applicable Note Party takes such action or (ii) the taking of any action by any Note Party that is not then permitted by the terms of this Agreement or any other Note Document, such Default or Event of Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Note Documents and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Note Documents. If any Default or Event of Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Note Party or the taking of any action by any Note Party or any Subsidiary of any Note Party, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default.  Notwithstanding anything to the contrary in this Section 5.4, an Event of Default (the “Initial Default”) may not be cured pursuant to this Section 5.4:
(i)    if the taking of any action by any Note Party or Subsidiary of a Note Party that is not permitted during, and as a result of, the continuance of such Initial Default directly results in the cure of such Initial Default and the applicable Note Party or Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing;
(ii)    in the case of an Event of Default under Section 5.4(l) that directly results in material impairment of the rights and remedies of the Purchasers and Collateral Agent under the Note Documents and that is incapable of being cured;
(iii)    in the case of an Event of Default under Section 5.4(d) arising due to the failure to perform or observe Section 5.4 that directly results in a material adverse effect on the ability of the Borrower and the other Note Parties (taken as a whole) to perform their respective payment obligations under any Note Document to which the Borrower or any of the other Note Parties is a party; or
(iv)    in the case of an Initial Default for which (i) the Borrower failed to give notice to the Agent and the Purchasers of such Initial Default in accordance with Section 5.1(b)(i) of this Agreement and (ii) the Borrower had actual knowledge of such failure to give such notice and reasonably should have known in the course of his or her duties that the failure to provide such notice would constitute an Event of Default.
Notwithstanding anything herein to the contrary, the cure provisions in the immediately preceding paragraph do not apply to any Event of Default arising from the failure to perform or observe Section 5.1(b)(i) (which instead is governed by Section 5.4(c)).
Without limiting the generality of the foregoing, in the event the Notes are accelerated or otherwise become due prior to the applicable Maturity Date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of an Event of Default arising under paragraphs (g) or (h) of this Section (including the acceleration of claims by operation of law)), the Applicable Premium and the Prepayment Premium, as applicable, as of the date such Notes are accelerated or become due (if any) will also be due and payable as though the Notes were voluntarily prepaid or redeemed and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Purchaser’s lost profits as a result thereof. Any Applicable Premium or Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Purchaser as the result of the early repayment or redemption and the Borrower agrees that it is reasonable under the circumstances currently existing. The Applicable Premium or Prepayment Premium, as applicable, shall also be payable in the event the Notes (and/or the Notes Documents) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, strict foreclosure, in connection with any restructuring, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructuring or arrangement in any insolvency proceeding, or by any other means. EACH NOTE PARTY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Note Parties expressly agree (to the fullest extent they may lawfully do so) that: (A) the Applicable Premium and the Prepayment Premium are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium or the Prepayment Premium, as applicable, shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct among the Note Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium or the Prepayment Premium; and (D) the Note Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Note Parties expressly acknowledges that its agreement to pay the Applicable Premium or the Prepayment Premium, as applicable, to the Purchasers as herein described is a material inducement to the Purchasers to purchase the Notes.  Nothing in this paragraph is intended to limit, restrict, or condition any of the Note Parties obligations or any of the Purchasers’ rights or remedies hereunder.
Section 5.5Right to Cure. Notwithstanding anything to the contrary contained in Section 5.4 and subject to Section to 5.1(q), in the event that the Borrower and its Subsidiaries fail to comply with the requirements of any Financial Performance Covenant as of the last day of any fiscal quarter of the Borrower, at any time after the beginning of such fiscal quarter until the expiration of the 15 Business Day period following the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.1(a)(i) or Section 5.1(a)(ii), as applicable, Holdings or any Parent Entity (including Parent) shall have the right to issue Equity Interests for cash or otherwise receive cash contributions to the capital of Holdings or any Parent Entity as cash common equity or other Equity Interests in a form reasonably acceptable to the Required Purchasers (which Holdings or such Parent Entity shall contribute through its Subsidiaries of which the Borrower is a Subsidiary to the Borrower as cash common equity) (collectively, the “Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such issuance that are Not Otherwise Applied (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right the applicable Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustment:
(a)Available Cash of the Borrower and its Subsidiaries shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant set forth in Section 5.1(i)(i) and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;
(b)if, after giving effect to the foregoing pro forma adjustment, the Borrower and its Subsidiaries shall then be in compliance with the requirements of the applicable Financial Performance Covenant, the Borrower and its Subsidiaries shall be deemed to have satisfied the requirements of the applicable Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the applicable Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement; and
(c)notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the applicable Financial Performance Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount, (iv) there shall be no pro forma reduction in Indebtedness (by netting or otherwise) with the proceeds of the Cure Amount for determining compliance with the applicable Financial Performance Covenant for the fiscal quarter for which such Cure Amount is deemed applied, except to the extent that such proceeds are actually applied to repay Indebtedness and (v) the Purchasers shall not be required to purchase Notes unless and until the Borrower has received the Cure Amount required to cause the Borrower and the Subsidiaries to be in compliance with the applicable Financial Performance Covenant. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining the Available Amount, the Available Equity Amount, any financial ratio-based conditions or tests, or any available basket under Section 5.2 of this Agreement.
Section 5.6Other Remedies. If an Event of Default occurs and is continuing, the Purchasers may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement; provided that notwithstanding any other provision of this Agreement, the right of any Purchaser of a Note to receive payment of principal, premium, if any, and interest, if any, on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Purchaser.

Section 5.7Rights and Remedies Cumulative. No right or remedy conferred or reserved to the Purchasers under this Agreement is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or exercise of any other right or remedy.
Section 5.8Application of Proceeds.
(a)    Subject to any applicable Intercreditor Agreement, upon the exercise of remedies provided for in Section 5.4 any amounts received on account of the Obligations shall be applied by the Administrative Agent as follows:
FIRST, to the payment of all costs, expenses and fees incurred by the Administrative Agent and the Collateral Agent in connection with this Agreement, any other Note Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Note Document on behalf of any Note Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Note Document;
    SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and
    THIRD, to the Note Parties, their successors and assigns, or as a court of competent jurisdiction may otherwise direct.
(b)    The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.
ARTICLE 6
THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT
Section 6.1    Appointment and Authorization.
(a)    Each of the Purchasers hereby irrevocably appoints and designates SRS Acquiom Agency Services LLC to serve as Administrative Agent and Collateral Agent under this Agreement and each other Note Document and authorizes each Agent to take such actions and to exercise such powers as are delegated to such Agent by the terms of the Note Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, and the Purchasers, and none of Holdings, the Borrower or any other Note Party shall have any rights as a third-party beneficiary of any such provisions. Whether or not explicitly set forth therein, the rights, powers, protections, immunities, and indemnities granted to the Administrative Agent and Collateral Agent herein shall apply to any document entered into by the Administrative Agent and Collateral Agent in connection with its role as Administrative Agent and Collateral Agent, as applicable, under the Note Documents.
(b)    The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Purchaser as any other Purchaser and may exercise the same as though it were not the

Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Holdings, the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder, without notice to or consent of the Purchasers and without any duty to account therefor to the Purchasers. The Purchasers acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding Holdings, Borrower or their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them.
(c)     The Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth in the Note Documents. Without limiting the generality of the foregoing, the Agents (i) shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Note Documents that such Agent is required to exercise as directed in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be expressly provided for herein or in the other Note Documents); provided that neither the Administrative Agent or the Collateral Agent shall be required to take any action that, in its respective opinion, may expose such Person to liability or that is contrary to any Note Document or applicable law, and (ii) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Note Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, the Collateral Agent, or any of its respective Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Purchasers by the Administrative Agent or Collateral Agent herein. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 7.10) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless a Responsible Officer of such Agent shall have received written notice from a Required Purchaser or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Each Agent shall promptly notify the Purchasers of its receipt of any such notice. Each Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Purchasers. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Note Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Note Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Note Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or creation, perfection or priority of any Lien purported to be created by the Security Documents or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere in any Note Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or Collateral Agent.
Section 6.2    Reliance by Agent.
(a)    Each Agent shall be entitled to rely conclusively, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document, affidavit, letter or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise made by the proper Person (including, if applicable, a Responsible Officer or Financial Officer of such Person). Each Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone, or other communication and believed by it to be made by the proper Person (including, if applicable, a Financial Officer or a Responsible Officer of such Person). If the Administrative Agent shall reasonably require any information to perform its duties under the Notes

Documents, the Borrower shall, to the extent it has such information, provide such information promptly upon request, subject to confidentiality and privilege obligations of the Borrower. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Delivery of notices, reports, documents and other information to any Agent (and the information contained in such materials) is for informational purposes only and such Person’s receipt of the foregoing shall not constitute constructive knowledge of any event or circumstance or any information contained therein or determinable from information contained therein.
(b)    Notwithstanding any provision of this Agreement or the other Note Documents to the contrary, before taking or omitting any action to be taken or omitted by any Agent under the terms of this Agreement and the other Note Documents, each Agent may seek the written direction of the Required Purchasers (or such other number or percentage of Purchasers), which written direction may be in the form of an email, and each Agent is entitled to rely (and is fully protected in so relying) upon such direction. If any Agent requests such direction with respect to any action, such Person shall be entitled to refrain from such action unless and until such Person has received such direction, and the Agents do not incur liability to any Person by reason of so refraining. In the absence of an express statement in the Note Documents regarding which Purchasers shall direct in any circumstance, the direction of the Required Purchasers shall apply and be sufficient for all purposes. If any Agent so requests, it must first be indemnified to its satisfaction by the Purchasers against any and all fees, losses, liabilities and expenses which may be incurred by the Agent by reason of taking or continuing to take, or omitting, any action directed by any Purchaser prior to having any obligation to take or omit to take any such action. Any provision of this Agreement or the other Note Documents authorizing any Agent to take any action does not obligate such Agent to take such action.
(c)    Each Purchaser that has funded its pro rata share of purchase price of the Notes shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document or other matter sent by the Borrower or the Administrative Agent to such Purchaser for consent, approval, acceptance or satisfaction, or required hereunder to be consented to or approved by or acceptable or satisfactory to a Purchaser. In determining compliance with any condition hereunder or under the other Note Documents to the closing of this Agreement, any disbursement or any withdrawal from any account, the Administrative Agent may presume that such condition is satisfactory to each Purchaser unless the Administrative Agent has received written notice to the contrary from such Purchaser prior to the closing, any such disbursement or any such withdrawal.
(d)    If at any time any Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process (including orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of any Collateral), such Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate, and if such Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, such Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.
(e)    Not less than four Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to any payment, distribution or transfer of funds by the Administrative Agent to any Person under the Note Documents, the payee shall provide to the Administrative Agent such documentation and information as may be requested by the Administrative Agent (unless such Person has previously provided the documentation or information, and so long as such documentation or information remain accurate and true). The Administrative Agent shall not have any duty, obligation or liability to make any payment to any Person unless it has timely received such documentation and information with respect to such Person, which documentation and information shall be reasonably satisfactory to the Administrative Agent.
Section 6.3    Delegation of Duties. Each Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Note Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
Section 6.4    Liability of any Agent.
(a)    Neither Agent nor any of its Related Parties shall:
(i)    BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY ANY OF THEM UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (EXCEPT FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN CONNECTION WITH ITS DUTIES EXPRESSLY SET FORTH HEREIN AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NONAPPEALABLE JUDGMENT); PROVIDED THAT NO ACTION TAKEN OR NOT TAKEN BY THE ADMINISTRATIVE AGENT AT THE DIRECTION OF THE REQUIRED PURCHASERS (OR SUCH OTHER NUMBER OR PERCENTAGE OF PURCHASERS AS IS REQUIRED UNDER THIS AGREEMENT) SHALL BE CONSIDERED GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH AGENT, or
(ii)    be responsible in any manner to any Purchaser or any other Person for any recital, statement, representation or warranty made by the Borrower, Holdings, any Subsidiary or any officer thereof, contained herein or in any other Note Document, or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Note Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Note Document, or for the creation, perfection or priority of any Liens purported to be created by any of the Note Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any Collateral, or to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Note Document, or for any failure of the Borrower, Holdings, any Subsidiary or any other party to any Note Document to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Note Document, or to inspect the properties, books, or records of the Borrower, Holdings, any of their Subsidiaries, or any Affiliate thereof.
(b)    No Agent shall be required to use, risk, or advance its own funds or otherwise incur financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder. In no event shall any Agent be liable, directly or indirectly, for any special, indirect, punitive or consequential damages, even if such Agent has been advised of the possibility of such damages and regardless of the form of action. The Administrative Agent shall not be liable for any loss, including any loss of principal or interest, or for any breakage fees or penalties in connection with the purchase or liquidation of any investment made in accordance with the terms of the Note Documents.
(c)    No Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing. No Agent shall have liability for any action taken, or errors in judgment made, in good faith by it or any of its officers, employees or agents, unless it shall have been negligent in ascertaining the pertinent facts.
(d)    Notwithstanding anything to the contrary contained in this Agreement, (i) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to an assignee other than ascertaining, inquiring into, monitoring or enforcing compliance with any list of Disqualified Institutions, a copy of which will be provided to the Administrative Agent and (ii) the Borrower and the Purchasers acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Purchaser or potential Purchaser is an eligible assignee and that the Administrative Agent shall have no liability with respect to any assignment or participation made to any Person which is not an eligible assignee.

(e)    Neither any Agent nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Note Parties, or any of their directors, members, officers, agents, affiliates or employees, nor shall it have any liability in connection with the malfeasance or nonfeasance by such parties. Each Agent may assume performance by all such Persons of their respective obligations. No Agent shall have any enforcement or notification obligations relating to breaches or representations or warranties of any other Person.
(f)    No Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
(g)    In addition, no Agent shall have responsibility or liability (i) in connection with the acts or omissions of any Person in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest. Notwithstanding anything contained in the Notes Documents or otherwise to the contrary, no Agent shall have any obligation or duty to (i) file or prepare any financing or continuation statements or record any documents or instruments in any public office for purposes of creating, perfecting or maintaining any Lien or security interest created under the Notes Documents; (ii) take any necessary steps to preserve rights against any parties with respect to any Collateral; or (iii) take any action to protect against any diminution in value of the Collateral.
(h)    Whenever reference is made in this Agreement or any other Note Document to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by any Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by any Agent (except for the Agents’ ability to waive the fees set forth in Section 7.03 or in connection with such Agent’s ability to enter into any amendment to the Agent Fee Letter or any other Note Document to which it is a party when such amendment affects the rights and obligations of such Agent, each of which shall be made in such Agent’s sole discretion), it is understood that in all cases that such Agent shall not have any duty to act, and shall be fully justified in failing or refusing to take any such action, if it has not received written instruction, advice or concurrence from the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary, or as such Agent shall believe in good faith shall be necessary, to give such request or direction hereunder) in respect of such action.
Section 6.5    Default; Collateral.
(a)    Upon the occurrence and continuance of a Default or an Event of Default, the Purchasers agree that Required Purchasers shall have the sole right to determine a course of action for the enforcement of the rights of the Purchasers, and each Agent shall be entitled to refrain from taking any action (without incurring any liability to any Person for so refraining) unless and until such Agent shall have received written instructions from the Required Purchasers. The Collateral Agent is hereby authorized (but not obligated) on behalf of the Purchasers, without the necessity of any notice to or further consent from any Purchaser, from time to time to take any action with respect to any property, Collateral or Notes Documents which may be necessary to create, perfect and maintain perfected Liens upon the Collateral and the properties granted pursuant to the Notes Documents.
(b) No Purchaser shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Note Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent, the Collateral Agent or any Purchaser may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent or the Collateral Agent, as agent for and representative of the Purchasers (but not any Purchaser or Purchasers in its or their respective individual capacities unless the Required Purchasers shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent or the Collateral Agent on behalf of the Purchasers at such sale or other disposition. Each Purchaser, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Obligations, to have agreed to the foregoing provisions.
(c) No Agent shall have any obligation whatsoever to any Purchaser or to any other Person to assure that the Collateral exists or is owned (whether in fee or by leasehold) by the Person purporting to own it or is cared for, protected, or insured or has been encumbered or that the Liens granted to such Agent pursuant to the Notes Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced, or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights granted or available to such Agent in any of the Notes Documents.
(d)    The Purchasers hereby irrevocably authorize the Collateral Agent to release any Lien granted to or held by the Collateral Agent upon any Collateral.
In furtherance of the authorizations set forth in this Section, each Purchaser hereby irrevocably appoints the Collateral Agent as its attorney-in-fact, with full power of substitution, for and on behalf of and in the name of each such Purchaser (i) to enter into Notes Documents, (ii) to take action with respect to the Collateral and Notes Documents to create, perfect, maintain and preserve the Collateral Agent’s Liens therein, and (iii) to execute instruments of release or to take other action necessary to release Liens upon any Note or to release any Guarantor to the extent authorized herein or in the other Notes Documents. This power of attorney shall be liberally, not restrictively, construed so as to give the greatest latitude to the Collateral Agent’s power, as attorney, relative to the matters described in this Section. The powers and authorities herein conferred on the Collateral Agent may be exercised by the Collateral Agent through any Person who, at the time of the execution of a particular instrument, is an officer of the Collateral Agent (or any Person acting on behalf of the Collateral Agent pursuant to a valid power of attorney). The power of attorney conferred by this Section to the Collateral Agent is granted for valuable consideration and is coupled with an interest and is irrevocable so long as the Obligations, or any part thereof, shall remain unpaid or the Purchasers are obligated to make any advance under the Notes Documents.
Section 6.6    Credit Decision; Disclosure of Information by Administrative Agent. Each Purchaser expressly acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent, hereafter taken, including any consent to, and acceptance of, any assignment or review of the affairs of any Note Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Purchaser as to any matter, including whether the Administrative Agent has disclosed material information in its (or its Related Parties’) possession. Each Purchaser represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any of its Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Note Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Purchaser also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of its Related Parties, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Note Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Note Parties. Each Purchaser represents and warrants that (i) the Note Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Purchaser for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Purchaser, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Purchaser agrees not to assert a claim in contravention of the foregoing. Each Purchaser represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Purchaser, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Each Purchaser, by delivering its signature page to this Agreement and purchasing the Notes on the Funding Date, or delivering its signature page to a joinder agreement or assignment and assumption pursuant to which it shall become a Purchaser hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be delivered to, or be approved by or satisfactory to, the each Agent or the Purchasers on the Effective Date.
Section 6.7    Successor Agent. Each Agent may resign at any time upon 30 days’ notice to the Purchasers and Borrower. If the Administrative Agent is not performing its role hereunder as Administrative Agent, the Administrative Agent may be removed as the Administrative Agent hereunder at the request of the Borrower and the Required Purchasers. Upon receipt of any such notice of resignation or upon such removal, the Required Purchasers shall have the right, with the Borrower’s consent (unless an Event of Default under Section 5.4(a), (e), (g) or (h) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Purchasers, appoint a successor Agent, which shall be an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank; provided that if no successor shall have been so appointed, such retiring Agent’s resignation should nonetheless become effective on the Resignation Effective Date.
If the Person serving as an Agent is not performing its role hereunder as such Agent, the Required Purchasers and the Borrower may, to the extent permitted by applicable law, by notice in writing to such Person remove such Person as Agent and, with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within 30 days (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Note Documents (except (i) that in the case of any collateral security held by the Agent on behalf of the Lenders under any of the Notes Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or through a temporary Agent to be agreed by the Borrower and the Required Purchasers, until such time, if any, as the Required Purchasers appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent (including a temporary Agent) hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder and under the other Note Documents as set forth in this Section, and the term “Agent” shall mean such successor agent. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Notes Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.
Each party’s obligations, agreements and waivers under this Article 6 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Purchaser, the termination of the ~~Commitments~~commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Note Document. Notwithstanding anything to the contrary herein or in any other Note Document, this Article 6 will not create any additional Obligations or otherwise increase or alter such Obligations.
Section 6.8    Erroneous Payments
(a)    Each Purchaser hereby agrees that (x) if the Administrative Agent notifies such Purchaser that the Administrative Agent has determined in its sole discretion that any funds received by such Purchaser from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Purchaser (whether or not known to such Purchaser), and demands the return of such Payment (or a portion thereof), such Purchaser shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Purchaser to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Purchaser shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Article 6 shall be conclusive, absent manifest error.
(b)        Each Purchaser hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Purchaser agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Purchaser shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Purchaser to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(c)    The Borrower and each other Note Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Purchaser that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Purchaser with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Note Party.
(d)    In addition to any rights and remedies of the Administrative Agent provided by law, the Administrative Agent shall have the right, without prior notice to any Purchaser, any such notice being expressly waived by such Purchaser to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 6.8 and which has not been returned to the

Administrative Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or any Affiliate, branch or agency thereof to or for the credit or the account of such Purchaser. The Administrative Agent agrees promptly to notify the Purchaser after any such setoff and application made by Agent; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 6.9    Withholding Agent. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Purchaser an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.5, each Purchaser shall indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, all Taxes and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the U.S. Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Purchaser for any reason (including, without limitation, because the appropriate documentation was not delivered or not properly executed, or because such Purchaser failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective), whether or not such Tax was correctly or legally imposed or asserted. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser under this Agreement, any other Note Document or otherwise against any amount due to the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Purchaser and the repayment, satisfaction or discharge of all other obligations under any Note Document.
Section 6.10    Miscellaneous.
(a)    Each Purchaser party to this Agreement hereby appoints the Administrative Agent and Collateral Agent to act as its agent under and in connection with the relevant Security Documents.
(b)    All provisions of this Article 6 applicable to the Administrative Agent shall apply to the Collateral Agent and the Collateral Agent shall be entitled to all the benefits and indemnities applicable to the Administrative Agent under this Agreement.

ARTICLE 7.

MISCELLANEOUS
Section 7.1Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when received by electronic mail in each case addressed to a party. The addresses for such communications shall be:
If to the Borrower:
c/o Vacasa Holdings LLC
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Attention: ################
Email: ################
With copies to:
Silver Lake Partners
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Attention: ################
Email: ################
Latham & Watkins LLP
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Attention: ################
Email: ################
If to the Purchasers and/or to DK:
DK VCSA Lender LLC
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Attn: ################
Email: ################
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With a copy to:
Dechert LLP
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Attention: ################
Email: ################

If to the Administrative Agent:

Acquiom Agency Services LLC
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Attention: ################
Email: ################

With copies to:

Holland & Knight LLP
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Attention: ################
Email: ################
The Borrower acknowledges that the Administrative Agent may make available to the Purchaser materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES HAVE ANY LIABILITY TO ANY NOTE PARTY, ANY PURCHASER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY NOTE PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
Each Purchaser agrees that receipt of notice to it (as provided in the next sentence) specifying that any communications have been posted to the Platform shall constitute effective delivery of such communications to such Purchaser for purposes of the Notes Documents. Each Purchaser agrees to notify the Agent in writing (including by e-mail) from time to time of such Purchaser’s e-mail address to which the foregoing notice may be sent.
Nothing herein shall prejudice the right of any Agent or any Purchaser to give any notice or other communication pursuant to any Notes Document in any other manner specified in such Notes Document.
Section 7.2Waiver of Notice. Whenever any notice is required to be given to the Purchasers or the Borrower under any of the Note Documents, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.
Section 7.3Reimbursement of Legal and Other Expenses. If any amount owing to the Purchasers under any Note Document shall be collected through enforcement of any Note Document or restructuring of the Notes in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrower shall pay (in addition to all monies then due in respect of the Obligations) all reasonable and documented out-of-pocket external attorneys’ and other fees and out-of-pocket expenses incurred in respect of such collection.
Section 7.4Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a Party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or other proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or other proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 7.5Successors and Assigns. This Agreement shall bind and inure to the respective successors of the Parties, except that (a) the Borrower may not assign or otherwise transfer all or any part of its rights under the Note Documents without the prior written consent of the Required Purchasers, and (b) the Purchasers may sell one or more of the Notes (an “Assignment”) with the prior consent of the Administrative Agent (not to be unreasonably withheld or delayed) (in each case, other than with respect to any assignment to another Purchaser, an Affiliate of a Purchaser or a related fund of a Purchaser) and/or sell a participation interest in one or more of the Notes (a “Participation”), provided, that (i) DK or its Affiliates shall hold a majority of the Notes (unless an Event of Default has occurred and is continuing at the time of any such assignment) and (ii) no such assignment shall be made to (A) Sponsor or any Affiliate of Sponsor, (B) the Borrower or the Borrower’s Affiliates or Subsidiaries or (C) without Borrower Agent’s consent, any Disqualified Institution. Borrower shall reasonably cooperate with any Purchaser, at such Purchaser’s request, in order to effectuate any such Assignment or Participation, in each case at the expense of such Purchaser. In the case of an Assignment, (i) each assignee shall have, to the extent of such Assignment, the rights, benefits and obligations of the assigning Purchaser as a “Purchaser” hereunder and under the other Note Documents, the assigning Purchaser shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to an Assignment, relinquish its rights and be released from its obligations under this Agreement.
Other than (i) with respect to the initial Assignment, the amount of the Note of the assigning Purchaser subject to each such assignment (determined as of the date the Assignment with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of $250,000, and not less than $1,000,000 (or, if less, the entire remaining amount of such Purchaser’s Note) and (ii) with respect to the initial Assignment, simultaneous assignments by two or more related funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (y) the parties to each assignment shall (A) manually execute and deliver to the Administrative Agent an Assignment or (B) if previously agreed with the Administrative Agent, execute and deliver to the Administrative Agent an Assignment via an electronic settlement system acceptable to the Administrative Agent, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (z) other than with respect to the Initial Assignment, the assignee, if it shall not be a Purchaser, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Note Parties and their respective Affiliates) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws), information necessary to satisfy the Administrative Agent’s “know your customer” requirements and all applicable tax forms (including a properly completed and duly executed IRS Form W-9 (or other applicable tax form)).
Each Purchaser that sells a Participation shall, acting solely for this purposes as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other obligations under the Note Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such Participation for all purposes of this Agreement notwithstanding any notice to the contrary. Upon effectiveness of any Assignment of any Note in part, Borrower will promptly provide to the assignor and the assignee separate Notes in the amount of their respective interests (but, if applicable, with a notation thereon that it is given in substitution for and replacement of an original Note or any replacement thereof), and otherwise in the form of such Note, upon return of the Note then being replaced. After the effectiveness of any Assignment, the party conveying the Assignment shall provide notice to Borrower and each Purchaser of the identity and address of the assignee. Notwithstanding anything in this Agreement to the contrary, after an Assignment, the assigning Purchaser (in addition to the assignee) shall continue to have the benefits of any indemnifications contained in this Agreement that such assigning Purchaser had prior to such assignment with respect to matters occurring prior to the date of such assignment. Further, any assignment by a holder of a Note shall be subject to Section 2.5. The Administrative Agent shall not keep a Participant Register.

Section 7.6Entire Agreement. The Note Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto. Except as otherwise provided herein, the provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the Responsible Officer of each Party.
Section 7.7Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 7.8Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies, facsimile copies or other electronic transmission (including by PDF) thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.
Section 7.9Survival. All covenants, agreements, representations and warranties made by the Note Parties in the Note Documents and in the certificates or other instruments delivered in connection with or pursuant to any Note Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Note Documents and the making of any Notes and issuance, amendment, renewal, or increase regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Purchasers may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Sections 1.4 and 2.5 and 6.3 shall survive and remain in full force and effect regardless of the occurrence of the Termination Date.
Section 7.10Amendments; No Waiver.
(a)Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege under any Note Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Note Document preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default under any Note Document constitute a waiver of any other right, power, privilege or default under any Note Document. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Purchasers upon any default under this Agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Purchasers in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Purchasers in respect of any other default. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.
(h)Except as expressly provided herein, neither any Note Document nor any provision thereof may be waived amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower, each Agent and the Required Purchasers or, in the case of any other Note Document, pursuant to an agreement or agreements in writing entered into by the Note Party or Note Parties that are parties thereto, in each case with the consent of the Required Purchasers, provided that no such agreement shall:
(i)increase the commitment of any Purchaser to purchase Notes without the written consent of such Purchaser (but not the Required Purchasers) (it being understood that a waiver of any condition precedent set forth in Section 4.1 or the waiver of any Default or Event of Default shall not constitute an extension or increase of any commitment to purchase Notes of any Purchaser),
(ii)reduce the principal amount of any Note (it being understood that a waiver of any Default or Event of Default shall not constitute a reduction or forgiveness in principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Purchaser directly and adversely affected thereby (but not the Required Purchasers), provided that only the consent of the Required Purchasers shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.8,
(iii)waive, forgive, extend, defer or postpone the maturity of any Note (it being understood that a waiver of any Default or Event of Default shall not constitute an extension of any maturity date) or any date for the payment of any interest or fees payable hereunder, or defer, postpone or extend the grace period for payment of any fees, interest and principal hereunder, or reduce the amount of, waive or excuse any such payment, without the written consent of each Purchaser directly and adversely affected thereby (but not the Required Purchasers),
(iv)change any of the provisions of this Section without the written consent of each Purchaser directly and adversely affected thereby (but not the Required Purchasers),
(v)lower the percentage set forth in the definition of “Required Purchasers” or “Supermajority Purchasers” or any other provision of any Note Document specifying the number or percentage of Notes required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Purchaser (but not the Required Purchasers),
(vi)release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Note Documents) without the written consent of each Purchaser,
(vii)release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Purchaser, except as expressly provided in the Note Documents,
(viii)change the currency in which any Note is denominated, without the written consent of each Purchaser directly affected thereby (but not the Required Purchasers),
(ix)change (A) any of the provisions of Section 7.03 or Section 4.02 of the Collateral Agreement and/or the similar “waterfall” provisions in the other Security Documents referred to therein or (B) any other provision of this Agreement or any other Note Document, in the case of this clause (B), in a manner that directly or indirectly would alter the pro rata sharing or application of payments or proceeds required thereby, in each case, without the written consent of each Purchaser directly and adversely affected thereby, or
(x)contractually subordinate the payment priority of the Obligations or the lien priority of any liens securing the Obligations without the written consent of each Purchaser, except in the case of (1) any Indebtedness expressly permitted under this Agreement (as in effect on the Funding Date) to be senior in right of payment to the Obligations or secured by a Lien on the Collateral that is senior to the Liens on the Obligations, (2) any Indebtedness for borrowed money in which the Borrowers offered the applicable ~~Purchaser~~Purchasers that were directly and adversely affected by such subordination at the time the applicable Indebtedness was incurred a bona fide opportunity to ratably participate in such Indebtedness on the same terms as the other ~~Purchasers~~purchasers participating in such transaction (other than any customary commitment or customary backstop fee paid or payable to any ~~Purchaser~~purchaser providing a financing commitment in respect of such transaction prior to offering other Purchasers an opportunity to ratably participate in such transaction) and such opportunity shall remain open for ten (10) days or (3) any “debtor in-possession” facility (or similar facility under applicable law)~~;~~ that is offered to each Purchaser hereunder for ten (10) days (for the avoidance of doubt, any amendment, modification or waiver that satisfies any of the foregoing exceptions shall require the consent of the Required Purchasers but not the consent of each Purchaser);
(i)change or remove the definition of “Material Intellectual Property” and/or Section 5.2(f), without the written consent of each Purchaser;
(ii)change the provisos in the first sentence of Section 7.15, without the written consent of each Purchaser; or

(iii)change or remove the final paragraph of Section 5.2(a) without the written consent of the Supermajority Purchasers;
(iv)permit, directly or indirectly, (x) the Borrower or any other Note Party to designate, or have the effect of designating, a Subsidiary as an “Unrestricted Subsidiary” (or similar term used to designate a Subsidiary that is not subject to the covenants set forth in this Agreement) under the Note Documents, (y) the transfer to, or holding of assets in, “Unrestricted Subsidiaries” (or similar term), or (z) the release, or a transaction having the effect of releasing, of any Guarantee of the Note Document Obligations and any Lien on Collateral to secure any such Guarantee, in each case, in connection with or following the designation of any Person as an “Unrestricted Subsidiary” (or similar term), in each case, without the prior written consent of the Supermajority Purchasers; or
(v)permit the incurrence of additional Indebtedness that is secured by Liens on any of the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens on the Collateral securing the Obligations and which is not otherwise permitted to be incurred under this Agreement as in effect on the First Amendment Effective Date without the prior written consent of the Supermajority Purchasers;
provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent without the prior written consent of such Agent, as the case may be, including, without limitation, any amendment of this Section, (B) any provision of this Agreement or any other Note Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Required Purchasers to cure any ambiguity, omission, mistake, error, defect or inconsistency and (C) any provision of this Agreement or any other Note Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Required Purchasers to (i) increase the interest rates, fees and other amounts payable hereunder, (ii) add, increase, expand and/or extend call protection provisions and prepayment premiums benefiting any Purchaser hereunder and/or (iii) modify any other provision hereunder or under any other Note Document in a manner, as determined by the Required Purchasers in their sole discretion, more favorable to the then-existing Purchasers, in each case of this clause (C), in connection with the Additional Notes or other Indebtedness permitted hereunder, where the terms of any such Additional Notes or other Indebtedness are more favorable to the purchasers thereof than the corresponding terms applicable to other Notes then existing hereunder, and it is intended that one or more then-existing Notes under this Agreement share in the benefit of such more favorable terms in order to comply with the provisions hereof relating to the incurrence of such Additional Notes or other Indebtedness. Notwithstanding the foregoing, (a) this Agreement may be amended (or amended and restated) with the written consent of each Agent, Required Purchasers, Holdings and the Borrower (i) to add Additional Notes from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Note Documents and (ii) to include appropriately the Purchasers holding such Notes in any determination of the Required Purchasers on substantially the same basis as the Purchasers prior to such inclusion, (b) this Agreement and other Note Documents may be amended or supplemented by an agreement or agreements in writing entered into by each Agent, the Required Purchasers and Holdings, the Borrower or any Note Party as to which such agreement or agreements is to apply, to include “parallel debt” or similar provisions, and any authorizations or granting of powers by the Purchasers and the other Secured Parties in favor of the Collateral Agent, in each case required to create in favor of the Collateral Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Required Purchasers shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose (with Holdings and the Borrower hereby agreeing to, and to cause their subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Required Purchasers promptly upon such request) and (c) upon notice thereof by the Borrower to the Required Purchasers with respect to the inclusion of any previously absent financial maintenance covenant or other covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Required Purchasers without the need to obtain the consent of any Purchaser to include any such covenant and any related equity cure provision on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section. Notwithstanding the foregoing, amendments to or waivers of guarantees, collateral security documents and related documents in connection with this Agreement may be in a form reasonably determined by the Required Purchasers and the Borrower and may be, together with this Agreement and the other Note Documents, amended and waived with the consent of the Required Purchasers at the request of the Borrower without the need to obtain the consent of any other Purchaser if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Note Documents. The Administrative Agent and the Borrower may amend any Notes Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Purchaser. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Notes Document.
(i)Notwithstanding anything to the contrary contained herein or in any other Note Document, the authority to enforce rights and remedies hereunder and under the other Note Documents against the Note Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Collateral Agent in accordance with Section 5.4 for the benefit of all the Purchasers; provided, however, that the foregoing shall not prohibit (x) the Purchasers or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Purchasers or Collateral Agent) hereunder and under the other Note Documents or (y) any Purchaser from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Note Party under any Debtor Relief Law.
Section 7.11Indemnity.
(a)The Borrower shall, at all times, indemnify and hold each Agent and each Purchaser harmless (the “Indemnity”) and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties, or other expenses arising out of, or relating to, the Note Documents, the purchase of the Notes or the use or intended use of the proceeds of the purchase of the Notes, which an Indemnified Person may incur or to which an Indemnified Person may become subject, but excluding Taxes (other than Taxes that represent losses, claims, damages, liabilities or penalties arising from any non-Tax claims) (each, a “Loss”). The Indemnity shall not apply to the extent that a court or arbitral tribunal of competent jurisdiction issues a final judgment that such Loss resulted from the bad faith, gross negligence or willful misconduct of the Indemnified Person. The Indemnity is independent of and in addition to any other agreement of Borrower under any Note Document to pay any amount to the Purchasers, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, incidental, consequential (including lost profits) or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions, any Note or the use of the proceeds thereof regardless of the form of action and whether or not any such damages were foreseeable or contemplated.
(b)Promptly after receipt by an Indemnified Person under this Section 7.11 of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if a Loss in respect thereof is to be made against Borrower under this Section 7.11, deliver to Borrower a written notice of the commencement thereof, and Borrower shall have the right to participate in, and, to the extent Borrower so desires, to assume control of the defense thereof with counsel satisfactory to Borrower.
(c)Each Purchaser shall indemnify, reimburse and hold harmless each Agent and each of its Affiliates (the “Agent Indemnitees”), in each case, to the extent that the Borrower for any reason fails to timely pay any amount required to be paid by it to any such Agent Indemnitee under clause (a) or (b) of this Section, and without limiting the obligation of the Borrower to do so, based on and to the extent of such Purchaser’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against (i) all unreimbursed expenses of such Agent Indemnitee under clause (a) of this Section and (ii) any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against such Agent Indemnitee arising out of, in any way connected with, or as a result of (A) the execution or delivery of this Agreement or any other Notes Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (B) the use of the proceeds of the Notes, (C) the enforcement of this Agreement (including the indemnification set forth in this Section 7.11) and any other Notes Document, or (D) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such Agent Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any other Note Party or any of their respective Affiliates) (provided that, in each case, such indemnity shall not, as to any Agent Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non- appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Agent Indemnitee), in each case, so long as the unreimbursed expense, indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent Indemnitee in its capacity as Agent (or the Affiliate of such Agent in its capacity as such).
(d)An Indemnified Person shall have the right to retain its own counsel with the documented reasonable fees and out-of-pocket expenses to be paid by the Borrower, if, in the reasonable opinion of counsel for the Indemnified Person, the representation by such counsel of the Indemnified Person and Borrower would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The Borrower shall pay for only one separate legal counsel for the Indemnified Persons. The failure of an Indemnified Person to deliver written notice to the Borrower within a reasonable time of the commencement of any such action shall not relieve the Borrower of any liability to the Indemnified Person under this Section 7.11, except to the extent that Borrower is actually prejudiced in its ability to defend such action. The indemnification required by this Section 7.11 shall be made by periodic payments of the amount thereof as such expense, loss, damage or liability is incurred and is due and payable.
Section 7.12No Usury. The Note Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Purchaser for the proceeds of the purchase of the Notes exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Purchasers shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Notes, or if such deemed excessive interest exceeds the unpaid balance of principal of the Notes, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Purchasers with respect to the Notes shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Notes until payment in full so that the deemed rate of interest on account of the Notes is uniform throughout the term thereof. The terms and provisions of this Section 7.12 shall control and supersede every other provision of this Agreement and the Notes.
Section 7.13Several Obligations. The obligations of the Purchasers under the Note Documents shall be several and not joint.
Section 7.14Further Assurances. From time to time, each Party shall perform any and all acts and execute and deliver to the other Party such additional documents as may be necessary or as requested by the other Party to carry out the purposes of any Note Document or to preserve and protect the rights of such other Party as contemplated therein.

Section 7.15Release of Collateral. A Subsidiary Note Party shall automatically be released from its obligations under the Note Documents, and all security interests created by the Security Documents in Collateral owned by (and, in the case of clauses (1), (2) and (3), in each case, to the extent constituting Excluded Assets, upon the request of the Borrower, the Equity Interests of) such Subsidiary Note Party shall be automatically released, (1) upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Note Party ceases to be a Subsidiary, (2) upon the request of the Borrower, upon any Subsidiary Note Party becoming an Excluded Subsidiary in connection with a transaction permitted by this Agreement, (3) upon the Notes having been converted in full in accordance with the terms of the Notes or (4) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Note Party ceases to be a wholly-owned Subsidiary or otherwise becomes an Excluded Subsidiary~~;~~  provided that the release of a Subsidiary Note Party pursuant to clause (2) or (3) above as a result of such Subsidiary ceasing to be a wholly-owned Subsidiary by virtue of the transfer or issuance of Equity Interests of such Subsidiary shall not be permitted unless (a) no Event of Default shall have occurred and be continuing or would result therefrom, (b) such transaction ~~(i)~~ is made for a bona fide business purpose, (~~ii~~c) such transaction is not entered into primarily for purposes of releasing ~~the~~such Subsidiary from any of its obligations ~~hereunder, (iii) is in connection with a Disposition of Equity Interests of such Subsidiary, the Equity Interests are not transferred to~~under the Note Documents, (d) the applicable transfer or issuance was to a Person that is not an Affiliate of ~~any~~a Note Party ~~and is~~, (e) such transfer or issuance was for Fair Market Value and (f) after giving effect to such release and the consummation of the relevant transactions, the Borrower is deemed to have made a new Investment in such Person (as if such Person was then newly acquired) and such Investment is permitted hereunder; provided, further, that no Note Party as of the First Amendment Effective Date shall be released from its obligations under the Note Documents by virtue of being or becoming an Immaterial Subsidiary. Upon (i) any sale or other transfer by any Note Party (other than to Holdings, the Borrower or any other Note Party) of any Collateral in a transaction permitted under this Agreement or (ii) the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of any Note Party from its Guarantee under the Guarantee Agreement pursuant to Section 7.2, the security interests in such Collateral created by the Security Documents or such Guarantee shall be automatically released and the Required Purchasers (or its designee, including the Collateral Agent) shall promptly file any financing statements as reasonably requested by the Borrower (subject to the Required Purchasers’ receipt of an officer’s certificate as described below) to document such release. Upon the consummation of any seller financing arrangement permitted under this Agreement pursuant to which a seller retains security interest in the assets acquired by any Note Party as part of such seller financing arrangement that is permitted pursuant to Section 5.2(b)(xiii), to the extent and for so long as the agreements governing such seller financing do not permit any other Liens on such assets, the Lien in such assets (that are subject to such Lien under such seller financing arrangement) granted to the Collateral Agent under the Security Documents shall be automatically released, and the Collateral Agent (or its designee) shall promptly file any financing statements as reasonably requested by the Borrower (subject to the Required Purchasers’ receipt of an officer’s certificate as described below) to document such release. Upon the payment in full of all Obligations, all obligations under the Note Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Required Purchasers and or the Collateral Agent shall execute and deliver to any Note Party, at such Note Party’s expense, all documents that such Note Party shall reasonably request to evidence such termination or release, subject to receipt of a certificate of a Responsible Officer of the Borrower. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Purchasers or the Collateral Agent. The Purchasers and Collateral Agent will, and the Purchasers irrevocably authorize the Collateral Agent to, release or subordinate any Lien on any property granted to or held by the Purchasers or the Collateral Agent under any Note Document (x) to the holder of any Lien on such property that is permitted by Section 5.2(b)(iv), (viii)(A) or (xxii) to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Collateral Agent and/or (y) in accordance with this Section 7.15, in each case of the foregoing clauses (x) and (y), solely in reliance upon a certificate of a Responsible Officer of the Borrower that such release is permitted under this Agreement which shall be conclusive evidence.

Section 7.16Confidentiality. Each of the Purchasers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their and their Affiliates’ directors, officers, employees, members, partners, trustees and agents, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 7.16 shall constitute a breach of this Section 7.16 by the Purchasers), (b) (x) to the extent requested by any regulatory authority, required by applicable law or by any subpoena or similar legal process or (y) necessary in connection with the exercise of remedies; provided that, (i) in each case, unless specifically prohibited by applicable law or court order, each Purchaser shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Purchaser by such governmental agency or other routine examinations of such Purchaser by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (y) only, each Purchaser shall use its reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided, further, that in no event shall any Purchaser be obligated or required to return any materials furnished by Holdings, the Borrower or any of their Subsidiaries, (c) to any other party to this Agreement, (d) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Note Party or their Subsidiaries and its obligations under the Note Documents, (e) with the consent of the Borrower, in the case of Information provided by Holdings, the Borrower or any other Subsidiary, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Purchasers on a non-confidential basis from a source other than Holdings or the Borrower or (g) to any ratings agency or the CUSIP Service Bureau on a confidential basis. In addition, each of the Purchasers may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Purchasers in connection with the administration and management of this Agreement, the other Note Documents and the Notes. For the purposes of this Section, “Information” means all information received from Holdings, the Borrower or any Subsidiary relating to Holdings, the Borrower, any Subsidiary or their business, other than any such information that is available to the Purchasers on a non-confidential basis prior to disclosure by Holdings or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the __ day of _________, 2024.
BORROWER:
V-REVOLVER SUB LLC
By:
Name:
Title:
PARENT:
VACASA, INC.
By:
Name:
Title:
HOLDINGS:
VACASA HOLDINGS LLC
By:
Name:
Title:
ADMINISTRATIVE AGENT AND COLLATERAL AGENT:
ACQUIOM AGENCY SERVICES LLC
By:
Name: Beth Cesari
Title: Senior Director

[Signature Page to Note Purchase Agreement]